Exhibit 99.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

AT&T CORP.,

AT&T INTERNATIONAL HOLDINGS, LLC,

SBC TELECOM, INC.,

LEO CABLE LP

and

LIBERTY LATIN AMERICA LTD.,

solely for purposes of Section 2.6

Dated as of October 9, 2019

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		49

5.1	Organization and Qualification	49
5.2	Corporate Authorization	49
5.3	Consents and Approvals	50
5.4	Non-Contravention	50
5.5	Binding Effect	51
5.6	Litigation and Claims	51
5.7	Finders’ Fees	51
5.8	Financial Capability	51
5.9	Solvency	52
5.10	Securities Matters	53
5.11	No Other Representations or Warranties	53

ARTICLE VI COVENANTS		54

6.1	Access and Information	54
6.2	Conduct of Business	56
6.3	Reasonable Best Efforts; Governmental Consents	60
6.4	Control of Business Pending the Closing	63
6.5	Tax Matters	63
6.6	Post-Closing Obligations to Transferred Company Employees	68
6.7	Confidentiality	72
6.8	Release by Seller Release Parties	73
6.9	Release by Buyer Release Parties	73
6.10	Financing	74
6.11	Transition Team; Ancillary Documents	77
6.12	Financial Information	79
6.13	Intellectual Property Matters	79
6.14	Intercompany Agreements and Accounts; Indebtedness	80
6.15	Contribution of Assets and Liabilities	81
6.16	Assignment of Partitioned Portion of Specified Communications License	82
6.17	Distribution of Subsidiaries and Excluded Assets	83
6.18	Directors’ and Officers’ Indemnification	83
6.19	FCC Auctions and the Anti-Collusion Rules	84
6.20	Disclosure Schedule Updates	85
6.21	No Other Discussions	85
6.22	Non-Competition	85
6.23	Natural Disaster Event	87

ARTICLE VII CONDITIONS TO CLOSING		87

7.1	Conditions to the Obligations of Buyer and Sellers	87
7.2	Conditions to the Obligations of Buyer	88
7.3	Conditions to the Obligations of Sellers	88
7.4	Waiver of Closing Conditions	89

ARTICLE VIII SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES		89

8.1	Survival	89
8.2	Indemnification by Buyer	90
8.3	Indemnification by Sellers	90

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8.4	Indemnification Procedures	91
8.5	Damages Limitation	93
8.6	Adjustments to Losses	93
8.7	Payments	94
8.8	Characterization of Indemnification Payments	94
8.9	Mitigation	94
8.10	Remedies	94
8.11	Specific Performance	95
8.12	No Recourse against Financing Sources	95

ARTICLE IX TERMINATION		95

9.1	Termination	95
9.2	Effect of Termination	96

ARTICLE X MISCELLANEOUS		97

10.1	Notices	97
10.2	Amendment; Waiver	98
10.3	No Assignment or Benefit to Third Parties; Change of Control	98
10.4	Entire Agreement	99
10.5	Fulfillment of Obligations	99
10.6	Public Disclosure	99
10.7	Expenses	100
10.8	Further Assurances	100
10.9	Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Jury Trial; Forum for Financing Sources	101
10.10	Counterparts	102
10.11	Headings	102
10.12	Severability	102
10.13	Construction	102
10.14	Payments	103
10.15	Provisions Regarding Legal Representation; Privilege	103

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STOCK PURCHASE AGREEMENT, dated as of October 9, 2019, by and among AT&T Corp., a New York corporation (“AT&T Corp”), AT&T International Holdings, LLC, a Delaware limited liability company (“AT&T International”), SBC Telecom, Inc., a Delaware corporation (“SBC Telecom”; and together with AT&T Corp and AT&T International, collectively, “Sellers”; each, a “Seller”), Leo Cable LP, a Delaware limited partnership (“Buyer”), and, solely for purposes of Section 2.6, Liberty Latin America Ltd., a Bermuda company limited by shares (the “Buyer Parent”).

RECITALS:

WHEREAS, Beach Holding Corporation, a Delaware corporation (“Beach”), AT&T Mobility Puerto Rico Inc., a Delaware corporation (“AT&T Mobility PR”), and AT&T Mobility USVI Inc., a Delaware corporation (“AT&T Mobility USVI”), provide mobile wireless voice and mobile wireless data communications services to certain residential and business customers within Puerto Rico and the United States Virgin Islands, as well as wireline internet, private data, VoIP, TDM voice and data center services to certain business customers located in Puerto Rico;

WHEREAS, Sellers collectively own and hold all of the outstanding capital stock of Beach and Beach owns and holds all of the outstanding capital stock of AT&T Mobility PR and AT&T Mobility USVI;

WHEREAS, Buyer desires to purchase from Sellers and Sellers desire to sell to Buyer all of the issued and outstanding capital stock of Beach and thereby Buyer shall acquire the Transferred Companies, upon the terms and conditions contained in this Agreement; and

WHEREAS, Buyer Parent has agreed to be a party hereto for the limited purpose set forth in Section 2.6;

THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.1     Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Accounting Expert” has the meaning set forth in Section 2.3(c)(iv)(A).

“Acquisition Proposal” has the meaning set forth in Section 6.21.

“Action” means any action, suit, arbitration or proceeding by or before any Governmental Entity or before any arbitration or mediation tribunal.

“Adjustment Threshold Amount” has the meaning set forth in Schedule 1.1.

“Advanced Billings Amount” means customer deposits and other cash received from customers on or prior to the Closing Date by any Transferred Company or any Seller or any of their respective Affiliates for services related to the Transferred Business that have not been performed prior to the Closing.

“Affiliate” means, with respect to any specified Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, including any Subsidiary of such specified Person; provided, however, that from and after Closing, the Transferred Companies shall be deemed Affiliates of Buyer and shall not be Affiliates of Sellers. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of, or block or cause the blocking of, the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise; provided that with respect to Buyer, the term “Affiliate” shall be limited to Liberty Latin America Ltd. and Persons controlled by Liberty Latin America Ltd. and with respect to Sellers, the term “Affiliate” shall be limited to AT&T Inc. and Persons controlled by AT&T Inc.

“Affiliate Agreements” means (a) any Contract between a Transferred Company and a Related Party, (b) any Contract evidencing Indebtedness or other Liabilities owed by a Transferred Company to a Related Party, (c) any Post-Closing Contract or (d) any Post-Signing Affiliate Arrangement.

“Agreement” means this Stock Purchase Agreement, together with the Exhibits and Schedules hereto, as the same may be amended or supplemented from time to time in accordance with its terms.

“Allocated Transferred Business Liability Amount” has the meaning set forth in Schedule 1.1.

“Ancillary Documents” means, collectively, those agreements in the forms attached hereto as Exhibits E through G, and the other documents and agreements expressly required to be executed pursuant to this Agreement.

“Applicable Reporting Company” has the meaning set forth in Section 6.1(a).

“Archived Records” has the meaning set forth in Section 6.1(d).

“AT&T Corp” has the meaning set forth in the Preamble.

“AT&T International” has the meaning set forth in the Preamble.

“AT&T Mobility PR” has the meaning set forth in the Recitals.

“AT&T Mobility USVI” has the meaning set forth in the Recitals.

“Auction 103 Prohibited Communications” has the meaning set forth in Section 6.19(b).

“Audited Financial Statements” has the meaning set forth in Section 4.7(a).

“Awards” has the meaning set forth in Section 6.6(e).

“Backstop Commitment Letter” has the meaning set forth in Section 5.8.

“Beach” has the meaning set forth in the Recitals.

“Benefit Continuation Period” has the meaning set forth in Section 6.6(d).

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other similar recordkeeping materials.

“Business Conduct Exceptions” has the meaning set forth in Section 6.2(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York or in San Juan, Puerto Rico are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Disclosure Schedules” has the meaning set forth in ARTICLE V.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.3(a).

“Buyer Parent” has the meaning set forth in the Preamble.

“Buyer Plans” has the meaning set forth in Section 6.6(d).

“Buyer Release Parties” has the meaning set forth in Section 6.8.

“Capital Expenditure Shortfall Amount” has themeaning set forth in Section 2.3(a)(v)(A).

“Capitalized Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as applied consistently with the past practices of such Person, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as applied consistently with the past practices of such Person.

“Cash” means currency on hand, cash balances in deposits with banks or financial institutions, negotiable instruments, checks, money orders, marketable securities, short-term instruments and other cash equivalents in accordance with the Closing Statement Guidelines.

“Chosen Courts” has the meaning set forth in Section 10.9(a).

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing”, “Close” and any derivatives thereof mean the closing of the sale and purchase of all the issued and outstanding capital stock of Beach pursuant to this Agreement.

“Closing Balance Sheet” means an unaudited combined balance sheet of the Transferred Business as of the time immediately preceding Closing prepared in accordance with the Closing Statement Guidelines.

“Closing Cash Amount” means the amount by which the fair market value of Cash of the Transferred Business determined on a combined basis in accordance with the Closing Statement Guidelines as of the time immediately preceding the Closing exceeds zero Dollars ($0).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Outstanding Indebtedness” means the aggregate amount of outstanding Indebtedness of the Transferred Companies, except for the current portion of any such Indebtedness, as of the time immediately preceding the Closing, calculated in accordance with the Closing Statement Guidelines.

“Closing Statement” has the meaning set forth in Section 2.3(c).

“Closing Statement Guidelines” means the methodologies and guidelines for determining and calculating Closing Working Capital and the other Closing Statement items and the forms and example calculations, all as set forth in and attached hereto as Exhibit A.

“Closing Statement Preparation Period” has the meaning set forth in Section 2.3(c).

“Closing Working Capital” means the amount equal to, as of the time immediately preceding the Closing, the net working capital of the Transferred Business calculated in accordance with the Closing Statement Guidelines set forth on Exhibit A and excluding all Cash, Indebtedness and Transaction Expenses.

“COBRA” has the meaning set forth in Section 6.6(h).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 4.11(b).

“Commitment Letter” has the meaning set forth in Section 5.8.

“Communications Act” means the Communications Act of 1934, as amended, and the FCC Rules.

“Communications Licenses” means all licenses, permits, authorizations, and spectrum leasing arrangements issued, granted, or approved by the FCC or the Local Commissions that (a) relate to Puerto Rico and the U.S. Virgin Islands and (b) are listed on Seller Disclosure Schedule 4.18(a)(i).

“Confidentiality Agreement” means the Non-Disclosure Agreement between

AT&T Services, Inc. and LiLAC Communications Inc., dated March 18, 2019.

“Consolidated Tax Return” means all federal, state, territory, local or foreign Tax Returns that are filed on an affiliated, consolidated, combined, unitary or similar basis that includes one or more of the Transferred Companies, on the one hand, and any member of the Seller Group, on the other hand.

“Contract” means any agreement, contract, lease, sublease, note, bond, loan, mortgage, commitment, license or other agreement (including all modifications, amendments, waivers and supplements thereto, but excluding purchase orders), that are both (a) legally binding on a Person and (b) with respect to which there are continuing rights or obligations of such Person.

“Corporate Identity” means, collectively, letterhead, business cards, corporate signs, stationery, packaging slips, invoices, product datasheets, product labels and any other materials that would normally identify a company or imply a corporate identity.

“Customer” means a Wireless Customer or a Wireline Customer.

“Customer Contracts” means all Contracts between Customers and any Transferred Company for the provision by such Transferred Company of goods or services related to the Transferred Business.

“CWA” means the Communications Workers of America.

“D&O Indemnified Parties” has the meaning set forth in Section 6.18(a).

“Deal Communications” has the meaning set forth in Section 10.15(c).

“Deductible” has the meaning set forth in Section 8.3(b).

“Deferred Asset Arrangements” has the meaning set forth in Section 6.15(c).

“Deferred Assets” has the meaning set forth in Section 6.15(b).

“Deferred Consents” has the meaning set forth in Section 6.15(b).

“Direct Claim” has the meaning set forth in Section 8.4(e).

“Disclosure Schedules” means the Seller Disclosure Schedules and the Buyer Disclosure Schedules, collectively.

“Disputed Adjustment Amounts” has the meaning set forth in Section 2.3(c)(iv).

“Divest” has the meaning set forth in Section 6.3(a).

“Encumbrance” means any lien, pledge, charge, security interest, option, mortgage or easement.

“End Date” means April 9, 2021, the date eighteen (18) months after the date of this Agreement.

“Entitlement Party” has the meaning set forth in Section 10.8(c).

“Environmental Claim” means any Action against any Transferred Company alleging actual or potential Liability arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Hazardous Substances at any location, owned or operated by any of the Transferred Companies or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Investigation” has the meaning set forth in Section 6.1(b).

“Environmental Law” means all federal, state, territory or local laws, statutes, regulations or ordinances of any Governmental Entities (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Emergency Planning and Community Right-to-Know Act of 1986 and analogous state or territory Laws, such as the Puerto Rico Environmental Public Policy Act of 2004, each and all as amended, and common law) that is in effect as of the date of the Agreement and that governs (i) pollution, the protection of human health from exposure to any Hazardous Substance or the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land or strata, and natural resources), (ii) the presence of, exposure to, or the management, manufacture, generation, transportation, processing, handling, distribution, use, treatment, storage, containment (whether on or above ground or underground), or disposal of any Hazardous Substances or (iii) emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances, but excluding for the avoidance of doubt any Laws relating to products Liability.

“Equipment Subsidy Shortfall Amount” has themeaning set forth in Section 2.3(a)(v)(C).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to a Transferred Company, any Person or any trade or business, whether or not incorporated, that, together with such Transferred Company, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA. “Estimated Closing Balance Sheet” has the meaning set forth in Section 2.3(a).

“Estimated Closing Cash Amount” has the meaning set forth in Section 2.3(a).

“Estimated Closing Outstanding Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.3(b).

“Estimated Unpaid Transaction Expenses” has the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all regulations and rules issued thereunder.

“Extension Period” has the meaning set forth in Section 3.1

“FAA” means the Federal Aviation Administration or any successor agency.

“FCC” means the Federal Communications Commission, any bureau thereof operating pursuant to delegated authority, or any successor agency.

“FCC Applications” has the meaning set forth in Section 6.3(a).

“FCC Consent” shall mean the consent and approval of the FCC to each of the FCC Applications for the change of control of the Transferred Companies and the Communications Licenses contemplated in this Agreement.

“FCC Leases” has the meaning set forth in Section 4.18(d).

“FCC Licenses” has the meaning set forth in Section 4.18(c).

“FCC Rules” means Title 47 of the Code of Federal Regulations, as amended, published FCC policies and published FCC decisions.

“Final Adjustment Calculation” means the difference between the Final Purchase Price and the Estimated Purchase Price.

“Final Determination” means with respect to a dispute between the parties, when (i) the parties to the dispute have entered into an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment or (iii) an arbitration or like panel shall have rendered a final and non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“Final Purchase Price” means the amount equal to the Unadjusted Purchase Price adjusted by the following amounts in the following manner (without duplication): (a) increased by the Closing Cash Amount (as determined in accordance with Section 2.3(c)), (b) either (i) increased by the amount, if any, by which the Closing Working Capital (as determined in accordance with Section 2.3(c)) exceeds the Target Working Capital, or (ii) decreased by the amount, if any, by which the Target Working Capital exceeds such Closing Working Capital, (c) decreased by the amount, if any, of Closing Outstanding Indebtedness (as determined in accordance with Section 2.3(c)), (d) decreased by the amount, if any, of Unpaid Transaction Expenses (as determined in accordance with Section 2.3(c)), and (e) decreased by the sum of the Capital Expenditure Shortfall Amount, if any, plus the Marketing Expenditure Shortfall Amount, if any, plus the Equipment Subsidy Shortfall Amount, if any (each as determined in accordance with Section 2.3(a)).

“Financial Statements” has the meaning set forth in Section 4.7(a).

“Financing” has the meaning set forth in Section 5.8.

“Financing Sources” has the meaning set forth in Section 5.8.

“FirstNet” means First Responder Network Authority.

“Fraud” means with respect to Sellers or any of their Affiliates or Representatives, that such Person has willfully or knowingly committed fraud (as construed in accordance with New York law) against Buyer with the specific intent to deceive Buyer in connection with this Agreement.

“GAAP” means United States generally accepted accounting principles as applied consistently with the past practices of Sellers in the preparation of the Financial Statements.

“General Survival Period End Date” has the meaning set forth in Section 8.1.

“Governmental Authorizations” means all licenses, certificates, permits, variances, exceptions and exemptions issued by or obtained from a Governmental Entity, other than Governmental Consents.

“Governmental Consents” means all notices, reports and other filings required to be made prior to the Closing by Sellers or Buyer or any of their respective Affiliates with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Closing by Sellers or Buyer or any of their respective Affiliates from, any Governmental Entity pertaining to the purchase and sale of the Transferred Companies to Buyer, other than those required to be made or obtained pursuant to any Contract in respect of which a Governmental Entity is a customer of Sellers or the Transferred Companies.

“Governmental Entity” means any U.S. federal, state, territory or local government or governmental entity or any foreign government or governmental entity or any political or other subdivision, department or branch thereof or any regulatory, administrative or other agency or any court or tribunal of any of the foregoing or any stock exchange or similar self-regulatory organization.

“Guaranteed Obligation” has the meaning set forth in Section 2.6(a).

“Hazardous Substance” means any chemical, pollutant, contaminant, waste, and any other substance or material that is listed, defined, designated or classified as hazardous or toxic pursuant to Environmental Laws, and including petroleum, petroleum products or derivatives, asbestos, asbestos-containing material or products, urea formaldehyde, polychlorinated biphenyls, greenhouse gases, lead or lead-based paints or materials and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound IP Agreements” has the meaning set forth in Section 4.14(a).

“Incentive Plans” has the meaning set forth in Section 6.6(e).

“Indebtedness” means (i) any financial indebtedness for borrowed money, whether current or funded, secured or unsecured, and any prepayment premiums, penalties and any other fees and expenses paid to satisfy such indebtedness and all obligations evidenced by bonds, debentures, notes or similar instruments; (ii) any obligations under conditional sale or other title retention agreements; (iii) any obligations issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and similar obligations to creditors for goods and services); (iv) any Capitalized Lease Obligation; and (v) all Liabilities as guarantor of obligations of any other Person of a type described in clauses (i) and (iv) above, to the extent of the obligation guaranteed; provided, however, that Indebtedness shall not include (w) the Advanced Billings Amount, (x) any accounts payable or trade payable incurred in the Ordinary Course, (y) any intercompany payable due to a member of the Seller Group (with respect to the immediately preceding clauses (w) or (x), to the extent included in the calculation of Closing Working Capital) or (z) any amounts payable to Crown Castle reflected as deferred financing obligations in the balance sheets included in the Financial Statements.

“Indemnification Cap” has the meaning set forth in Section 8.3(b).

“Indemnified Parties” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Individual Account Plans” has the meaning set forth in Section 6.6(f).

“Intellectual Property” means all (i) trademarks, service marks, brand names, Internet domain name registrations, social media accounts, logos, slogans, symbols, trade dress, design rights, corporate names, trade names, and other indicia of origin, and the goodwill of the Transferred Business appurtenant thereto and/or symbolized thereby and activities associated therewith, all applications and registrations for the foregoing, and all renewals of same (collectively, “Trademarks”); (ii) patents, design rights (registered and unregistered), any and all inventions (whether patentable or not patentable), improvements, registrations, patent applications (regardless of status), invention disclosures, and all related divisionals, continuations, continuations-in-part, rights to claim priority to and grants and issuances relating to any of the foregoing, and renewal applications, and including renewals, extensions, substitutions, extensions, reexaminations and reissues and (iii) copyrights and copyrightable subject matter in published and unpublished works of authorship, derivative works, including all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, mask work rights, and moral rights.

“IRS” means the U.S. Internal Revenue Service.

“Issuance Date” means the earlier to occur of (a) the closing of the Financing contemplated by the Backstop Commitment Letter in accordance with the terms thereof and (b) the closing of any other offering of high yield debt securities by or on behalf of Buyer in lieu of the Financing contemplated by the Backstop Commitment Letter.

“IT Systems” means the technology, computer systems and infrastructure, including software, hardware, middleware, servers, workstations and routers used in the operation of the Transferred Business.

“Key Employee” has the meaning set forth in Section 6.2(a)(v).

“Knowledge” means, for those Persons listed on Exhibit B (in the case of Knowledge of Sellers) or Exhibit C (in the case of Knowledge of Buyer), the actual knowledge of such Persons, without any inquiry or investigation other than reasonable inquiry by such Person of such Person’s direct reports.

“Law” means any law, statute, ordinance, rule, regulation, code, Order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Entity.

“Liabilities” means any and all debts, liabilities and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued.

“Local Commissions” has the meaning set forth in Section 4.4.

“Long-Stop Date” has the meaning set forth in Section 3.1.

“Losses” has the meaning set forth in Section 8.2.

“Marketing Expenditure Shortfall Amount” has the meaning set forth in Section 2.3(a)(v)(B).

“Marketing Period” means a period of no more than fifteen (15) Business Days following written notice from Buyer to Sellers of commencement of the bond marketing period contemplated under the Commitment Letter; provided that (i) November 29, 2019 shall not be considered a Business Day for purposes of calculating such Marketing Period, and (ii) if the Marketing Period has not been completed on or prior to (A) December 20, 2019, the Marketing Period shall commence no earlier than January 2, 2020, or (B) August 21, 2020, the Marketing Period shall commence no earlier than September 7, 2020.

“Master Agreements” means Contracts with customers, suppliers, vendors or landlords of any Seller or any of its Affiliates or any of the Transferred Companies, in each case to which such Seller or any of its Affiliates or any of the Transferred Companies is a party, by which any of the Transferred Companies is bound, or under which any of the Transferred Companies is indirectly (through any Affiliate) operating, and which provide for such customers, suppliers, vendors or landlords to receive or provide one or more products or services (including any leasing or licensing arrangement) that are provided by or to the Transferred Companies or the Transferred Business as well as one or more products or services (including any leasing or licensing arrangement) that are not related to the Transferred Business or are not provided by or to the Transferred Companies.

“Material Contract” has the meaning set forth in Section 4.15(a).

“Maximum Payment Amount” has the meaning set forth in Schedule 1.1.

“Maximum Salary Uplift” has the meaning set forth in Schedule 1.1.

“Minimum Capital Expenditure Amount” has the meaning set forth in Schedule 1.1.

“Minimum Equipment Subsidy Amount” has the meaning set forth in Schedule 1.1.

“Minimum Marketing Expenditure Amount” has the meaning set forth in Schedule 1.1.

“Natural Disaster Event” has the meaning set forth in Section 6.23.

“Notice of Objection” has the meaning set forth in Section 2.3(c)(iii).

“Notice Period” has the meaning set forth in Section 8.4(a).

“Objection Period” has the meaning set forth in Section 2.3(c)(iii).

“Order” means any statute, ordinance, rule, regulation, judgment, determination, decree, injunction or other Law or order (whether temporary, preliminary or permanent).

“Ordinary Course” means ordinary course of the Transferred Business consistent with the normal day-to-day customs, practices and procedures of the Transferred Companies applicable to the Transferred Business from time to time through the date hereof.

“Permitted Encumbrances” means (a) Encumbrances specifically reflected or specifically reserved against in the Financial Statements, (b) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, repairmen’s or other similar Encumbrances imposed by Law incurred in the Ordinary Course for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (c) Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (d) with respect to real property, (i) defects or imperfections in title, easements, licenses, covenants, rights of way or other similar restrictions, or conditions that do not materially and adversely impact the operations of the Transferred Business and were not created in favor of any member of the Seller Group, (ii) any conditions that may be shown by a current survey made available to Buyer, (iii) Encumbrances arising pursuant to the terms of any Transferred Company Real Property Lease, (iv) zoning, building, subdivision or other similar requirements or restrictions, (v) gaps in the chain of title evident from the records of the relevant Governmental Entity and (vi) statutory Encumbrances of landlords, (e) non-exclusive licenses of Intellectual Property and software granted to customers of the Transferred Business in the Ordinary Course, (f) Encumbrances incurred or deposits made in the Ordinary Course in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, (g) Encumbrances that will be released prior to or as of the Closing, (h) Encumbrances created by Buyer or its Affiliates, (i) Encumbrances arising out of, under or in connection with this Agreement or the Ancillary Documents and (j) in the case of capital stock and other equity interests of any Transferred Company, restrictions arising under applicable securities Laws or pursuant to this Agreement.

“Permitted Removal” has the meaning set forth in Section 10.15(f).

“Person” means an individual, a group, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Personal Information” means any data that constitutes personal information, personally identifiable information or “Personal Information” under applicable Law as well as data that identifies or can be used to identify individuals either alone or in combination with other information which is in the possession of any Transferred Company, including an individual’s name, address, phone number, username and password, social security number or other government-issued number, financial account number, date of birth, email address, Internet Protocol (IP) address, or other health information or account information, or any other information that can be used to contact someone or serve them with information online or offline (including identifiers used to engage in interest based advertising), or other information that is regulated by one or more Privacy and Security Laws.

“Post-Closing Contracts” means the Contracts set forth in Seller Disclosure Schedule 6.11(e), in each case as such Contracts are amended in accordance with their respective terms in accordance with Section 6.2(a)(iv).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Post-Signing Affiliate Arrangements” means the Contracts or arrangements set forth in Seller Disclosure Schedule 6.11(g), in each case as such Contracts or arrangements are amended in accordance with their respective terms in accordance with Section 6.2(a)(iv).

“Postpaid Customer” means a Wireless Customer in active service without unpaid charges attributable to it two (2) months or more past due, excluding Wireless Customers with telephone numbers assigned pursuant to prepaid and reseller contracts.

“PR Code” means the Puerto Rico Internal Revenue Code of 2011, as amended.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Prepaid Customer” means a Wireless Customer in active service that prepays in advance for wireless services.

“Prepayments Amount” means all payments made by any Transferred Company, any Seller, or any of its Affiliates, on or before the Closing Date for services, leases, facilities, materials, supplies, personnel costs or other expenses relating to the Transferred Business to the extent such payments include a service or benefit period after the Closing Date.

“Privacy and Security Laws” means all federal or state statutes or government or industry regulations addressing the use, disclosure, storage, maintenance, transmission, encryption, access to, or privacy or security of, personally identifiable information.

“Privacy and Security Requirements” means, to the extent applicable to any Transferred Company, (a) all Privacy and Security Laws; (b) all Privacy Contracts, and (c) all Privacy Policies.

“Privacy Contracts” means all Contracts between any Transferred Company and any Person that are applicable to the processing of Personal Information.

“Privacy Policies” means all written policies and procedures applicable to any Transferred Company relating to the processing of Personal Information, including all website and mobile application privacy policies and internal information security procedures.

“Privileged Deal Communications” has the meaning set forth in Section 10.15(c).

“Prohibited Communications” has the meaning set forth in Section 6.19(c).

“Purchase Price” has the meaning set forth in Section 2.2.

“Receiving Party” has the meaning set forth in Section 10.8(c).

“Related Party” means (a) a Seller, (b) Affiliates of a Seller (excluding the Transferred Companies) and (c) the officers and directors of the Transferred Companies, Sellers and Affiliates of Sellers.

“Repairs” has the meaning set forth in Section 6.23.

“Representatives” means, with respect to a Person, its directors, officers, employees, attorneys, accountants, consultants, bankers, financing sources, financial advisers and any other professionals or agents acting on behalf of any such Person.

“Residual Communication” has the meaning set forth in Section 10.15(f).

“Restricted Activities” has the meaning set forth in Section 6.22(a).

“Restricted Period” has the meaning set forth in Section 6.22(a).

“Retained Employee” means an employee of any Transferred Company or the Transferred Business as of the date hereof who will not be an employee of a Transferred Company at Closing and who will be retained by Sellers and their Affiliates.

“SBC Telecom” has the meaning set forth in the Preamble.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and all regulations and rules issued thereunder, or any successor Law.

“Security Breach” means any breach, security breach, breach of Personal Information and all similar terms as defined under any relevant Law.

“Security Incident” means any attempted or successful unauthorized access, use, disclosure, modification, or destruction of any Personal Information or IT System.

“Seller” and “Sellers” have the meanings set forth in the Preamble.

“Seller Benefit Plans” means all (i) “employee benefit plans” as defined in ERISA and (ii) other incentive, profit-sharing, stock option, stock purchase, other equity-based compensation, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, welfare, deferred compensation, fringe benefit and other employee compensation and benefit plans, programs, practices and agreements, written or oral, in each case established or maintained by any Seller or any of its Affiliates and (x) with respect to which any Transferred Company Employee is or may have been entitled to any benefit immediately prior to or following Closing or (y) with respect to which any Transferred Company has or is reasonably likely to have any material Liability.

“Seller Disclosure Schedules” has the meaning set forth in ARTICLE IV.

“Seller Group” means Sellers and their respective Affiliates from time to time, other than the Transferred Companies.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2.

“Seller IP” has the meaning set forth in Section 6.13(a).

“Seller Law Firms” and “Seller Law Firm” have the meanings set forth in Section 10.15(a).

“Seller Material Adverse Effect” means any event, occurrence, development, state of facts, effect, condition or change that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the financial condition, assets, Liabilities or results of operations of the Transferred Business or the Transferred Companies taken as a whole or on the ability of any Seller or any of its Affiliates to perform its obligations under this Agreement or the Ancillary Documents to which it is a party; provided that none of the following (or the results thereof) shall be, or shall be deemed to result in or contribute to, or shall be considered in determining whether there has occurred or is reasonably likely to occur, a Seller Material Adverse Effect: (i) any change in Law or accounting standards or interpretations thereof applicable to the Transferred Business or the Transferred Companies, (ii) any change in the regulatory environment applicable to businesses and Persons comparable to the Transferred Business or the Transferred Companies, respectively, or in financial market conditions generally, (iii) any change in economic, regulatory, competitive or business conditions in the United States generally or in Puerto Rico generally or in the U.S. Virgin Islands generally, (iv) any geopolitical conditions, the outbreak or escalation of armed hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement, (v) hurricanes or other severe natural disasters, (vi) any action(s) taken or omitted to be taken by any of the Sellers or the Transferred Companies or any of their respective Affiliates that was required to be taken or omitted to be taken by it under this Agreement or actions which Buyer has specifically consented or requested in writing to be taken or omitted to be taken, (vii) any failure by any Sellers or the Transferred Companies or any of their respective Affiliates to take any action as a result of any restrictions or prohibitions set forth in this Agreement or any Ancillary Document, (viii) any failure of any Transferred Company or the Transferred Business to meet any projections (whether internal, published or otherwise), estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (it being understood that any event, occurrence, development, state of facts, effect, condition or change giving rise or contributing to such failure that is not otherwise excluded from this definition of “Seller Material Adverse Effect” may be taken into account in determining whether there has been a “Seller Material Adverse Effect”), (ix) changes or effects that are caused by any delay in consummating the Closing as a result of (A) any violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement or (B) the institution of any Action challenging the validity or legality, or seeking to restrain the consummation, of the transactions contemplated hereby, (x) the negotiation, pendency, execution, performance or public announcement (including all public statements made by Buyer or its Affiliates relating to any Transferred Company or the Transferred Business) of this Agreement or the Ancillary Documents and the consummation of the transactions contemplated hereby or thereby, including any loss of customers or employees of the Transferred Business, any disruption in supplier, partner or similar relationships, or any decrease in customer demand or reduction in revenues, margins or profitability as a result thereof (provided, however, that the exceptions in this clause (x) shall not apply to any representation or warranty contained in Sections 4.1 to 4.6 (inclusive) (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution, delivery and performance of this Agreement), or (xi) any condition, restriction, action or other matter that Buyer agrees to in connection with securing any consent, approval, waiver or authorization required in connection with the transactions contemplated by this Agreement or (xii) any matters disclosed in the Seller Disclosure Schedules; provided further that, in the case of clauses (i) through (v) above, only to the extent such event, occurrence, development, state of facts, effect, condition or change does not disproportionately adversely affect the Transferred Companies compared to other companies of similar size (including Affiliates) operating in Puerto Rico or the U.S. Virgin Islands in the industries in which the Transferred Companies operate.

“Seller Pension Plan” means a Seller Benefit Plan that is a tax qualified defined benefit pension plan.

“Seller Release Parties” has the meaning set forth in Section 6.8.

“Seller Trademarks” has the meaning set forth in Section 6.13(a).

“Specified Representations” has the meaning set forth in Section 7.2(a).

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means with respect to any Person, any other Person of which at least fifty (50) percent of the securities or ownership interests having by their terms ordinary voting power to elect half or more of the board of directors or Persons performing similar functions is directly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Target Working Capital” has the meaning set forth in Schedule 1.1.

“Tax”, “Taxes”, “Taxing” and any other derivative term shall refer to all federal, state, territory, local and foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, of any kind, together with any deficiency, assessments, interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Benefit” has the meaning set forth in Section 8.6(b).

“Tax Returns” means all reports, returns, statements, schedules, notices, forms, declarations, or claims for refund (including any amendments to the foregoing) required to be filed with respect to Taxes, including any attachments thereto.

“TDM” means time division multiplexing.

“Team Lead” has the meaning set forth in Section 6.11(b).

“Termination Date” has the meaning set forth in Section 9.1(b).

“Territory” means Puerto Rico and the U.S. Virgin Islands.

“Third-Party Claim” has the meaning set forth in Section 8.4(a).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Accounting Principles” means the principles, policies and methodologies set forth on Exhibit D.

“Transaction Expenses” means all fees and expenses incurred by the Transferred Companies or any member of the Seller Group at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement, the Ancillary Documents and the Affiliate Agreements and the consummation of the transactions contemplated hereunder and thereunder, to the extent a Liability of any Transferred Company. No Transaction Expense shall be included in the calculation of Closing Working Capital.

“Transfer Taxes” means all U.S. federal, state, territory and local and all foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees that may be imposed or assessed in connection with the transfer of the Transferred Companies to Buyer, as contemplated under this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transferred Assets” has the meaning set forth in Section 6.15(a).

“Transferred Books and Records” means the Books and Records (or portions thereof) in the possession of the Transferred Companies or any of the Sellers or their Affiliates and only to the extent exclusively related to the Transferred Business, including all work papers for the Transferred Companies’ local Tax Returns in the Territory and copies of all work papers for the Transferred Companies’ U.S. federal Tax Returns, in each case for the seven (7) years preceding the Closing, but excluding, in each case, any such Books and Records (or portions thereof) to the extent that (a) any Law prohibits their transfer, (b) they contain, in the reasonable judgment of Sellers, material information that is competitively sensitive to any member of the Seller Group, (c) they contain, in the reasonable judgment of Sellers, any competitively sensitive historical marketing or similar information of Sellers or any of their respective Affiliates (other than the Transferred Companies), (d) any transfer thereof otherwise would, in the reasonable judgment of Sellers, subject Sellers or any of their respective Affiliates to any material Liability, (e) such Books and Records are not to be transferred as set forth in Section 6.1 or (f) such Books and Records are Consolidated Tax Returns; provided, however, that to the extent any Books and Records do not constitute Transferred Books and Records as heretofore defined, Sellers shall and shall cause their Affiliates to make pertinent portions of such records available for review by Buyer, the Transferred Companies and their respective Representatives (i) to the extent required by Buyer or any Transferred Company to comply with Law, (ii) to the extent required by Buyer or any Transferred Company to prepare or file any Tax return or (iii) as necessary for Buyer or a Transferred Company to defend against or pursue any third party claim arising out of or relating to the Transferred Business.

“Transferred Business” means, in each case as conducted by the Transferred Companies on the Closing Date (or such other date as may be expressly specified in relation to it in this Agreement), (a) the business of operating a mobile wireless network (including the FirstNet network) in Puerto Rico and USVI and providing mobile wireless voice and mobile wireless data communications services to Wireless Customers and (b) the legacy Centennial Communications Corp. wireline business of providing internet, VoIP, TDM voice, private data and data center services to Wireline Customers in Puerto Rico; provided, however, that for the avoidance of doubt, Transferred Business does not include any portion of the FirstNet services or global services provided by Sellers and their Affiliates or any global or FirstNet account or business of Sellers or their Affiliates.

“Transferred Business A/P” means all accounts payable, trade payables and accrued expenses outstanding on the Closing Date and all other expenses accrued, billed or paid after the Closing Date relating to goods or services provided to, or used by, the Transferred Business on or prior to the Closing Date.

“Transferred Business A/R” means all accounts receivable of the Transferred Business outstanding on the Closing Date and the value of goods and services provided by the Transferred Business as of the Closing Date but not yet invoiced on or prior to the Closing Date.

“Transferred Colocation Site” means a wireless communications tower owned or controlled by a Person (other than any member of the Seller Group) a portion of which is leased to any Transferred Company for use in the Transferred Business.

“Transferred Company” means each of Beach, AT&T Mobility PR and AT&T Mobility USVI.

“Transferred Company Employees” means (i) all active employees of the Transferred Companies as of immediately prior to the Closing that reside in Puerto Rico or the U.S. Virgin Islands and (ii) all employees of the Transferred Companies as of immediately prior to the Closing that reside in Puerto Rico or the U.S. Virgin Islands and that are on maternity or paternity leave, educational leave, short-term disability, military leave with veteran’s reemployment rights under federal Law, leave under the Family Medical Leave Act of 1993, or any other approved leave of absence. Transferred Company Employees shall include all employees of Sellers and their Affiliates transferred to the Transferred Companies pursuant to Section 6.6, but shall exclude all Retained Employees.

“Transferred Company Leased Real Property” means all real property that is the subject of the Transferred Company Real Property Leases.

“Transferred Company Real Property” means all real property that is owned by the Transferred Companies.

“Transferred Company Real Property Leases” means all leases and subleases of real property that are leased or subleased by the Transferred Companies from third parties and used in the Transferred Business.

“Transferred Intercompany Indebtedness” means the Indebtedness owed by one or more of the Transferred Companies to Beach, as described in more detail on Seller Disclosure Schedule 4.7(c).

“Transferred Owned Cell Site” means a wireless communications tower owned by any Transferred Company and used in connection with the Transferred Business.

“Transition Records” has the meaning set forth in Section 6.1(d).

“Transition Services Agreement” has the meaning set forth in Section 6.11(a).

“Transition Team” and “Transition Teams” have the meaning set forth in Section 6.11(a).

“Transitional Services” has the meaning set forth in Section 6.11(a).

“TRS Fund” means the Telecommunications Relay Services fund established by the FCC pursuant to 47 U.S.C. §225 to support the provision of communications services for persons who have hearing or speech disabilities.

“Unadjusted Purchase Price” has the meaning set forth in Section 2.2.

“Unaudited June 2019 Financial Statements” has the meaning set forth in Section 4.7(a).

“Union Employees” has the meaning set forth in Section 4.10.

“Universal Service Fund” means the fund established by the FCC pursuant to 47 U.S.C. §254 to support the provision of telecommunications and information services.

“Unpaid Transaction Expenses” means Transaction Expenses, which are Liabilities of any Transferred Company from and after the Closing and have not been paid, settled or otherwise discharged in full as of the Closing, determined in accordance with the Closing Statement Guidelines.

“U.S.” and “United States” mean the United States of America.

“U.S. Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and territory Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“USVI” means the U.S. Virgin Islands. “VoIP” means Voice over Internet Protocol.

“Wireless Customer” has the meaning set forth in Schedule 1.1.

“Wireline Customer” has the meaning set forth in Schedule 1.1.

1.2    Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3    Other Definitional Provisions. Unless the express context otherwise requires:

(a)     the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)     terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)    the terms “Dollars” and “$” mean United States Dollars;

(d)     references herein to (i) a specific Section, Subsection, Exhibit or Schedule shall refer, respectively, to Sections, Subsections, Exhibits or Schedules of this Agreement and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder;

(e)     wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation” and the word “or” shall not be deemed to be exclusive unless the context otherwise requires;

(f)    references herein to any gender include each other gender;

(g)     terms defined herein shall have the meanings set forth herein without reference to statutory or industry usage unless otherwise specified herein; and

(h)     the phrases “provided”, “delivered”, “made available” or words or phrases of similar import, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant parties, including in the case of “made available” to Buyer, material that has been posted in the “data room” (virtual) hosted by Donnelley Financial Solutions Venue and established by Sellers or their Representatives as of the execution of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1    Purchase and Sale. On the terms and subject to the conditions set forth herein, at the Closing, Sellers shall sell, convey, transfer, assign and deliver to Buyer (or cause to be sold, conveyed, transferred, assigned and delivered to Buyer), and Buyer shall purchase and acquire from Sellers, all of the issued and outstanding capital stock of Beach, free and clear of all Encumbrances, which will result in Buyer owning, directly or indirectly, all of the equity of the Transferred Companies.

2.2    Purchase Price. On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Companies, at the Closing, Buyer shall pay to Sellers an amount in cash equal to $1,950,000,000.00 (the “Unadjusted Purchase Price”), subject to adjustment as provided in Section 2.3 (the “Purchase Price”).

2.3    Purchase Price Adjustments.

(a)     Estimated Closing Statement. At least five (5) Business Days prior to the Closing, Sellers shall prepare and deliver to Buyer an estimated Closing Balance Sheet (“Estimated Closing Balance Sheet”) and an estimated Closing statement executed on behalf of each Seller (the “Estimated Closing Statement”) setting forth Sellers’ estimate of (i) the Closing Cash Amount (“Estimated Closing Cash Amount”), (ii) Closing Working Capital (“Estimated Closing Working Capital”), (iii) the amount, if any, of Closing Outstanding Indebtedness (“Estimated Closing Outstanding Indebtedness”), (iv) the amount, if any, of Unpaid Transaction Expenses (“Estimated Unpaid Transaction Expenses”), (v) (A) the aggregate amount of capital expenditures Sellers have made, or have caused the Transferred Companies to make, in accordance with Section 6.2(a), and the amount, if any, by which such aggregate amount is less than the Minimum Capital Expenditure Amount (the “Capital Expenditure Shortfall Amount”), (B) the aggregate amount of sales and marketing related operating expenditures Sellers have made, or have caused the Transferred Companies to make, in accordance with Section 6.2(a), and the amount, if any, by which such aggregate amount is less than the Minimum Marketing Expenditure Amount (the “Marketing Expenditure Shortfall Amount”), and (C) the aggregate amount of equipment subsidies Sellers have made, or have caused the Transferred Companies to make, in accordance with Section 6.2(a), and the amount, if any, by which such aggregate amount is less than the Minimum Equipment Subsidy Amount (the “Equipment Subsidy Shortfall Amount”), and (vi) the Estimated Purchase Price. The Estimated Closing Balance Sheet and the Estimated Closing Statement shall be in the format and with only those line items set forth in the form thereof included with the Closing Statement Guidelines attached hereto as Exhibit A. The Estimated Closing Balance Sheet and the Estimated Closing Statement and each of the items included therein shall be prepared in good faith by Seller in accordance with the Closing Statement Guidelines. Prior to the Closing, Buyer shall have the right to comment in good faith on the amounts contained in the Estimated Closing Statement within three (3) Business Days after the delivery of the Estimated Closing Statement to Buyer. Sellers shall in good faith consider the comments, if any, of Buyer to the Estimated Closing Statement and if Sellers determine, in their sole discretion, that changes to the Estimated Closing Statement and/or Estimated Closing Balance Sheet are appropriate, Sellers may re-issue an Estimated Closing Statement and/or an Estimated Closing Balance Sheet prior to Closing; provided, however, that any such comments by Buyer with respect to the Estimated Closing Balance Sheet or Estimated Closing Statement shall not delay Closing and, absent manifest error, Sellers will be under no obligation to make any changes to the Estimated Closing Balance Sheet or the Estimated Closing Statement. The process described in this Section 2.3 is not intended to permit the introduction of different accounting methodologies, practices, estimation techniques, assumptions or principles to the preparation of the Estimated Closing Balance Sheet or Estimated Closing Statement or the Closing Balance Sheet or Closing Statement from those used in the preparation of the balance sheets of the Transferred Business included in the Financial Statements, except as may be expressly provided for in the Closing Statement Guidelines.

(b)    Closing Adjustment. At the Closing, the Unadjusted Purchase Price shall be adjusted by the following amounts in the following manner (without duplication):

(i)    increased by the Estimated Closing Cash Amount (as determined in accordance with Section 2.3(a));

(ii)     either (A) increased by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.3(a)) exceeds the Target Working Capital, or (B) decreased by the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital (as determined in accordance with Section 2.3(a));

(iii)    decreased by the amount, if any, of Estimated Closing Outstanding Indebtedness (as determined in accordance with Section 2.3(a));

(iv)    decreased by the amount, if any, of the Estimated Unpaid Transaction Expenses (as determined in accordance with Section 2.3(a)); and

(v)     decreased by the sum of the Capital Expenditure Shortfall Amount, if any, plus the Marketing Expenditure Shortfall Amount, if any, plus the Equipment Subsidy Shortfall Amount, if any (each as determined in accordance with Section 2.3(a)).

The net amount resulting from the adjustments of the Unadjusted Purchase Price as set forth in this Section 2.3(b) shall be referred to herein as the “Estimated Purchase Price;” provided, however, that in the event the net amount resulting from such adjustments of the Unadjusted Purchase Price set forth above is less than the Adjustment Threshold Amount (in either direction) then the Estimated Purchase Price shall be deemed to be the Unadjusted Purchase Price and no adjustments to the Unadjusted Purchase Price shall be made pursuant to this Section 2.3(b).

(c)    Closing Statement.

(i)     Promptly after the Closing Date and in any event no later than one hundred twenty (120) days following the Closing Date (the “Closing Statement Preparation Period”), Sellers shall prepare and deliver to Buyer a Closing Balance Sheet and a statement executed on behalf of Sellers (the “Closing Statement”) setting forth Sellers’ calculation of (A) the Closing Cash Amount, (B) Closing Working Capital, (C) the amount, if any, of Closing Outstanding Indebtedness, (D) the amount, if any, of the Unpaid Transaction Expenses, (E) the aggregate amounts described clauses (A), (B), and (C) of Section 2.3(a)(v) and the amounts of the Capital Expenditure Shortfall Amount, if any, the Marketing Expenditure Shortfall Amount, if any, and the Equipment Subsidy Shortfall Amount, if any, and (F) the Final Purchase Price, in each case of clauses (A) through (F), together with reasonably sufficient detail to support such calculation. The Closing Balance Sheet and the Closing Statement shall be substantially in the format and with only those line items set forth in the form thereof included with the Closing Statement Guidelines attached hereto as Exhibit A. The Closing Balance Sheet and the Closing Statement and each of the items included therein shall be prepared in good faith by Sellers in accordance with the Closing Statement Guidelines.

(ii)     During the Closing Statement Preparation Period, Sellers and Sellers’ Representatives shall have reasonable access to the personnel and the Books and Records of Buyer and the Transferred Companies and other financial information related to the Transferred Business as Sellers may reasonably request for the purpose of preparing the Closing Statement and Closing Balance Sheet; provided that such access shall be in a manner that does not interfere with the normal business operations of Buyer or its Affiliates. During the Objection Period, Buyer shall have reasonable access to the personnel (who prepared or have knowledge of the matters addressed in the Closing Statement) of, and work papers (to the extent they relate to the Closing Statement) prepared by, Sellers, and to such historical financial information (to the extent in Sellers’ possession) relating to the Closing Statement as Buyer may reasonably request for the purpose of reviewing the Closing Statement and preparing a Notice of Objection; provided that such access shall be in a manner that does not materially interfere with the normal business operations of Sellers or any of their respective Affiliates.

(iii)     If (x) Buyer does not object to Sellers’ proposed Closing Balance Sheet and Closing Statement by written notice of objection (each, a “Notice of Objection”) delivered to Sellers within ninety (90) days following delivery thereof to Buyer (the “Objection Period”) or (y) Buyer has accepted Sellers’ proposed Closing Balance Sheet and Closing Statement in writing, Sellers’ calculations, including the calculation of the Final Purchase Price set forth in the Closing Statement shall be deemed final and binding. Any Notice of Objection delivered within the Objection Period pursuant to this Section 2.3(c)(iii) shall set forth Buyer’s objections to the Closing Balance Sheet and/or Closing Statement in reasonable detail with supporting materials together with an alternative Closing Balance Sheet and/or alternative Closing Statement as applicable.

(iv)     If Buyer delivers one or more Notices of Objection to Sellers within the Objection Period, then any element of Sellers’ proposed Closing Statement that is not in dispute under any Notice of Objection at the expiration of the Objection Period shall be deemed final and binding for purposes of this Section 2.3. Any disputed elements of Sellers’ proposed Closing Statement (“Disputed Adjustment Amounts”) shall be resolved as set forth in this Section 2.3(c)(iv).

(A)     The parties hereto shall endeavor in good faith to resolve the Disputed Adjustment Amounts listed in such Notice(s) of Objection. If a written agreement determining the Disputed Adjustment Amounts has not been reached within thirty (30) days (or such longer period as may be agreed by Sellers and Buyer) following the delivery of the last of such Notice(s) of Objection, each of Buyer and Sellers shall, within thirty (30) days following the delivery of the last of such Notice(s) of Objection, summarize its position regarding such dispute in a written document and submit such summaries, together with such Notice(s) of Objection, Sellers’ proposed Closing Balance Sheet and Closing Statement, the Closing Statement Guidelines and any other document(s) Buyer or Sellers desire to submit, to the New York office of Deloitte LLP or to the office of another impartial nationally recognized firm of independent certified public accountants if mutually agreed in writing by Sellers and Buyer (the “Accounting Expert”) who, acting as experts and not arbitrators, shall resolve the Disputed Adjustment Amounts and make any applicable adjustments to the Final Purchase Price and the Closing Statement for purposes of this Section 2.3.

(B)     Within thirty (30) days of the submission of all documentation with respect to such Notice(s) of Objection to the Accounting Expert, the Accounting Expert shall render a decision regarding the Disputed Adjustment Amounts in accordance with this Section 2.3(c)(iv)(B). In making such decision, the Accounting Expert shall be bound by the Closing Statement Guidelines and the terms of this Agreement, shall only resolve the Disputed Adjustment Amounts, shall make all adjustments regardless of materiality and shall not assign a value to any such Disputed Adjustment Amount outside the range of values assigned to such Disputed Adjustment Amount in the Closing Statement and the Notice of Objection, respectively. The Accounting Expert’s resolution of the Disputed Adjustment Amounts and its adjustments to the Closing Statement and the Final Purchase Price set forth therein shall be conclusive and binding upon the parties hereto for purposes of this Section 2.3. The Accounting Expert shall act as an expert, and not as an arbitrator, for the limited purpose of determining the resolution of the Disputed Adjustment Amounts and adjustments to the Closing Statement and the Final Purchase Price and may not award damages, interest or penalties to any party hereto with respect to any matter. The Accounting Expert, once appointed, shall have no ex parte communications with the parties hereto concerning the Disputed Adjustment Amounts. All communications between any party hereto and the Accounting Expert shall be conducted in writing, with copies sent simultaneously to the other parties hereto in writing, or at a meeting to which all parties hereto have been invited and of which such parties have been provided at least five (5) Business Days’ notice. The costs and expenses of the Accounting

Expert shall be allocated between Buyer and Sellers based upon the percentage of the contested amount submitted to the Accounting Expert that is ultimately awarded to Buyer on the one hand or Sellers on the other hand, such that Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Sellers and Sellers bear a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Buyer.

(C)     The Final Purchase Price shall be recalculated based upon the final determination (or deemed determination) of the Accounting Expert with respect to the Disputed Adjustment Amounts and the Final Purchase Price, as so recalculated, shall be deemed to be conclusive and binding on the parties hereto for purposes of this Section 2.3.

(v)    Within five (5) Business Days following the final determination of the Final Purchase Price in accordance with Section 2.3(c)(iii) or Section 2.3(c)(iv):

(A)     if the Estimated Purchase Price exceeds the Final Purchase Price by an amount greater than the Adjustment Threshold Amount, Sellers shall pay to Buyer (by wire transfer of immediately available funds to the account designated in writing by Buyer to Sellers) the amount by which the absolute value of the Final Adjustment Calculation exceeds the Adjustment Threshold Amount;

(B)     if (1) the Final Purchase Price equals the Estimated Purchase Price or (2) the absolute value of the Final Adjustment Calculation is less than or equal to the Adjustment Threshold Amount, then no adjustment to the Estimated Purchase Price shall be made and neither Sellers nor Buyer shall pay any amounts to the other party pursuant to this Section 2.3(c); or

(C)     if the Final Purchase Price exceeds the Estimated Purchase Price by an amount greater than the Adjustment Threshold Amount, Buyer shall pay to Sellers (by wire transfer of immediately available funds to the account designated in writing by Sellers to Buyer) the amount by which the absolute value of the Final Adjustment Calculation exceeds the Adjustment Threshold Amount.

(vi)     Sellers and Buyer agree that, following the Closing through the date that the Closing Balance Sheet and the Closing Statement (or portion thereof) become final and binding pursuant to this Section 2.3(c), they will not take any actions with respect to any accounting books, records, policies or procedures on which the Estimated Closing Balance Sheet or the Estimated Closing Statement is based or on which the Closing Statement or Closing Balance Sheet is to be based that are inconsistent with the past practices of the Transferred Business (or Sellers or any of its Affiliates, including the Transferred Companies, with respect to the Transferred Business) or that would impede or delay the determination of the amounts to be included in the Closing Statement or Closing Balance Sheet or the preparation of the Notice of Objection in the manner and utilizing the methods required by this Agreement. Sellers and Buyer acknowledge that the sole purpose of the determination of Closing Working Capital pursuant to this Section 2.3 is to adjust the Unadjusted Purchase Price so as to reflect the change in Closing Working Capital resulting from the operation of the Transferred Business between the date on which the Target Working Capital was based and the Closing Date to determine the Final Purchase Price pursuant to the definition thereof. No Buyer Indemnified Party may recover Losses under ARTICLE VIII to the extent such Losses are taken into account in the calculation of the Final Purchase Price pursuant to this Section 2.3.

2.4    Withholding. Notwithstanding any other provision of this Agreement, Buyer shall be entitled to deduct and withhold from any consideration payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, territory, local or foreign Tax law. Buyer shall provide prior written notice to Sellers prior to any deduction or withholding pursuant to this Section 2.4 to provide an opportunity to avoid such deductions and withholding. Any amounts so withheld shall be paid over to the appropriate Governmental Entity. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.5    Transferred Business Balance Sheet Items.

(a)     From and after the Closing, Buyer and the Transferred Companies shall receive the economic benefits of the Transferred Business A/R, the Prepayments Amount, the notes receivable outstanding on the Closing Date from Customers of the Transferred Business relating to the purchase prior to the Closing Date of devices and equipment from the Transferred Business and the inventory of the Transferred Business, in each case as of the Closing Date on a net basis as provided in Section 8(c) in the Transition Services Agreement.

(b)     From and after the Closing, except as otherwise expressly provided in this Agreement, the Ancillary Documents or the Affiliate Agreements, the Transferred Companies shall be responsible for, and Buyer shall cause them to satisfy, all of their respective Liabilities and all of the Liabilities of the Transferred Business to the extent reflected in the Financial Statements or incurred in the Ordinary Course since June 30, 2019 by the Transferred Business, in each case that are in existence as of the Closing Date or arise from and after Closing, including the Transferred Business A/P and the Advanced Billings Amount.

(c)     From and after the Closing, the Transferred Companies shall be responsible for, and Buyer shall cause them to pay the Allocated Transferred Business Liability Amount, which shall be payable by the Transferred Companies to Sellers in two equal installments, on the dates which are thirty (30) and sixty (60) days, respectively, following the Closing Date. The Sellers may reduce the Allocated Transferred Business Liability Amount from any other amount payable to Buyer or the Transferred Companies under this Agreement or any Ancillary Document.

2.6    Buyer Parent Guarantee.

(a)     Buyer Parent guarantees to the Sellers the payment, if and when due, of the obligation of Buyer to pay (or cause to be paid) at the Closing the Estimated Purchase Price and the Final Purchase Price pursuant to Sections 2.3(b) and 2.3(c), respectively, together with any modifications or extensions thereof, and, subject to Section 8.5, all documented costs, attorneys’ fees and expenses incurred by Sellers in connection with the collection or enforcement thereof (the

“Guaranteed Obligation”). If Buyer as primary obligor fails or refuses to pay any of the Guaranteed Obligation when due pursuant to the terms of this Agreement, Buyer Parent shall, upon the written request of the Sellers, immediately pay such amount.

(b)     Buyer Parent shall make all payments in respect of the Guaranteed Obligation in U.S. Dollars without setoff or counterclaim. If any payment to Sellers in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason including by becoming unenforceable or an allowed or disallowed claim under any proceeding or case commenced by or against Buyer Parent or Buyer under any applicable debtor relief laws, Buyer Parent shall remain liable under this Section 2.6 with respect to such Guaranteed Obligation in accordance with the terms hereof as if such payment had not been made.

(c)     The Guaranteed Obligation under this Section 2.6 is one of payment, not collection, and a separate action or actions may be brought and prosecuted against Buyer Parent to enforce the obligations of Buyer Parent under this Section 2.6, irrespective of whether any action is brought against Buyer or any other Person, or whether Buyer or any other Person is joined in any such action or actions.

(d)     Buyer Parent consents and agrees that Seller may, without notice or demand, and without affecting the enforceability of the provisions of this Section 2.6: (i) modify the terms of payment of the Guaranteed Obligation with the Buyer’s agreement or (ii) enforce against, apply or release any security, if any, for the Guaranteed Obligation. Without limiting the generality of the foregoing, Buyer Parent consents to the taking of, or failure to take, any action against Buyer in respect of the transactions contemplated by this Agreement which might in any manner vary the risks of Buyer Parent under its guaranty of the Guaranteed Obligation or which, but for this provision, might operate as a discharge of Buyer Parent.

(e)     Buyer Parent waives any and all rights or defenses arising by reason of any law that would otherwise require any election of remedies by the Sellers. Buyer Parent waives to the fullest extent permitted by Law (i) any defense arising by reason of any disability or other defense of Buyer, or the cessation from any cause whatsoever (including any act or omission of Sellers) of the liability of Buyer; (ii) any defense based on any claim that Buyer Parent’s obligations exceed or are more burdensome than those of Buyer; (iii) the benefit of any statute of limitations affecting Buyer Parent’s liability hereunder; (iv) any benefit of and any right to participate in any security now or hereafter held by Sellers; (v) any fact or circumstance related to the Guaranteed Obligation which might otherwise constitute a defense to the obligations of Buyer Parent under its guaranty of the Guaranteed Obligation; (vi) any defense based upon the genuineness, validity or enforceability of the Guaranteed Obligation and (vii) any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties; provided, that notwithstanding anything to the contrary herein or otherwise, the Buyer Parent may assert, as a defense to, or release or discharge of, any payment by Buyer Parent of the Guaranteed Obligation, any claim, set-off, deduction, defense or release that Buyer would validly be entitled to assert against the Sellers under the terms of this Agreement. Buyer Parent irrevocably waives promptness, diligence, notice of the acceptance of the Guaranteed Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Guaranteed Obligation and all other notices of any kind (other than notices expressly required to be provided to Buyer under this Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, and any right to require the marshaling of assets of Buyer or any other Person interested in the transactions contemplated by this Agreement.

(f)     Buyer Parent shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments in respect of the Guaranteed Obligation until the Guaranteed Obligation has been indefeasibly paid in full. Buyer Parent hereby subordinates the payment of all obligations and indebtedness of Buyer owing to Buyer Parent, whether now existing or hereafter arising, to the indefeasible payment in full in cash of the Guaranteed Obligation.

ARTICLE III

CLOSING

3.1    Closing. The Closing shall take place at the offices of Kilpatrick Townsend & Stockton LLP, 1100 Peachtree Street Northeast, Atlanta, GA 30309-4528 at 10:00 a.m. Eastern Time on the last calendar day of the month during which the conditions set forth in ARTICLE VII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time and place as the parties hereto may mutually agree; provided, however, that (a) if a Natural Disaster Event occurs between the date of this Agreement and the Closing, then unless Buyer and Sellers agree otherwise in writing, Closing may be delayed by Sellers for a period of up to six (6) months after such Natural Disaster Event as necessary to allow Sellers to complete the Repairs as contemplated in Section 6.23 (the “Extension Period”), but if Sellers have not completed the Repairs as contemplated in Section 6.23 by the date six (6) months after such Natural Disaster Event, then Sellers may elect to proceed with the Closing (and if the End Date occurs before the date six (6) months after such Natural Disaster Event and Sellers have not completed the Repairs as contemplated in Section 6.23 by the End Date, then Sellers shall elect to proceed with the Closing), and Buyer shall proceed with the Closing upon such election by Sellers (assuming all conditions to Closing have been satisfied or waived other than any of those conditions that by their nature are to be satisfied at Closing or that have not been satisfied solely as a result of Sellers having not completed the Repairs as contemplated in Section 6.23 following a Natural Disaster Event so long as Sellers are diligently pursuing the completion of such Repairs and have otherwise satisfied their obligations pursuant to Section 6.23), on the last calendar day of the month in which the date six (6) months after such Natural Disaster Event (or, if sooner, the End Date) falls or at such other time and place as the parties hereto may mutually agree in writing, (b) if the day the Closing is scheduled to occur based on the foregoing (regardless of whether the Closing is delayed pursuant to the preceding clause (a)) is not a Business Day, then the Closing shall occur on the next succeeding Business Day but shall be deemed effective as of 11:59 p.m. Eastern Time on the day the Closing is scheduled to occur based on the foregoing (i.e., the last calendar day of the prior month) and (c) in the event that the Issuance Date has not occurred and Buyer has given to Sellers written notice of the Marketing Period, then the Closing shall not occur until the earlier of (i) a date during the Marketing Period specified by Buyer on no fewer than three (3) Business Days prior notice to Sellers and (ii) the final day of the Marketing Period. The date upon which the Closing is deemed effective pursuant to this Section 3.1 is the “Closing Date” and the last date on which the Closing may occur under this Section 3.1 shall be the “Long-Stop Date”. For accounting and tax purposes, including for purposes of Section 2.5 of this Agreement, the Closing shall be deemed to occur at 11:59 p.m. Eastern Time on the Closing Date.

3.2    Deliveries by Buyer. At the Closing, Buyer shall deliver the following:

(a)     to Sellers, an amount equal to the Estimated Purchase Price, in immediately available funds by wire transfer to an account or accounts which have been designated by Sellers in writing at least two (2) Business Days prior to the Closing;

(b)     to Sellers, a duly executed counterpart of each of the Ancillary Documents to which Buyer is a party; and

(c)    to Sellers, the certificate to be delivered pursuant to Section 7.3(c).

3.3    Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, the following:

(a)     to Buyer, stock certificates representing all of the issued and outstanding capital stock of Beach, duly endorsed in blank or accompanied by stock power forms duly endorsed in blank in proper form for transfer to Buyer or its designee;

(b)    to Buyer, a duly executed counterpart of each of the Ancillary Documents;

(c)    to Buyer, letters of resignation from each officer (or evidence of approvals or written consents from the Transferred Companies’ respective boards of directors or equivalent governing bodies to remove each such officer) and each member of the Board of Directors of each of the Transferred Companies, effective not later than the Closing Date or other evidence that each member of the Board of Directors of each of the Transferred Companies immediately prior to the Closing shall cease to be a member of the Board of Directors of the Transferred Companies at the Closing;

(d)     to Buyer, a certificate of non-foreign status reasonably acceptable to Buyer and otherwise meeting the applicable requirements of Treasury Regulation sections 1.1445-2(b)(2); and

(e)    to Buyer, the certificate to be delivered pursuant to Section 7.2(d).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the applicable section or subsection of the disclosure schedules delivered to Buyer by Sellers prior to the execution hereof (the “Seller Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Sellers, jointly and severally, represent and warrant to Buyer as of the date of this Agreement and as of the Closing that:

4.1     Organization and Qualification. (a) Each Seller and each Transferred Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as currently conducted, (b) each of AT&T Mobility PR and AT&T Mobility USVI is duly qualified to do business and is in good standing as a foreign corporation in Puerto Rico or USVI, as applicable, or any other jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, and (c) each Seller and each Transferred Company is duly qualified to do business and is in good standing as a foreign corporation or other entity in each other jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except in the case of this clause (c) for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

4.2    Capital Structure.

(a)     Sellers have made available to Buyer complete and correct copies of the certificate of incorporation and the by-laws (or similar organizational documents) of each of the Transferred Companies as presently in effect. Sellers directly or indirectly own all right, title and interest in and to, all outstanding capital stock and other equity interests of the Transferred Companies, free and clear of all Encumbrances, other than restrictions arising under applicable securities Laws or pursuant to this Agreement and Encumbrances set forth on Seller Disclosure Schedule 4.2(a) that will be released prior to or as of the Closing. Sellers collectively own of record and beneficially all of the outstanding capital stock of Beach, and Beach owns all of the outstanding capital stock of AT&T Mobility PR and AT&T Mobility USVI, in each case, free and clear of all Encumbrances, other than restrictions arising under applicable securities Laws or pursuant to this Agreement and Encumbrances set forth on Seller Disclosure Schedule 4.2(a) that will be released prior to or as of the Closing. All of the outstanding capital stock and other equity interests of the Transferred Companies have been duly authorized, are validly issued, fully paid and non-assessable. None of the shares of outstanding capital stock and other equity interests of the Transferred Companies was issued in violation of any preemptive rights, rights of first refusal or similar rights.

(b)     Seller Disclosure Schedule 4.2(b) lists the total number of authorized and issued and outstanding shares of all classes of the capital stock of each of the Transferred Companies as of the date of this Agreement. Except as set forth on Seller Disclosure Schedule 4.2(b), none of the Transferred Companies has any Subsidiaries or owns any shares of capital stock, partnership interests or other beneficial ownership interests in any other Person.

(c)     There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, commitments, securities or obligations of any character under which any Seller or any of their respective Affiliates, including the Transferred Companies, are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of the Transferred Companies. The outstanding stock and other equity interests of the Transferred Companies are not subject to any voting trust agreement or other Contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such stock or other equity interests. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the stock or other equity interests of the Transferred Companies.

4.3    Corporate Authorization. Each Seller and Seller Affiliate (as applicable) has full corporate or similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by each Seller and Seller Affiliate (as applicable) of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation by such Seller or Seller Affiliate (as applicable) of the transactions contemplated hereunder and thereunder, has been duly and validly authorized and no additional corporate, limited liability company, member or shareholder authorization or consent is required in connection with the execution, delivery and performance by such Seller or Seller Affiliate (as applicable) of this Agreement or any of the Ancillary Documents to which it is a party, and the consummation by such Seller or Seller Affiliate (as applicable) of the transactions contemplated hereunder and thereunder.

4.4    Consents and Approvals. Other than (i) under the HSR Act, (ii) from or to the FCC, (iii) from or to any of the local regulatory bodies set forth on Seller Disclosure Schedule 4.4 (“Local Commissions”) and (iv) the other Governmental Authorizations and Governmental Consents set forth on Seller Disclosure Schedule 4.4, no consent, approval, waiver, authorization, report, notice or filing is required to be obtained by any Seller or Transferred Company from, or to be given by any Seller or Transferred Company to, or made by any Seller or Transferred Company with, any Governmental Entity in connection with the execution, delivery and performance by such Seller of this Agreement and any Ancillary Document to which it or any Transferred Company is a party, and the consummation by such Seller and Transferred Company of the transactions contemplated hereby and thereby, except for those consents, approvals, waivers, authorizations, reports, notices or filings the failure to obtain, give or make, as the case may be, would not, individually or in the aggregate, be material and adverse to the Transferred Companies, taken as a whole, or reasonably be expected to prevent or materially limit, impair or delay such Seller’s ability to perform its obligations under this Agreement or such Seller’s or any Transferred Company’s ability to perform its obligations under any Ancillary Document to which it or such Transferred Company is a party.

4.5    Non-Contravention. The execution, delivery and performance by each Seller and Seller Affiliate (as applicable) of this Agreement and the Ancillary Documents to which such Seller is party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of such Seller’s or Seller Affiliate’s (as applicable) respective organizational documents, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings described in Section 4.4 or set forth on Seller Disclosure Schedule 4.4 or Seller Disclosure Schedule 4.5, conflict with or result in a violation or breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of such Seller under, or result in any right of buy-out by any third party under, or result in a loss of any benefit to which such Seller is entitled under, any Material Contract or result in the creation of any Encumbrance upon the stock or equity interests of any of the Transferred Companies, or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings described in Section 4.4 or set forth on Seller Disclosure Schedule 4.4 or required to be made or obtained by Buyer, conflict with or result in a violation or breach of, or constitute a default under, any Law to which the Transferred Companies are subject, or under any Governmental Authorizations, other than, in the case of clause (iii), conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses or Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or prevent or materially impair or delay such Seller’s ability to perform their respective obligations under this Agreement.

4.6    Binding Effect. This Agreement and each of the Ancillary Documents, assuming due execution and delivery by Buyer and the other parties thereto, constitutes, or in the case of the Ancillary Documents will upon execution thereof constitute, a valid and legally binding obligation of each Seller, Seller Affiliate (as applicable) and Transferred Company that is a party to such agreements, enforceable against such Seller, Seller Affiliate (as applicable) and Transferred Company in accordance with their respective terms, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.7    Financial Statements.

(a)     Seller Disclosure Schedule 4.7(a) sets forth a copy of (i) the audited combined financial statements of the Transferred Business as of and for the years ended December 31, 2017 and December 31, 2018 (collectively, the “Audited Financial Statements”) and the report and opinion of Sellers’ independent public accountants thereon and (ii) the unaudited combined financial statements of the Transferred Business as of and for the six (6) month periods ended June 30, 2018 and June 30, 2019 reviewed by Sellers’ independent public accountants (the “Unaudited June 2019 Financial Statements” and collectively, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements were prepared based on the Books and Records of the Sellers related to the Transferred Business for the dates or periods covered thereby. The Audited Financial Statements have been prepared in accordance with GAAP and present fairly in all material respects the financial position, cash flows and the results of the operations of the Transferred Business as of the dates specified therein and for the periods covered thereby, and the Unaudited June 2019 Financial Statements were derived from the Books and Records of the Sellers related to the Transferred Business for the dates or periods covered thereby (which such Books and Records are maintained in accordance with GAAP) and were prepared consistent with the Transaction Accounting Principles throughout the periods covered thereby and, subject to normal and recurring adjustments, present fairly, in all material respects, the financial condition and the results of operations of the Transferred Business as of the dates thereof and for the periods covered thereby. The Transaction Accounting Principles were developed reasonably by Sellers, and the assumptions and methodologies included in the Transaction Accounting Principles were determined in good faith to be, and are believed by Sellers to be, reasonable.

(b)     The Transferred Companies have no Liabilities, except for (i) Liabilities that are adequately reflected or reserved against on the balance sheet in the Unaudited June 2019 Financial Statements; (ii) Liabilities incurred in the Ordinary Course since June 30, 2019;

(iii) Liabilities under Contracts, Communications Licenses and other permits and licenses and similar types of Liabilities in accordance with the terms thereof (excluding Liabilities for any breach thereof); (iv) the Transferred Business A/P, the Advanced Billings Amount and Liabilities for Taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (v) Liabilities incurred or permitted to be incurred pursuant to this Agreement; and (vi) Liabilities incurred in connection with the transactions contemplated by this Agreement.

(c)     Except for Indebtedness that will be repaid prior to Closing, or as set forth on Seller Disclosure Schedule 4.7(c), the Transferred Companies have no Indebtedness as of the date of this Agreement. The Transferred Intercompany Indebtedness is described on Seller Disclosure Schedule 4.7(c) and the principal amount of the Transferred Intercompany Indebtedness is set forth on Seller Disclosure Schedule 4.7(c).

4.8    Litigation and Claims.

(a)     As of the date of this Agreement, except as set forth on Seller Disclosure Schedule 4.8(a), there is no civil, criminal or administrative Action pending or, to the Knowledge of Sellers, threatened in writing against Sellers or the Transferred Companies at law or in equity relating to the Transferred Business, the Transferred Companies, the Communications Licenses or the transactions contemplated by this Agreement and the Ancillary Documents, other than those that would not, individually or in the aggregate, reasonably be expected to (i) result in (A) monetary liability of the Transferred Companies in excess of two million dollars ($2,000,000), (B) a criminal violation or criminal liability by the Transferred Companies, or (C) the material impairment of the ability of the Transferred Companies to conduct the Transferred Business as conducted on the day hereof or (ii) prevent or materially impair or delay Sellers’ ability to perform their respective obligations under this Agreement or Sellers’ or the Transferred Companies’ ability to perform their respective obligations under the Ancillary Documents to which they are parties.

(b)     As of the date of this Agreement, the Transferred Companies are not subject to any Order of any Governmental Entity of competent jurisdiction, other than those that would not, individually or in the aggregate, materially impair the ability of the Transferred Companies to conduct the Transferred Business as conducted on the date hereof or reasonably be expected to have a Seller Material Adverse Effect or prevent or materially impair or delay Sellers’ ability to perform their respective obligations under this Agreement or Sellers’ or the Transferred Companies’ ability to perform their respective obligations under the Ancillary Documents to which they are parties.

4.9    Taxes.

(a)     Except as set forth on Seller Disclosure Schedule 4.9(a), (i) Sellers have prepared or caused to be prepared in good faith and duly and timely filed or caused to be duly and timely filed (taking into account any extension of time within which to file) all Consolidated Tax Returns to the extent relating to a Transferred Company or the Transferred Business, (ii) each of the Transferred Companies has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them, (iii) all such Tax Returns described in clauses (i) and (ii) hereof are complete and accurate in all material respects to the extent relating to a Transferred Company or the Transferred Business; and (iv) each of the Transferred Companies has paid or caused to be paid all material Taxes that are required to be paid by or with respect to the Transferred Companies and the Transferred Business (whether or not shown on any Tax Return), or that such Transferred Company is obligated to withhold from amounts owing to any Person, except with respect to matters contested in good faith.

(b)     None of the Transferred Companies is currently the beneficiary of any outstanding waivers of any statute of limitations with respect to material Taxes or extensions of time with respect to a material Tax assessment or deficiency and no request for any such a waiver or extension is currently outstanding.

(c)     There are no audits, examinations, investigations or other proceedings ongoing or, to the Knowledge of Sellers, threatened in writing in respect of Taxes of the Transferred Companies or the Transferred Business.

(d)     There are no Encumbrances for Taxes on any of the assets of the Transferred Companies, other than Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings.

(e)     None of the Transferred Companies has engaged in any listed transaction within the meaning of Treasury Regulation section 1.6011-4.

(f)    None of the Transferred Companies has received written notice from any jurisdiction in which such company currently does not file Tax Returns claiming that such company is required to file Tax Returns in such jurisdiction.

(g)     Since January 1, 2014, none of the Transferred Companies (i) is or has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than the consolidated group of which AT&T Inc. is the common parent), and (ii) has any Liability for the Taxes of another Person under Treasury Regulation section 1.1502-6 (or any comparable income Tax provision of state, territory or local law), as a transferee or successor or as a member of an affiliated group filing a consolidated U.S. federal income Tax Return or by Contract (other than the consolidated group of which AT&T Inc. is the common parent).

(h)     None of the Transferred Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting under Section 481 of the Code (or any comparable provision of state, territory, local, or foreign Law) for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Section 7121 of the Code (or any comparable provision of state, territory, local, or foreign Law) executed on or prior to the Closing Date; (c) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable provision of state, territory, local, or foreign Law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amount received on or prior to the Closing Date.

(i)     None of the Transferred Companies is a party to or bound by any Tax allocation, indemnity, sharing or similar agreement that will not be terminated prior to the Closing other than pursuant to commercial agreements the principal purpose of which is not Taxes.

(j)     Other than with respect to a Consolidated Tax Return, no power of attorney which is currently in force has been granted by or with respect to the any of the Transferred Companies with respect to any matter relating to Taxes that will not be terminated prior to the Closing.

(k)     Sellers have delivered to Buyer copies of all material federal, state, territory, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any of the Transferred Companies for all Tax periods ending after December 31, 2014.

(l)     No private letter ruling, technical advice memorandum or similar agreement or ruling has been requested, entered into or issued by any Taxing authority with respect to any of the Transferred Companies.

(m)     No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. No Transferred Company is, nor has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(n)     The Transferred Companies have complied in all material respects with the reporting requirements of Puerto Rico’s Act 73-2008, as amended.

4.10    Employee Benefits. Seller Disclosure Schedule 4.10(a) contains a true and complete list of each Seller Benefit Plan in which Transferred Company Employees who are covered by the Collective Bargaining Agreements (the “Union Employees”) participate and each other material Seller Benefit Plan. Except as set forth in Seller Disclosure Schedule 4.10 (or any subsection thereof):

(a)     For each such Seller Benefit Plan that covers Transferred Company Employees, Sellers have made available to Buyer accurate, current, and complete copies of each of the following, as applicable: (i) where such Seller Benefit Plan has been reduced to writing, the plan document and all amendments and current trust agreements, (ii) where such Seller Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (iii) the current summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, and employee handbooks, (iv) in the case of any such Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code and/or Section 1081.01(a) of the PR Code, as applicable, a copy of the most recent determination, opinion, or advisory letter from the IRS and/or Puerto Rico Department of Treasury, as applicable (or a copy of any pending application for a determination letter and any related correspondence from the applicable Governmental Authority), (v) in the case of any such Seller Benefit Plan for which a Form 5500 must be filed, a copy of the most recently filed Form 5500 (with schedules and financial statements attached), and a copy of the most recently distributed summary annual report, (vi) actuarial valuations and reports for the most recently completed plan year and (vii) copies of material notices, letters, or other correspondence from the IRS, U.S. Department of Labor, U.S. Department of Health and Human Services, Pension Benefit Guaranty Corporation, or other Governmental Entity that relate to benefits Buyer is required to provide after Closing. The current summary plan descriptions for each Seller Benefit Plan that is an employee welfare benefit plan in which Transferred Company Employees participate include complete descriptions and all material provisions of such welfare benefits that are required under the applicable collective bargaining agreement.

(b)     Each Seller Benefit Plan has been operated and administered in all material respects in compliance with its terms and with applicable Law, including ERISA, the Code and the PR Code as the case may be. No Seller or any of its Affiliates has engaged in a transaction with respect to any Seller Benefit Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement (in the case of a Tax or penalty imposed by Section 4975 of the Code), would reasonably be expected to subject the Transferred Companies or any Seller Benefit Plan to a Tax or penalty imposed by Section 502(i) of ERISA or by Section 4975 of the Code and/or any applicable counterpart provision under the PR Code, as applicable, in an amount which could be material. Each Seller Benefit Plan intended to be qualified under Section 401(a) of the Code and/or Section 1081.01(a) of the PR Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and/or the Puerto Rico Department of Treasury, as applicable. Each trust maintained under any Seller Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has received recognition of exemption from the IRS, and, to the Knowledge of Sellers, no event has occurred and no condition exists that would reasonably be expected to adversely affect such qualified or exempt status. Except as set forth in Seller Disclosure Schedule 4.10(b), none of the Seller Benefit Plans are, or will be as of immediately prior to Closing, sponsored or maintained by a Transferred Company.

(c)     Except as set forth in Seller Disclosure Schedule 4.10(c), no Seller Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA and no Seller Benefit Plan that covers Transferred Company Employees is a multiple employer plan as defined in Section 413(c) of the Code. Except as set forth in Seller Disclosure Schedule 4.10(c), none of the Transferred Companies or any ERISA Affiliate has made or suffered or will as of the Closing Date (including as a result of the consummation of the transactions contemplated by this Agreement) have made or suffered a “complete withdrawal” or a “partial withdrawal” as such terms are respectively defined in Section 4203 and 4205 of ERISA (including with respect to plans in which no Transferred Company Employees participate), the Liability for which has not been satisfied in full. Except as set forth in Seller Disclosure Schedule 4.10(c), no action has been initiated by the Pension Benefit Guaranty Corporation to terminate any Seller Benefit Plan or to appoint a trustee for any Seller Benefit Plan, and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Seller Benefit Plan. No “reportable event” as defined in Section 4043 of ERISA, has occurred since January 1, 2019, or is reasonably expected to occur as a result of the transactions contemplated by this Agreement, and any reportable event (if any) that occurred within six (6) years prior to January 1, 2019 is not reasonably likely to result in material Liability for any Transferred Company, with respect to any Seller Benefit Plan that covers Transferred Company Employees. No Transferred Company nor any ERISA Affiliate has, except for payments of premiums, incurred any Liability to the Pension Benefit Guaranty Corporation in connection with any Seller Benefit Plan that covers Transferred Company Employees or any other Seller Benefit Plan with respect to which such Liability is reasonably likely to be asserted against the Transferred

Companies, including any liability under Sections 4062 or 4069 of ERISA or any penalty imposed under Section 4071 of ERISA, and nothing has occurred that presents a material risk of the occurrence of any Liability.

(d)     Except as set forth in Seller Disclosure Schedule 4.10(d), all contributions required to be made under the terms of any material Seller Benefit Plan have been timely made when due.

(e)     Except as set forth in Seller Disclosure Schedule 4.10(e), none of the Transferred Companies has any obligations for retiree welfare benefits other than (i) coverage mandated by applicable Law or (ii) Transferred Company contributions toward such mandated coverage that continues during a severance period that does not exceed 18 months.

(f)     Except as set forth in Seller Disclosure Schedule 4.10(f), the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any Transferred Company Employee to severance, change of control or other similar pay or benefits under any Seller Benefit Plan, (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits to any Transferred Company Employee or beneficiary of any Transferred Company Employee, or increase the amount payable or trigger any other material obligation with respect to any Transferred Company Employee or beneficiary of any Transferred Company Employee or (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(g)    Each Seller Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and Section 409A of the Code (including all applicable regulatory guidance thereunder). No Transferred Company has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred under Section 409A of the Code.

(h)     Except as set forth in Seller Disclosure Schedule 4.10(h), there are no Actions involving any Seller Benefit Plan and any Transferred Company Employee other than claims for benefits submitted by participants or beneficiaries. To the Knowledge of Sellers, Seller Disclosure Schedule 4.10(h) sets forth a true, correct and complete list of all pending workers’ compensation claims of the Transferred Company Employees, including the name, job title, and work location of each Transferred Company Employee with an active workers’ compensation claim, the date of the injury, and if such Transferred Company Employee is out on workers’ compensation leave, the date such leave began.

(i)    Except as set forth in Seller Disclosure Schedule 4.10(i), since January 1, 2019, Sellers have not amended any Seller Benefit Plan in a manner that is reasonably likely to result in a material increase in the benefits under or the expense of maintaining any Seller Benefit Plan from the level of benefits or expense incurred for the most recently completed fiscal year for Transferred Company Employees.

4.11    Labor and Employment Matters. Except as set forth on Seller Disclosure Schedule 4.11 (or any subsection thereof):

(a)     Sellers have made available to Buyer a list that is complete in all material respects of the employees of the Transferred Companies (as of the date set forth therein) other than the Retained Employees, identifying as to each employee such employee’s job title, years of service, amount or rate of compensation and location of employment.

(b)     Except for the collective bargaining agreements with the CWA disclosed in Seller Disclosure Schedule 4.11(b) (each a “Collective Bargaining Agreement” and, collectively, the “Collective Bargaining Agreements”), no Transferred Company is party to or bound by any collective bargaining agreement or other agreement with a labor union regarding any of the Transferred Company Employees. Except as set forth on Seller Disclosure Schedule 4.11(b), no Transferred Company is currently engaged in negotiating a new collective bargaining agreement covering any of the Transferred Company Employees or is under an obligation to do so as a result of a unit certification issued by the National Labor Relations Board.

(c)     With respect to the Transferred Business and as of the date of this Agreement, Sellers and the Transferred Companies are in compliance in all material respects with all material Laws and contractual obligations respecting employment, employment practices and terms and conditions of employment applicable to the Transferred Company Employees, including those relating to wages, hours, equal opportunity, labor relations, workplace safety, work authorization and the payment of social security Taxes.

(d)     As of the date of this Agreement, no Seller or Transferred Company has engaged in any reductions in force or plant closings affecting Transferred Company Employees which trigger any notice obligation under the Worker Adjustment and Retraining Notification Act that remain unsatisfied or anticipates engaging in any such activity prior to Closing.

(e)     As of the date of this Agreement, except as set forth on Seller Disclosure Schedule 4.11(e), there is no pending or, to the Knowledge of Sellers, threatened in writing, strike, lockout, walkout, other work stoppage, or any adverse labor action such as picketing or boycott by any labor organization, or any union organizing effort by or among any of the Transferred Company Employees.

(f)    As of the date of this Agreement, except as set forth on Seller Disclosure Schedule 4.11(f), (i) there is no unfair labor practice charge or complaint against any of the Transferred Companies pending or, to the Knowledge of Sellers, threatened in writing before the National Labor Relations Board or any other Governmental Entity and (ii) there is no grievance or labor arbitration against any of the Transferred Companies pending or, to the Knowledge of Sellers, threatened in writing.

(g)     Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth above in this Section 4.11 and Section 4.10, together with, solely as they relate to Transferred Company Employees or Seller Benefit Plans, the representations and warranties set forth in Sections 4.4, 4.5, 4.7, 4.8, 4.9, 4.15, 4.16 and 4.22 are the sole and exclusive representations and warranties made by Sellers regarding Transferred

Company Employees, Seller Benefit Plans or other employment or employee benefit matters, and no other representation or warranty contained in any other section of this Agreement shall be deemed to be made with respect to Transferred Company Employees, Seller Benefit Plans or other employment or employee benefit matters.

4.12    Compliance with Laws. Except as set forth on Seller Disclosure Schedule 4.12, the Transferred Business and the Transferred Companies are being, and have been for the three (3) year period preceding the date of this Agreement, conducted in compliance in all material respects with applicable Laws and during the three (3) year period prior to the date of this Agreement, no Seller or Transferred Company or Affiliate thereof has received any written notice alleging that the Transferred Business has been conducted in violation of any applicable Law in any material respect; it being understood that nothing in this representation is intended to address Tax matters addressed in Section 4.9, employment or employee benefit matters addressed in Section 4.10 and Section 4.11, Environmental Laws matters addressed in Section 4.13 or Communications License matters addressed in Section 4.18.

4.13    Environmental Matters.

(a)     Except as set forth on Seller Disclosure Schedule 4.13(a), the Transferred Companies, the Transferred Company Real Property and the Transferred Company Leased Real Property are in compliance in all material respects with all Environmental Laws, which compliance includes the possession by the Transferred Companies of all material Governmental Authorizations required under all Environmental Laws, material compliance with the terms and conditions thereof, and material compliance with all reporting, discharge and emission requirements under or pursuant to all Environmental Laws and no Seller nor any of the Transferred Companies has received any written communication, whether from a Governmental Entity or any other Person, that alleges that any of the Transferred Companies are not in such material compliance with all Environmental Laws.

(b)     As of the date of this Agreement, there is no material Environmental Claim pending or, to the Knowledge of Sellers, threatened in writing, against the Transferred Companies and to the Knowledge of Sellers, there are no actions, activities, events or incidents, including the release, emission, discharge, transportation, handling, storage, presence or disposal of any Hazardous Substances that are expected to result in any material Environmental Claim against the Transferred Companies under Environmental Law.

(c)     Except as set forth on Seller Disclosure Schedule 4.13(c), as of the date of this Agreement, (i) none of the Transferred Companies is the subject of any material Environmental Claim for any on-site or off-site locations relating to the handling, transportation, storage, disposal, treatment or recycling of Hazardous Substances from or relating to the properties or business of the Transferred Companies, (ii) to the Knowledge of Sellers, there are not underground storage tanks located on or at any Transferred Company Real Property other than those that are in compliance in all material respects with all Environmental Laws, (iii) to the Knowledge of Sellers, there is no asbestos contained in or forming part of any building, building component, structure or office space owned by the Transferred Companies except as in compliance in all material respects with all Environmental Laws, and (iv) to the Knowledge of Sellers, no polychlorinated biphenyls (PCBs) or PCB-containing items are owned and operated by the Transferred Business except as in compliance in all material respects with all Environmental Laws.

(d)     Notwithstanding any other provision of this Agreement, the representations contained in this Section 4.13, together with, solely as they relate to any Environmental Law, Environmental Claim or Hazardous Substance, the representations set forth in Sections 4.4, 4.5, 4.7, 4.8, 4.9. 4.15, 4.16 and 4.22 constitute the sole and exclusive representations and warranties of Sellers with respect to any Environmental Law, Environmental Claim or Hazardous Substance matters, and no other representation or warranty contained in any other Section of this Agreement shall be deemed to be made with respect to Environmental Law, Environmental Claim or Hazardous Substance matters.

4.14    Intellectual Property.

(a)     No Transferred Company owns any registered Intellectual Property (other than Internet domain name registrations) and no Transferred Company owns any unregistered trademarks or copyrights that are material to the conduct of the Transferred Business. Seller Disclosure Schedule 4.14 sets forth a true, correct and complete list of all Contracts pursuant to which (A) any Intellectual Property that is material to the conduct of the Transferred Business is licensed directly to a Transferred Company by a third party (other than any Seller or any of its Affiliates) other than Contracts granting (1) non-exclusive licenses to business software and off- the-shelf software (the “Inbound IP Agreements”), in each case, that is commercially available on standard terms from third-party vendors and (2) non-exclusive licenses of Intellectual Property and software incidental to the sale, lease or purchase of products or services in the Ordinary Course or (B) any Transferred Company grants to any other Person (other than another Transferred Company) any interest, title, right, consent or license with, in or to any of such Transferred Company’s Intellectual Property (excluding non-exclusive licenses granted by any Transferred Company to its contractors, customers, distributors and suppliers for the purpose of conducting the Transferred Business in the Ordinary Course). Each Transferred Company possesses all rights, title and interests in and to the Intellectual Property owned by such Transferred Company free and clear of any Encumbrance, or claim of ownership of any Person, except for Permitted Encumbrances and Encumbrances set forth on Seller Disclosure Schedule 4.14. Without limiting the generality of the foregoing, Intellectual Property owned by the Transferred Companies is not the subject of any direct or implied license (royalty bearing or royalty free), covenant not to sue or any other agreement or arrangement that requires payment to any Person with respect to the use of such Intellectual Property as currently used by any Transferred Company or any obligation to grant any right to any Person to use any of such Intellectual Property.

(b)     To the Knowledge of Sellers, neither the Sellers, any Transferred Company, nor the conduct of the Transferred Business, as currently conducted, does not, and as conducted during the three (3) year period prior to the date of this Agreement did not, infringe, misappropriate or otherwise violate any Intellectual Property right or right of publicity of any Person except for any such matters that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Except as disclosed in Seller Disclosure Schedule 4.14, neither Sellers nor any Transferred Company has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or violation (including any claim that any Seller or any Transferred Company must license or refrain from using any Intellectual

Property). To the Knowledge of Sellers, no Person has materially interfered with, infringed upon, misappropriated, or violated, or has claim to inventorship or ownership of any Intellectual Property owned by any Transferred Company.

(c)     As of the date of this Agreement, there (i) are no pending or, to the Knowledge of Sellers, threatened in writing adverse claims or Actions alleging that the operation of the Transferred Business infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person and there has been no such claim asserted or, to the Knowledge of Sellers, threatened in writing in the past three (3) years, and (ii) no Order or Action has been issued, is pending or, to the Knowledge of Sellers, is threatened in writing, that challenges any Transferred Company’s ownership of or the legality, validity, or enforceability of any of its owned Intellectual Property. To the Knowledge of Sellers, no Transferred Company has engaged in any unfair competition or unfair trade practice or any false or misleading advertising practice in violation of the Laws of any jurisdiction in the Territory.

(d)     During the twelve (12) month period prior to the date of this Agreement, none of the Transferred Companies has (1) experienced any material error, disruption, interruption or breakdown in any IT System owned by such Transferred Company, or (2) experienced any Security Incident in which confidential or sensitive information, payment card data, Personal Information, or other protected information relating to any individual Person was stolen or improperly accessed from such Transferred Company. To the Knowledge of Sellers, except as set forth on Seller Disclosure Schedule 4.14, all of the IT Systems owned by any Transferred Company (i) are in reasonable operating order in line with common industry practice and are operating without material downtime or errors; (ii) have in place commercially reasonable procedures in accordance with common industry practice regarding security to minimize unauthorized access to and the introduction of viruses and other contaminants into the IT Systems, taking and storing back-up copies of the software and data in the IT Systems, and hardware and software support and maintenance; (iii) do not contain unauthorized code or other technological means designed and intended to disrupt, damage or interfere with operation of such IT Systems; (iv) are located at a Transferred Company’s facilities or otherwise in the possession of and under the control of a Transferred Company; (v) in the twelve (12) month period prior to the date hereof, have not experienced any Security Breach or material Security Incident; and (vi) together with the technology and services provided pursuant to the Ancillary Documents, Post-Closing Contracts and Post-Signing Affiliate Arrangements are considered by Sellers to effectively perform all information technology operations necessary to conduct the Transferred Business as it is currently conducted. Sellers or the Transferred Companies have commercially reasonable disaster recovery plans, technologies, procedures and facilities for their respective IT Systems and have taken steps reasonable under the circumstances to safeguard and maintain the IT Systems utilized in the operation of the Transferred Business as presently conducted. In the twelve (12) month period prior to the date hereof, the IT Systems have not experienced a shutdown for a continuous period of twenty-four (24) hours or more.

(e)     The Transferred Business is in compliance in all material respects with, a written information security program or programs covering the Transferred Business that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary data, and (ii) is designed to protect against unauthorized access to the IT Systems and proprietary data. To the Knowledge of Sellers, the Transferred Business has not suffered a material security breach with respect to proprietary data in the last twelve (12) months nor has it experienced within the last twelve (12) months any material disruption to, or material interruption or outage in, its conduct of business attributable to a defect, bug, breakdown, cyber attack or other failure or deficiency of any IT System owned by any Transferred Company. To the Knowledge of Sellers, no Transferred Company is (1) subject to the Gramm Leach Bliley Act or its implementing regulations, (2) a “financial institution” or “creditor” (as defined in the Fair Credit Reporting Act) covered by the “Red Flags Rule”, (3) a federal contractor or otherwise subject to the Federal Privacy Act of 1974 or the Federal Information Security Management Act, or any Executive Order respecting privacy or information security.

(f)     The Transferred Business is subject to a privacy policy regarding the collection and use of information that identifies, or could reasonably be used to identify, any Personal Information. The Transferred Companies’ practices concerning collection, use, analysis, retention, storage, protection, security, transfer, disclosure and disposal of Personal Information are in compliance, and during the last three (3) years have complied, in all material respects, with, and have not violated, in any material respect, any (i) Privacy Contract, (ii) applicable Privacy and Security Laws, (iii) written policy or privacy statement of any Seller or any Transferred Company applicable to the Transferred Business, including Privacy Policies or (iv) Privacy and Security Requirements. No claim or Action is pending or, to the Knowledge of Sellers, threatened in writing against any Transferred Company relating to its use of Personal Information in the conduct of the Transferred Business. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will result in any material violation of Sellers’ or the Transferred Companies’ Privacy Policies applicable to the Transferred Business.

(g)     To the Knowledge of Sellers, except as set forth on Seller Disclosure Schedule 4.14(g), each Transferred Company (i) is not now and has not been in the last three (3) years under investigation by any Governmental Entity for an actual or alleged violation of any Privacy and Security Law, (ii) has not received any notices from the United States Department of Health and Human Services Office for Civil Rights, Department of Justice, Federal Trade Commission, Attorney General of any state or territory of the United States, or any other Governmental Entity, relating to any such actual or alleged violations and (iii) has not received any material complaints, notices or other written communications from any Person alleging a violation of any Privacy and Security Law.

(h)     To the extent any Transferred Company collects Personal Information of any Person, each Transferred Company (or one of the Sellers or their Affiliates on its behalf) has implemented reasonable administrative, physical and technical safeguards sufficient to protect the Personal Information processed by such Transferred Company, and such safeguards are sufficient for the size and scope of such Transferred Company and the risks posed to the Personal Information processed by such Transferred Company. Each Transferred Company maintains, and has during the last three (3) years remained in compliance in all material respects with, its written policies and procedures concerning the (i) protection of its Personal Information, (ii) the protection of the systems, technology and networks that process such Personal Information, and (iii) prevention, detection, containment, and correction of security violations respecting its information systems. Sellers have produced to Buyer true and accurate copies of all such current written and procedures.

(i)    To the extent any Transferred Company collects Personal Information of Persons who reside outside of the United States, such Transferred Company (or one of the Sellers or their Affiliates on its behalf) has implemented sufficient mechanisms to ensure that the transfers of such Personal Information from such Persons’ home country to any other country complies in all material respects with Privacy and Security Laws restricting the transfer of such Personal Information.

(j)     To the extent required in any Contracts between the Transferred Company and its payment processor and/or acquiring bank: (i) each Transferred Company is in compliance, and has been in compliance for the past three (3) years, in all material respects with the Payment Card Industry Data Security Standards and the related card brand rules and requirements in any Contracts between the Transferred Company and its payment processor and/or acquiring bank; (ii) Transferred Companies have true and accurate copies of all reports on compliance and self-assessment questionnaires completed by any Transferred Company or on its behalf; and (iii) each Transferred Company has undertaken all necessary scans and assessments of its cardholder data environment and successfully remediated all identified vulnerabilities. Transferred Companies have true and accurate copies of all such scans and assessments.

(k)     Each Transferred Company has (or Sellers with respect to the Transferred Companies have) complied in all material respects with the Privacy and Security Requirements, including its internal third party management policies, and taken reasonable steps to select and retain those third-party service providers, vendors and business partners that have access (including storage) to Personal Information (“Data Related Vendors”). Sellers have taken commercially reasonable steps to ensure, through contractual clauses and their internal third party security management processes, that each Data Related Vendor that has access to Transferred Company Personal Information will comply with that certain document entitled AT&T Supplier Information Security Requirements and will maintain the confidentiality and security of the Personal Information to which it has access. Transferred Companies have true and accurate copies of all Contracts that each Transferred Company has with its Data Related Vendors.

(l)     To the Knowledge of Sellers, the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit any Transferred Company’s rights to own or use any Personal Information used in or necessary for the conduct of the Transferred Business.

4.15    Contracts.

(a)     Seller Disclosure Schedule 4.15(a) sets forth each Contract in effect as of the date of this Agreement to which any of the Transferred Companies is a party or by which any of the Transferred Companies would be bound following Closing and (i) purports to limit any Transferred Company (or Buyer or its Affiliates following the Closing) from engaging in the wireless communications services business in the Territory or any other business in any geographic area or competing in any manner with any Person; (ii) is reasonably likely to involve future payments, performance or services or delivery of goods or materials to or by any of the Transferred Companies of any amount or value reasonably expected to exceed two million dollars ($2,000,000) in any future twelve (12) month period or remaining term thereof if less than 12 months, or aggregate amount or value reasonably expected to exceed four million dollars ($4,000,000) over the remaining term thereof, other than Contracts that can be terminated on less than ninety (90) days’ notice without material monetary penalty; (iii) involves any acquisition or disposition of any business or substantially all of the stock or assets of any other Person; (iv) is a partnership or joint venture agreement or similar Contract; (v) pursuant to which any Transferred Company (or Buyer or its Affiliates following Closing) would be required to purchase or sell, as applicable, in a single transaction or series of transactions, (A) any wireless spectrum, (B) any equity interests of any Person or (C) any line of business; or (vi) contains any “most favored nation” provision, right of first refusal, right of first offer or other similar provision that purports to bind the Transferred Company (any of the foregoing Contracts described in this Section 4.15(a), a “Material Contract”).

(b)     Each Seller has made available to Buyer complete and accurate copies of each Material Contract as in effect as of the date of this Agreement. There are no oral Material Contracts the material terms and conditions of which have not been summarized on Seller Disclosure Schedule 4.15(a). Each Material Contract is valid and binding on the applicable Transferred Company that is a party thereto, as the case may be, and, to the Knowledge of Sellers, each other party thereto, and is in full force and effect, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as set forth on Seller Disclosure Schedule 4.15(b), there is no material default (or allegation of any material default) under any such Material Contract by such Transferred Company, or, to the Knowledge of Sellers, any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default thereunder by such Transferred Company, or, to the Knowledge of Sellers, any other party thereto or result in an early termination thereof or would reasonably be expected to cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder. Except as set forth on Seller Disclosure Schedule 4.15(b), none of the Transferred Companies has provided or received any written notice of any intention to cancel, terminate or not renew any Material Contract.

(c)     Except as set forth on Seller Disclosure Schedule 4.15(c), the only Affiliate Agreements to which any Transferred Company is or, as of the Closing, will be a party or to which its assets or business is or, as of the Closing will be, subject are the Ancillary Documents, the Post- Closing Contracts, and the Post-Signing Affiliate Arrangements. Each Seller has made available to Buyer true and accurate copies of each Affiliate Agreement that is in effect as of the date of this Agreement. Each of the Post-Closing Contracts constitutes, and when executed and delivered each of the Post-Signing Affiliate Arrangements will constitute, a valid and legally binding obligation of each Seller or its Affiliate and Transferred Company party thereto, enforceable against such Seller or Affiliate, as applicable, and Transferred Company in accordance with their respective terms, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.16    Absence of Changes.     Except as set forth on Seller Disclosure Schedule 4.16, since December 31, 2018 and through the date of this Agreement, (a) Sellers and the Transferred Companies have conducted the Transferred Business only in the Ordinary Course, and have not taken any actions which, if taken after the date hereof, would require Buyer’s consent pursuant to Section 6.2(a) and (b) the Transferred Business has not experienced any event or condition, and no condition, change, event, occurrence or development has occurred, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Seller Material Adverse Effect.

4.17    Assets. All material tangible assets and properties owned or leased by the Transferred Companies (excluding any Intellectual Property, IT Systems and Personal Information included therein) are in good operating condition and repair, normal wear and tear excepted, and are useable in the Ordinary Course. Subject to the immediately following sentence, as of the Closing Date, the assets, properties and rights owned or leased by the Transferred Companies, together with the licenses and services to be provided under the Ancillary Documents, Post- Closing Contracts and Post-Signing Affiliate Arrangements, will constitute all material tangible and real assets, properties and rights (other than those related to Intellectual Property, IT Systems and Personal Information, which are the subject of the representations and warranties set forth in Section 4.14) that are used by the Transferred Companies to operate, immediately prior to the Closing, the Transferred Business (as operated on the date hereof) and that are necessary to conduct in all material respects the Transferred Business of the Transferred Companies as conducted immediately prior to the Closing. Notwithstanding the foregoing, it is understood and agreed that: (i) the Transferred Companies may not have those assets, properties, rights or services listed or described on Seller Disclosure Schedule 4.17, which may be used as of the date of this Agreement or immediately prior to the Closing to conduct the Transferred Business and (ii) certain assets, licenses and services to be provided pursuant to Section 6.15 or under the Ancillary Documents, Post-Closing Contracts or Post-Signing Affiliate Arrangements, which licenses and services may be used as of the date of this Agreement or immediately prior to the Closing by the Transferred Companies to conduct the Transferred Business, are being provided for only a limited period of time following the Closing in accordance with the terms thereof. Neither AT&T of Puerto Rico, Inc. nor AT&T of the Virgin Islands, Inc. (each, a Subsidiary of Beach) own any assets necessary to conduct the Transferred Business as conducted on the date hereof.

4.18    Communications Licenses.

(a)     Except as otherwise set forth on Seller Disclosure Schedule 4.18(a)(ii), the Communications Licenses set forth on Seller Disclosure Schedule 4.18(a)(i) constitute all of the licenses, from the FCC or the Local Commissions that are required for and/or used in the operation of the Transferred Business as operated on the date of this Agreement. Each Seller has provided to Buyer any written notice from any Governmental Entity received by any Seller or Transferred Company during the past twenty-four (24) months alleging non-compliance, breach or default with the requirement of any such Communications License. The Transferred Company identified on Seller Disclosure Schedule 4.18(a)(i) as the licensee of each Communications License is or will be at Closing the authorized legal holder of or otherwise has or will have at the Closing rights to such Communications License. Except as set forth on Seller Disclosure Schedule 4.18(a)(iii), all such Communications Licenses set forth on Seller Disclosure Schedule 4.18(a)(i) and are valid and in full force and effect as of the date of this Agreement, unimpaired by any condition, except those conditions that may be contained within the terms of such Communications Licenses or those conditions applicable to the particular class of Communications Licenses generally. Except as set forth on Seller Disclosure Schedule 4.18(a)(iii), there is no condition outside of the Ordinary Course imposed on any of the FCC Licenses by the FCC (including any condition on the grant of a renewal application) that is not disclosed on the face of the reference copy of the FCC License in the FCC’s Universal Licensing System database; provided that Ordinary Course shall include any condition described in any federal statute, FCC Rule or similar source that applies generally to FCC licenses of the applicable radio service.

(b)     The Transferred Companies and each holder of any of the Communications Licenses set forth on Seller Disclosure Schedule 4.18(a)(i) are in compliance in all material respects with the Communications Act and the rules, regulations, published policies and published decisions of applicable Local Commissions in respect of the operation of the Transferred Business as operated on the date hereof. There is not pending as of the date of this Agreement or, to the Knowledge of Sellers, threatened in writing, any Action by or before the FCC or any Local Commissions in which the requested remedy is the revocation, suspension, cancellation, rescission or modification of any of the Communications Licenses set forth on Seller Disclosure Schedule 4.18(a)(i), or would result in a Seller Material Adverse Effect, nor is any Seller, any of the Transferred Companies, or any of their respective Affiliates, aware of any breach or default under any of the foregoing that would reasonably be expected to materially and adversely affect the Transferred Companies or the Transferred Business. Except as set forth on Seller Disclosure Schedule 4.18(b), none of Sellers, the Transferred Companies or any such holder has received any written notice from any Governmental Entity that any such Communications License will not be renewed in the ordinary course on terms that are customary for holders of licenses similar to such Communications Licenses. All material payments, debts, fees and contributions required to be paid to the FCC or any other Governmental Entity by Sellers, the Transferred Companies or such holders, as applicable, on or before the date of this Agreement with respect to such Communications Licenses have been paid. Except as set forth on Seller Disclosure Schedule 4.18(b) or as would not reasonably be expected to subject such Communications Licenses to cancellation, revocation, suspension, non-renewal or to result in a Seller Material Adverse Effect (i) each licensee or holder of such Communications Licenses has performed all of its material obligations required to have been performed under such Communications Licenses and (ii) all reports and other documents required to be filed by such licensee or holder with the FCC or any other Governmental Entity with respect to such Communications Licenses have been filed and (iii) to the Knowledge of Sellers, no Seller, nor any of the Transferred Companies, nor any of their respective Affiliates, is in material breach or default under any of such Communications Licenses, and any prior such material breach or default that has been asserted by any party has been waived, cured or otherwise settled.

(c)     For each Communications License issued by the FCC and set forth on Seller Disclosure Schedule 4.18(a)(i) (the “FCC Licenses”), Seller Disclosure Schedule 4.18(a)(i) sets forth (i) the FCC registration number or name of the licensee and, if applicable, the lessee, (ii) FCC call sign, license number or other license identifier, (iii) current expiration date, (iv) frequency block (except for microwave licenses) and (v) where applicable, the relevant market and service designations used by the FCC.

(d)     Seller Disclosure Schedule 4.18(d) sets forth separately a list of each spectrum leasing arrangement under an FCC License, for which a Transferred Company is or will be at Closing the licensee, that will be assigned as part of the Transferred Assets (the “FCC Leases”). Sellers, the Transferred Companies and their Affiliates, as applicable, are not, nor, to the Knowledge of Sellers, is any other party to any of the material FCC Leases, in material breach or default under the FCC Leases, and any material breach or default that has been asserted by any party has been waived, cured or otherwise settled. Sellers, the Transferred Companies and their Affiliates have not, nor has any other party to any of the FCC Leases claimed in any written statement that the counterparty is in material breach or default under the FCC Leases and any past material breach or default has been waived, cured or otherwise settled. For purposes of this Section 4.18(d), any breach of a payment obligation shall be deemed material. No party to any FCC Lease has claimed in writing, and no party has threatened in any written statement, to Sellers or any of their Affiliates that the party has a right to terminate any FCC Lease at any time or to seek damages against Sellers or any of their Affiliates for an alleged violation, breach or default by any such Person of any FCC Lease. Except as set forth on Seller Disclosure Schedule 4.18(d), none of the Transferred Assets is subject to an FCC Lease.

(e)     The licensee of each FCC License is in material compliance with the FCC Rules and any other Laws that apply to or that are contained in, each FCC License and has timely fulfilled and performed all of its material obligations with respect thereto, including all reports, notifications and applications to the FCC. Sellers and their Affiliates have timely made the payment of all regulatory fees, contributions to the Universal Service Fund, the TRS Fund and all other such funds to which contributions are required by the FCC Rules with respect to the Transferred Business.

(f)    Except for structures that do not require registration, each of the antenna structures used for the operation of the FCC Licenses and FCC Leases has been registered with the FCC consistent with the FCC Rules; provided that, in the case of structures where Sellers or one of their Affiliates is a lessee of the structure, this representation is limited to the Knowledge of Sellers.

(g)     Except as reflected in the FCC’s Universal Licensing System database, none of the FCC Licenses has been modified by Sellers or their Affiliates in any respect, including through disaggregation and/or partition, and there is no pending or planned application by Sellers or their Affiliates to modify any FCC License in a way that would materially and adversely affect the use of such FCC License in the Transferred Business.

4.19    Real Property.

(a)     Seller Disclosure Schedule 4.19(a) contains a true and correct in all material respects list of each Transferred Company Real Property, Transferred Company Leased Real Property, Transferred Owned Cell Site, Transferred Colocation Site, and other material structure owned or leased (in whole or in part) by any Transferred Company in connection with the Transferred Business: (1) setting forth whether it is leased or owned by any of the Transferred Companies and, if leased, identifies the lessor thereof; and (2) if owned by any of the Transferred Companies, sets forth whether the real property relating to such tower or other structure is leased or owned and if leased, identifies (to the extent of the Knowledge of Sellers) the lessor thereof.

(b)     With respect to all Transferred Company Real Property, the Transferred Companies have good and valid title to such Transferred Company Real Property free and clear of Encumbrances except for any Permitted Encumbrances. Except as set forth in Seller Disclosure Schedule 4.19(a), all Transferred Company Leased Real Property is governed by a Transferred

Company Real Property Lease, and all Transferred Company Real Property Leases are valid and binding and in full force and effect. Except as set forth in Seller Disclosure Schedule 4.19(a), each Transferred Colocation Site is used or held for use by a Transferred Company pursuant to a site lease agreement, colocation agreement or similar lease or license agreement, which is valid and binding and in full force and effect. Neither the Transferred Companies nor any Affiliates of the Transferred Companies have entered into any assignments, subleases, colocation agreements or other occupancy agreements with respect to any of the Transferred Company Real Property that provide any other Person a right of access or use of all or any part of any Transferred Company Real Property that interferes with the operation of the Transferred Business in the Ordinary Course in any material respect. Except as set forth in Seller Disclosure Schedule 4.19(a), a copy of each Transferred Company Real Property Lease in the possession of Sellers has been made available to Buyer, and except as would not reasonably be expected to have a Seller Material Adverse Effect, (i) the Transferred Companies have complied with all material obligations under all such Transferred Company Real Property Leases, (ii) there is no material default under any Transferred Company Real Property Lease by any Transferred Company that, with the lapse of time or giving of notice, or both, would constitute a default thereunder by any Transferred Company and (iii) the Transferred Companies have valid and enforceable rights of physical and legal ingress and egress to and from all Transferred Company Leased Real Property and a public right-of-way, as well as to and from all Transferred Company Real Property and a public right-of-way.

(c)     With respect to the Transferred Company Real Property and, to the Knowledge of Sellers, the Transferred Company Leased Real Property, all improvements that are owned, leased or used by the Transferred Companies conform in all material respects to applicable Laws and are zoned for the purposes for which such improvements are presently being used by the Transferred Companies. To the Knowledge of Sellers, the Transferred Company Real Property and the Transferred Company Leased Real Property have all material Governmental Authorizations required to be held by the Transferred Companies for the siting, construction, use and operation of the improvements located thereon to the extent such improvements are being used in the operation of the Transferred Business. There is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Transferred Company Real Property or, to the Knowledge of Sellers, the Transferred Company Leased Real Property which prohibits its current use by the Transferred Companies.

(d)     As of the date of this Agreement, there are no pending, or to the Knowledge of Sellers, threatened in writing, appropriation, condemnation, eminent domain or similar proceedings brought by a Governmental Entity relating to the Transferred Company Real Property, or to the Knowledge of Sellers, the Transferred Company Leased Real Property.

(e)     Except as set forth on Seller Disclosure Schedule 4.19(e), as of the date of this Agreement, the Transferred Company Real Property and the Transferred Company Leased Real Property have not within the last twelve (12) months suffered any material damage by fire or other casualty which has not heretofore been repaired and restored to its condition prior to such damage in all material respects, except for damage that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(f)     The transactions contemplated hereunder do not require the consent of any party to any Transferred Company Real Property Lease, except for such consents as are identified on Seller Disclosure Schedule 4.19(a) or that have been obtained.

(g)     Except pursuant to any Affiliate Agreements, the Transferred Companies and their Affiliates neither own nor lease any real property other than Transferred Company Leased Real Property and Transferred Company Real Property.

(h)     Except as set forth on Seller Disclosure Schedule 4.19(h), each Transferred Owned Cell Site (including the tower or other antenna structure and all related network equipment owned by the Transferred Companies) has been constructed and maintained in all material respects, and all network equipment owned by a Transferred Company and located at any Transferred Colocation Site has been installed and maintained in all material respects, in compliance with the terms and conditions of all applicable FCC Rules and the FAA rules, regulations and published policies governing the construction, marking and lighting of wireless communications towers. Except as set forth on Seller Disclosure Schedule 4.19(h), the Transferred Companies and their Affiliates have received all necessary regulatory approvals, made all filings, tower registrations, Radio Frequency Emission Certifications, state certifications or letters and other reports required to be obtained or made by them relating to each such Transferred Owned Cell Site, including, but not limited to, those necessary to comply with all FAA and FCC Tower Registration filing requirements of the Transferred Companies under FCC Rule Part 17 and the FCC’s NEPA regulations (FCC Rule Part 1, Subpart I, including FCC Rule Sections 1.1307-11) except as would not, individually or in the aggregate, be reasonably likely to have a Seller Material Adverse Effect.

4.20    Finders’ Fees. Except for Bank of America Merrill Lynch, whose fees will be paid by Sellers, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers or any Transferred Company that might be entitled to any fee or commission from Sellers or any Transferred Company in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

4.21     Customers. As of June 30, 2019, the total number of subscriber lines associated with Prepaid Customers, Postpaid Customers and Wireline Customers were as set forth on Seller Disclosure Schedule 4.21. Each Customer Contract with a Wireless Customer is on substantially the form of Customer Contract made available to Buyer and each Customer Contract with a Wireline Customer has either been made available to Buyer or is on substantially the form of Customer Contract made available to Buyer.

4.22    Books and Records. Except as would not reasonably be expected to result in a Seller Material Adverse Effect, (a) the Transferred Books and Records contain true, complete and correct records of all actions taken at all meetings and by all written consents in lieu of meetings of the directors or other governing bodies and stockholders or other holders of capital stock or equity interests of each of the Transferred Companies and (b) the stockholders register, related share transfer records or other similar records of each of the Transferred Companies contain a true, complete and correct record of the original issuance, transfer and other capitalization matters of the stock of Beach or other shares, capital stock or other equity interests of each of the Transferred Companies.

4.23    Directors and Officers Insurance Policies. Sellers or their Affiliates have maintained directors and officers insurance policies that cover the D&O Indemnified Parties for claims arising out of or pertaining to events occurring prior to Closing with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the D&O Indemnified Parties than company directors and officers of other similar Seller Affiliates.

4.24    Solvency. Immediately prior to the Closing and as of the Closing, after giving effect to the consummation of the transactions contemplated hereby, each of the Sellers will be solvent, will have adequate capital to carry on their businesses and otherwise meet all of their obligations contained herein, including in ARTICLE VIII.

4.25    No Other Representations or Warranties. Sellers agree and acknowledge that none of Buyer, its Affiliates or any of their respective Representatives has made, or is making, or shall be deemed to have made, and each such Person disclaims, and Sellers have not relied upon and shall make no claim against any such Person with respect to any representation, warranty (including any express or implied representation or warranty), covenant or agreement, express or implied, whatsoever to Sellers or their Affiliates or Representatives other than the representations and warranties of Buyer to Sellers expressly provided in ARTICLE V and other than such covenants and agreements of Buyer that are set forth in this Agreement and Buyer’s implied obligations of good faith and fair dealing whether set forth in this agreement. Sellers acknowledge that the representations and warranties set forth in ARTICLE V are made solely by Buyer, and no Affiliates or Representatives of Buyer shall have any responsibility or liability related thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the applicable section or subsection of the disclosure schedules delivered to Sellers by Buyer prior to the execution hereof (the “Buyer Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Buyer Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Buyer represents and warrants to Sellers as of the date of this Agreement and as of the Closing that:

5.1    Organization and Qualification. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as currently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Buyer’s ability to perform its obligations under this Agreement or the Ancillary Documents to which it is a party.

5.2    Corporate Authorization. Buyer has full corporate or similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each of such Ancillary Documents to which it is a party, and the consummation by Buyer of the transactions contemplated hereunder and thereunder, has been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or any of such Ancillary Documents and the consummation by Buyer of the transactions contemplated hereunder and thereunder.

5.3    Consents and Approvals.

(a)     Other than (i) under the HSR Act, (ii) from or to the FCC, (iii) from or to any of the Local Commissions and (iv) the other Governmental Authorizations and Governmental Consents as set forth on Buyer Disclosure Schedule 5.3(a), no consent, approval, waiver, authorization, report, notice or filing is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Governmental Entity in connection with the execution, delivery and performance by Buyer of this Agreement and any Ancillary Document to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, except for those consents, approvals, waivers, authorizations, reports, notices or filings the failure to obtain, give or make, as the case may be, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Buyer’s ability to perform its obligations under this Agreement or under any Ancillary Document to which it is a party.

(b)     Assuming the receipt of all consents, approvals, waivers and authorizations and the making of all notices and filings set forth in Buyer Disclosure Schedule 5.3(a), Buyer will be, authorized under the Communications Act and pursuant to all other Governmental Authorizations and Governmental Consents as are required from all Governmental Entities to own, operate and conduct the Transferred Business. As of the date hereof, there is no Action pending, nor to the Knowledge of Buyer threatened, against Buyer or any of its Affiliates, in each case that if determined adversely to Buyer would materially impair or delay Buyer’s qualifications to acquire the Transferred Companies, operate the Transferred Business, obtain any Governmental Authorization or Governmental Consent that is required, or materially delay the grant of any consent set forth on Buyer Disclosure Schedule 5.3(a). No Action has been filed with any Governmental Entity with jurisdiction over Buyer or any of its Affiliates that raises any such question or results in any such delay as of the date hereof.

5.4    Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of Buyer’s organizational documents, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings listed in Buyer Disclosure Schedule 5.3(a) conflict with or result in a violation or breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer under, or result in a loss of any benefit to which Buyer is entitled under, any Contract or result in the creation of any Encumbrance upon any of Buyer’s assets or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Buyer Disclosure Schedule 5.3(a) or required to be made or obtained by Sellers, conflict with or result in a violation or breach of, or constitute a default under, any Law to which Buyer is subject, or under any Governmental

Authorizations or Governmental Consents, other than, in the case of clauses (ii) and (iii), conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses or Encumbrances that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Buyer’s ability to perform its obligations under this Agreement or the Ancillary Documents to which it is a party.

5.5    Binding Effect. This Agreement and each of the Ancillary Documents to which Buyer is a party, assuming due execution and delivery by Sellers and the other parties thereto, constitutes, or in the case of such Ancillary Documents will upon execution thereof constitute, a valid and legally binding obligation of Buyer that is a party to such agreements, enforceable against Buyer in accordance with their respective terms, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.6    Litigation and Claims. As of the date of this Agreement, there is no civil, criminal or administrative Action pending or, to the Knowledge of Buyer, threatened in writing against Buyer or any of its Affiliates at law or in equity relating to the business of Buyer or its Affiliates or the transactions contemplated by this Agreement and the Ancillary Documents, other than those that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Buyer’s ability to perform its obligations under this Agreement or the Ancillary Documents to which it is a party. As of the date of this Agreement, neither Buyer nor any of its Affiliates is subject to any Order of any Governmental Entity of competent jurisdiction, other than those that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Buyer’s ability to perform its obligations under this Agreement or the Ancillary Documents to which it is a party.

5.7    Finders’ Fees. Except for Credit Suisse and LionTree Advisors, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer, or any Affiliate of Buyer, that might be entitled to any fee or commission from Buyer or such Affiliate of Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

5.8    Financial Capability. At the Closing, Buyer will have sufficient funds to effect the Closing and all other transactions contemplated by this Agreement and the Ancillary Documents to which it is a party and to conduct its businesses and operations following the Closing. Buyer has provided to Sellers, on or prior to the date of this Agreement, a true and complete copy of (a) an executed commitment letter among Buyer, BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Scotia Capital (USA) Inc., among others and (b) executed back-stop commitment letters among Buyer, on one hand, and each of the following, individually, on the other hand, BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Scotia Capital (USA) Inc., among others (the “Backstop Commitment Letter”), in each case, including any exhibits, annexes, schedules or amendments thereto, and excerpts of those portions of each fee letter associated therewith that contain any conditions to funding regarding the terms of the financing to be provided thereby (clause (a) and (b) collectively, and as the same may be amended, replaced, supplemented, waived or otherwise modified in accordance with Section 6.10, the

“Commitment Letter”), pursuant to which the financing sources providing or arranging the Financing (together with their respective Affiliates, and their, as well as their respective Affiliates’, Representatives, the “Financing Sources”) have committed to provide or cause to be provided, subject to the terms and conditions set forth therein, financing in the amounts set forth therein (the “Financing”). As of the date of this Agreement, (i) the Commitment Letter (assuming due authorization, execution and delivery by the parties thereto (other than Buyer)) is (A) a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, each of the other parties thereto, (B) enforceable in accordance with its terms against Buyer and, to the Knowledge of Buyer, each of the other parties thereto, except, in each case, as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general equity principles (regardless of whether enforcement is sought in a proceeding at law or in equity) and (C) in full force and effect, (ii) the Commitment Letter has not been amended or modified, (iii) none of the obligations and commitments contained in the Commitment Letter has been withdrawn, terminated or rescinded in any respect, (iv) assuming all conditions to effect the Closing set forth in Section 7.1 and Section 7.2 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing, but which conditions, at the time of the Closing are capable of being and would be satisfied if the Closing were to occur as of the date hereof), no event has occurred which (with or without notice or lapse of time, or both) would constitute a default or breach on the part of Buyer or, to the Knowledge of Buyer, any other parties thereto under the Commitment Letter, and (v) assuming all conditions to effect the Closing set forth in Section 7.1 and Section 7.2 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing, but which conditions, at the time of the Closing are capable of being and would be satisfied if the Closing were to occur as of the date hereof), Buyer does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Buyer at the Closing. As of the date of this Agreement, Buyer has fully paid or caused to be paid any and all fees in connection with the Commitment Letter that are payable on or prior to the date of this Agreement. As of the date of this Agreement, there are no side letters or other agreements, arrangements or understandings (including fee letters) to which Buyer or any of its Affiliates is a party that would affect the availability of the full amount of the Financing other than as expressly set forth in the Commitment Letter. In no event shall the receipt or availability of any funds by or to Buyer or any of its Affiliates or the Financing or any other financing transaction be a condition to any of the obligations of Buyer hereunder. As of the date of this Agreement, there are no conditions precedent to the obligations of the Financing Sources to provide the full amount of the Financing contemplated by the Commitment Letter, except as set forth in or contemplated by the Commitment Letter. Assuming all conditions to consummate the Closing set forth in Section 7.1 and Section 7.2 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing, but which conditions, at the time of the Closing are capable of being and would be satisfied if the Closing were to occur as of the date hereof), the Financing, when funded in accordance with the Commitment Letter, together with Buyer’s Cash on hand and the proceeds of other sources of financing available to Buyer, will provide Buyer with acquisition financing readily available at the Closing sufficient to consummate the transactions contemplated by this Agreement.

5.9    Solvency. As of the Closing, after giving effect to any Indebtedness being incurred on such date in connection herewith, Buyer will not (i) be insolvent (either because its financial condition is such that the sum of its debts (including a reasonable estimate of the amount of all contingent Liabilities) is greater than the fair value of its assets, or because the present fair salable value of its assets will be less than the amount required to pay its probable Liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

5.10    Securities Matters. The shares of capital stock of Beach are being acquired by Buyer for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of, or any interest in, such shares. Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its direct or indirect investment in the Transferred Companies, and Buyer is capable of bearing the economic risks of such investment for an indefinite period of time, including a complete loss of its investment in the Transferred Companies. Buyer acknowledges that the shares of Beach have not been registered under the Securities Act, or any state, territory, foreign or other federal securities Laws, and understands and agrees that it may not sell or dispose of any of the shares of Beach except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, territory, foreign or federal securities Laws.

5.11    No Other Representations or Warranties. Buyer agrees and acknowledges that none of the Sellers, the Transferred Companies or any of their respective Affiliates or their respective Representatives has made, nor shall any such Person be deemed to have made, and each such Person disclaims, and Buyer has not relied upon and shall make no claim against any such Person with respect to: (i) any representation or warranty (including any express or implied representation or warranty of merchantability, fitness for any particular purpose or use or arising from course of performance, dealing, usage, trade or non-infringement), covenant or agreement, express or implied, with respect to the Transferred Companies, the Transferred Business, the assets owned or used by the Transferred Companies or any of their respective Affiliates, the Liabilities of the Transferred Companies or any of their respective Affiliates, the products and services of the Transferred Business, the transactions contemplated hereby or otherwise, other than the representations and warranties set forth in ARTICLE IV (as the same may be modified by the Seller Disclosure Schedules in effect as of the date of this Agreement) and the certificates to be delivered under Sections 3.3(d), 3.3(e) and 7.2(d) and other than such covenants and agreements of Sellers that are set forth in this Agreement and the Sellers’ implied obligations of good faith and fair dealing whether or not set forth in this Agreement; or (ii) any representation or warranty with respect to the accuracy or completeness of any information (including all cost estimates, financial or other projections or predictions) regarding the Transferred Companies, the Transferred Business, the assets owned or used by the Transferred Companies or any of their respective Affiliates, the Liabilities of the Transferred Companies or any of their respective Affiliates, the products and services of the Transferred Business, the transactions contemplated hereby or otherwise that has been furnished or made available to Buyer and its Representatives, other than the representations and warranties set forth in ARTICLE IV (as the same may be modified by the Seller Disclosure Schedules in effect as of the date of this Agreement) and the certificates to be delivered under Sections 3.3(d), 3.3(e) and 7.2(d). Buyer agrees and acknowledges that, except with respect to representations and warranties as may be expressly set forth in ARTICLE IV (as modified by the Seller Disclosure Schedules in effect as of the date of this Agreement), the Transferred Companies and Transferred Business are to be transferred to Buyer at Closing on an “AS IS, WHERE IS” basis.

ARTICLE VI

COVENANTS

6.1    Access and Information.

(a)     From the date of this Agreement until the Closing, subject to any applicable Laws, Sellers shall afford Buyer and its Representatives access, during regular business hours and upon reasonable advance written notice, to the Transferred Business, including the Transferred Books and Records, as Buyer shall from time to time reasonably request in writing; it being understood that (i) in no event shall Buyer have access to any information that (u) is competitively sensitive, (v) based on advice of Sellers’ counsel, would create any potential Liability under applicable Laws, including U.S. Antitrust Laws, (w) in the reasonable judgment of Sellers would violate any obligation of Sellers or any of their respective Affiliates with respect to disclosure of information or confidentiality or destroy any legal privilege of Sellers or any of their respective Affiliates, (x) constitutes customers’ proprietary network information (other than as permitted by the Communications Act), (y) the privacy policy of Sellers or any of Sellers’ Affiliates prohibits disclosing or (z) constitutes a Prohibited Communication and (ii) Sellers shall not object to any request by Buyer for accountants’ work papers of the auditors relating to the Audited Financial Statements; and it being further understood that Buyer shall reimburse Sellers promptly for reasonable out-of-pocket costs and expenses incurred by any Seller or any of its Affiliates in complying with any such request by or on behalf of Buyer. Without limiting the generality of the foregoing but subject to the limitations set forth above, from the date of this Agreement until the Closing, subject to any applicable Laws, Sellers and their Representatives shall provide Buyer or any Affiliate thereof (each such entity, an “Applicable Reporting Company”), at the sole expense of Buyer and to the extent reasonably obtainable by Sellers, with reasonable access to the financial information of the Transferred Business, as such Applicable Reporting Company may require in order to obtain or develop historical and/or pro forma financial information and other disclosures required by such Applicable Reporting Company to comply with its public reporting obligations under the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, including but not limited to the requirements of Form 8-K, Form S-3, Rule 3-05 of Regulation S-X, Article 11 of Regulation S-X and any related interpretive guidance promulgated by the SEC, provided that, in each case, Buyer has provided prior written notice to Sellers of such reporting obligation: (A) sufficiently in advance of the due date for any report required to be filed under the Exchange Act (each, an “Exchange Act Report”) or the desired filing date of any registration statement (including any pre- or post-effective amendment thereto or any prospectus or prospectus supplement in respect thereof; each, a “Registration Statement & Prospectus”); and (B) with sufficient detail of the information requirements from Sellers to be included in such Exchange Act Report or Registration Statement & Prospectus, in each case, to provide Sellers with a reasonable opportunity to assist with such request under the circumstances. All information received by Buyer or its Representatives pursuant to this Section 6.1 shall be governed by the terms of the Confidentiality Agreement.

(b)    From the date of this Agreement to the Closing, at Buyer’s sole expense, Buyer or its employees or Representatives may during regular business hours and upon reasonable prior notice, and with the prior permission of Sellers (which shall not be unreasonably withheld), subject to any required third party consents or approvals, enter into and upon all or any portion of the Transferred Company Real Property and the Transferred Company Leased Real Property, in order to conduct ASTM 1527 Phase I environmental site assessments, or Limited ASTM 1527 Phase I ESA, or site visits by a qualified environmental professional to investigate and assess, the environmental condition of such properties or the business of the Transferred Business (the “Environmental Investigation”). Without Sellers’ prior written consent, which consent shall not be unreasonably delayed, conditioned or withheld, the Environmental Investigation shall not include the performance of any soil and surface or ground water sampling, monitoring, borings, or invasive testing at any Transferred Company Real Property or any Transferred Company Leased Real Property. Sellers shall cooperate with Buyer in conducting any such Environmental Investigation and, subject to any required third party consents or approvals, allow Buyer reasonable access to such properties and information; and Buyer shall provide Sellers with copies of any results, reports or assessments arising out of the Environmental Investigations.

(c)     Following the Closing, upon the request of the other party, Buyer and Sellers shall, to the extent permitted by Law, make available to the requesting party and its Representatives (for inspection and copying) all financial, Tax and other information reasonably available to such party pertaining to the Transferred Business or the operation or ownership of the Transferred Companies and their assets and Liabilities and the Transferred Company Employees reasonably requested in connection with (i) any audit or other investigation by any Taxing authority or any required returns, responses to inquiries, reports or submissions to Governmental Entities (including reports filed with the SEC, any consolidated financial or statutory reporting obligations and any Tax Returns or replies to the Tax inquiries of any Seller or its Affiliates) with respect to the Transferred Companies or the Transferred Business in each case solely related to periods prior to the Closing; provided, however, that no party shall have any obligation to provide copies of any Consolidated Tax Return or (ii) any matters relating to insurance coverage, third-party litigation, claims, proceedings and investigations pertaining to the Transferred Companies or the Transferred Business, as applicable, in each case with respect to periods prior to the Closing; it being understood that in no event shall the requesting party or its Representatives have access to any information that in the reasonable judgment of the other party would violate any obligation of the other party or any of its Affiliates with respect to disclosure of information or confidentiality or destroy any legal privilege of the other party or any of its Affiliates.    Without limiting the generality of the foregoing, each party hereto shall comply with its obligations under Section 6.5(i).

(d)     As promptly as reasonably practicable following the Closing, Sellers will transfer, or cause to be transferred, to the Transferred Companies the Transferred Books and Records. Except as otherwise provided herein, the following Transferred Books and Records shall not be transferred to the Transferred Companies: (i) Transferred Books and Records which are integrated into the Books and Records of any member of the Seller Group unless requested by Buyer and Buyer reimburses Sellers for all reasonable out-of-pocket costs and expenses incurred by Sellers in connection with segregating any such Books and Records, (ii) Transferred Books and Records which relate to any aspect of the Transferred Business for which services are, or will be, provided under the Ancillary Documents (the “Transition Records”), in which case such Transition Records will be transferred to the Transferred Companies from time to time, following the termination of the applicable services, unless such Transition Records would not otherwise be required to be delivered pursuant to this Section 6.1(d) (excluding anything contained in this clause

(ii)), and (iii) Transferred Books and Records which are obsolete or otherwise only of historical significance and archived in accordance with Sellers’ record retention policies (the “Archived Records”), unless Buyer reimburses Sellers for all reasonable out-of-pocket costs and expenses incurred by Sellers in connection with providing any such Archived Records. Following the Closing, to the extent any Books and Records (or portions thereof) in the possession of the Transferred Companies or any of the Sellers or their Affiliates and related to the Transferred Business do not constitute Transferred Books and Records, Sellers shall and shall cause their Affiliates to make pertinent portions of such records available for review by Buyer, the Transferred Companies and their respective Representatives (1) to the extent required by Buyer or any Transferred Company to comply with Law, (2) to the extent required by Buyer or any Transferred Company to prepare or file any Tax return or (3) as necessary for Buyer or a Transferred Company to defend against or pursue any third party claim arising out of or relating to the Transferred Business.

(e)     Sellers will provide the Transferred Companies with reasonable access to (i) the Transition Records after Closing at the time, and from time to time during the period, provided in the Ancillary Documents and (ii) the Archived Records for a period of two (2) years following the Closing Date to the extent such records are reasonably available to Sellers; it being understood that (x) the foregoing shall not require any member of the Seller Group to retain such records except in accordance with Sellers’ ordinary business practices in place from time to time; (y) Sellers may redact information from such records to the extent reasonably necessary to protect the confidential and proprietary information of any Seller and its Affiliates; and (z) Buyer shall reimburse Sellers for all reasonable out-of-pocket costs and expenses incurred by Sellers in connection with providing any such records.

6.2    Conduct of Business.

(a)     During the period from the date of this Agreement until the Closing, except (1) for actions expressly contemplated in or required by this Agreement (including Sections 6.14 through 6.17), the Ancillary Documents, or the Collective Bargaining Agreements (solely with respect to matters directly affecting employees of the Transferred Companies), (2) as required by any Governmental Entity or Law, (3) for actions affecting the businesses, generally, of Sellers or their respective Affiliates that do not disproportionately affect the Transferred Companies or the Transferred Business compared to members of the Seller Group (4) as set forth on Seller Disclosure Schedule 6.2(a) or (5) as Buyer otherwise consents in writing, which consent shall not be unreasonably delayed, conditioned or withheld (collectively, clauses (1) through (5), the “Business Conduct Exceptions”), Sellers shall, and shall cause each of the Transferred Companies to, (A) operate the Transferred Business in all material respects in the Ordinary Course and (B) use commercially reasonable efforts to preserve intact the Transferred Business and the Transferred Assets (including the material business relationships thereof) in a manner that is consistent with past practice. During the period beginning January 1, 2019 and ending on the Closing Date, Sellers shall or shall have, and shall cause or shall have caused each of the Transferred Companies to, make capital expenditures in an amount not less than the Minimum Capital Expenditure Amount, make sales and marketing related operating expenditures in an amount not less than the Minimum Marketing Expenditure Amount and spend an amount not less than the Minimum Equipment Subsidy Amount on equipment subsidies. During the period from the date of this Agreement until the Closing, Sellers shall inform Buyer, to the extent reasonably practicable and permissible under applicable Law, of the occurrence of any event, occurrence, development, state of facts, effect, condition or change that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the financial condition, assets, Liabilities, or results of operations of the Transferred Business or the Transferred Companies taken as a whole. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the Closing, except for applicable Business Conduct Exceptions, Sellers shall, and shall cause each of the Transferred Companies to, with respect to the Transferred Business and the Transferred Companies, as applicable:

(i)    not sell, lease, license, transfer, dispose of, or create or permit to exist any Encumbrance (other than Permitted Encumbrances) on, any asset of any Transferred Company having a value in the aggregate in excess of $4,000,000, other than (A) sales of inventory in the Ordinary Course, (B) disposals of obsolete or worthless assets or transfers of unused inventory and other unused assets to other markets in the Ordinary Course, (C) except for any dividend or distribution prior to the Closing of Cash from the Transferred Companies to Sellers and the capital stock of AT&T of Puerto Rico, Inc. and AT&T of the Virgin Islands, Inc. (each, a Subsidiary of Beach), (D) sales of assets which are replaced with or exchanged for similar items of substantially equal or greater value and utility, and (E) the non-exclusive license of Intellectual Property and software granted to customers of the Transferred Business in the Ordinary Course and leases and licenses to Customers in the Ordinary Course;

(ii)     not incur or permit to exist any Indebtedness, including any Capitalized Lease Obligation, except for Indebtedness that will be repaid or contributed to a Transferred Company prior to Closing (provided that any such contributed Indebtedness shall not be payable to any Person other than another Transferred Company), Capitalized Lease Obligations listed on Seller Disclosure Schedule 4.7(c) and Capitalized Lease Obligations incurred in the Ordinary Course;

(iii)     not make any loans, advances or capital contributions by any Transferred Company to, or investments in, any Person (other than another Transferred Company), except for advances to Transferred Company Employees for business expenses in the Ordinary Course and customer financing and premises equipment arrangements in the Ordinary Course;

(iv)     not enter into, terminate, materially extend or materially modify or waive any right under (A) any Contract that is, or would be if it had been entered into prior to the date of this Agreement, a Material Contract, which would have an adverse economic consequence to the Transferred Business after the Closing, other than actions taken in the Ordinary Course or (B) any Affiliate Agreement (other than Post-Signing Affiliate Arrangements);

(v)     not transfer or make provisions for transfer of the employment to or from Sellers or any of their Affiliates (other than the Transferred Companies) to or from any Transferred Company or terminate (other than for cause) the Transferred Company Employees listed on Seller Disclosure Schedule 6.2(a)(v) (each a “Key Employee”); provided the Transferred Companies may hire, fire, promote, transfer or demote any employee who is not a Key Employee;

(vi)    except as required by applicable Law or the terms of any Collective Bargaining Agreement or Seller Benefit Plan, with respect to Transferred Company Employees (other than the Retained Employees), not (A) increase materially the base salary or target annual cash bonus for any such Transferred Company Employees unless such increase is in the Ordinary Course and will not result in the aggregate base salary and target annual cash bonuses payable to all Transferred Company Employees (other than the Retained Employees) in any 12 month period to exceed by the Maximum Salary Uplift the base salary paid and target annual cash bonuses payable to such Transferred Company Employees during the prior calendar year or (B) enter into any new employment or severance agreements with any such Transferred Company Employee that would result in post-termination payments to any Transferred Company Employee that would exceed the Maximum Payment Amount becoming due or payable upon termination of employment;

(vii) not amend the certificate of incorporation, by-laws or other organizational documents of the Transferred Companies;

(viii) not issue, sell, pledge, transfer, dispose of or encumber any shares of the Transferred Companies’ capital stock or securities convertible into or exchangeable for any such shares, or any rights, warrants, options, calls or commitments to acquire any such shares or other securities;

(ix)    not split, combine or reclassify any shares of the Transferred Companies’ capital stock or other securities;

(x)     not (A) settle or compromise, or consent to entry of any judgment, any Action which imposes on the Transferred Business or the Transferred Companies material injunctive or non-monetary relief, including any finding or admission of any violation of Law or other wrongdoing by any Transferred Company or any material restriction or obligation on the Transferred Business or any Transferred Company, or (B) pay, discharge, settle or compromise, or consent to entry of any judgment in, any Action, or discharge, settle or satisfy any obligation with respect to any Action exceeding $2,000,000 individually or in the aggregate with respect to all Actions (it being understood that any such payments that exceed such amount shall be permitted if fully paid prior to Closing or such outstanding amount is included as a current liability for purposes of the calculation of Closing Working Capital);

(xi)     except to the extent related to a Consolidated Tax Return where such action would not reasonably be expected to result in adverse consequences to Buyer or a materially adverse effect on a Transferred Company or the Transferred Business, not adopt any accounting or Tax accounting method or change any accounting or Tax accounting method of any Transferred Company unless required by GAAP or applicable Law;

(xii)     except to the extent related to a Consolidated Tax Return where such action would not reasonably be expected to result in adverse consequences to Buyer or a materially adverse effect on a Transferred Company or the Transferred Business, not (A) make, change or revoke any Tax election of the Transferred Companies; (B) enter into any closing agreement affecting any Tax Liability of the Transferred Companies or (C) settle or compromise any Tax Liability of the Transferred Companies;

(xiii) not permit any Transferred Company to adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization, other than as contemplated by this Agreement;

(xiv)    not assign or transfer out of the Transferred Companies, or cancel, fail to renew or fail to extend, or otherwise fail to maintain in all material respects, any of the Communications Licenses and Governmental Authorizations material to the Transferred Business, except for (A) cancellations or modifications of microwave licenses in the Ordinary Course consistent with past practice, to the extent that such cancellations or modifications would not, individually or in the aggregate, reasonably be likely to prevent or materially impair or delay the consummation of the transactions contemplated hereby; (B) failures to extend spectrum leasing arrangements at the end of the contractual term if the extension cannot be obtained without material modification of the terms and conditions; and (C) cancellations of FCC Leases due to the lessee’s breach thereof or as required under the FCC’s Rules; and

(xv)     not authorize or enter into any agreement or commitment with respect to any of the foregoing.

(b)     During the period from the date of this Agreement until the Closing, notwithstanding anything in this Agreement to the contrary, prior to making any written or oral communications to the directors, officers or employees of suppliers to, or customers of, any Seller or any of the Transferred Companies in connection with or with respect to this Agreement or any Ancillary Document (including with respect to employees, compensation or benefit matters that are affected by the transactions contemplated by this Agreement) or to otherwise discuss the business or operations of the Transferred Companies or the Transferred Business, Buyer shall provide Sellers with a copy of the intended communication, and Sellers and Buyer shall cooperate in providing any such communication, subject to the prior written consent of Sellers; provided, however, that (i) Buyer and its Affiliates may contact and communicate with their own employees, customers, suppliers and other business relations about their own assets, properties, operations and businesses, (ii) if Buyer, any of its Affiliates, or any of their respective Representatives is contacted by, or receives any communication from, any employee, customer, supplier, or other business relation, about Sellers, the Transferred Companies, their respective assets, properties, operations, or businesses, or the transactions contemplated hereby, then Buyer shall, or shall cause such Affiliate, or shall use commercially reasonable efforts to cause such Representative, to, limit their response to only what Buyer, Sellers, or their respective Affiliates have publicly announced in respect of such transactions in accordance with the terms hereof and (iii) Buyer and its Affiliates may make public statements as may be required by Law, Order, or any listing agreement with or rule or requirement of any securities exchange or association, deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or other legal process, or the order of any Governmental Entity in accordance with Section 10.6.

(c)     During the period from the date of this Agreement until the Closing, Sellers shall cause AT&T Mobility PR and AT&T Mobility USVI to take all actions and make all filings necessary to maintain existing mobile wireless high cost support until such support is phased out and to pursue Stage 2 mobile support from the Uniendo a Puerto Rico Fund and the Connect USVI Fund, including: an election as mobile carriers to participate in Stage 2 of the mobile Uniendo a Puerto Rico Fund and the mobile Connect USVI Fund; any filings required to continue to receive existing mobile wireless high cost support until such support is phased out; preparation of a detailed Disaster Preparation and Response Plan document; and participation in the Disaster Information Reporting System. The foregoing obligations shall be in accordance with FCC Rules addressing such funds and any additional requirements released by the Wireline Competition Bureau of the FCC.

(d)     During the period from the date of this Agreement until the Closing, Sellers shall, at their sole expense, use commercially reasonable efforts to renew or obtain, as applicable, all Governmental Authorizations indicated as expired or needed on Seller Disclosure Schedule 4.13(a).

6.3    Reasonable Best Efforts; Governmental Consents.

(a)     Each Seller and Buyer shall cooperate and use its respective reasonable best efforts to consummate as promptly as practicable the transactions contemplated by this Agreement, including fulfilling the conditions precedent to the other party’s obligations hereunder, and securing or making, as applicable, as promptly as practicable the FCC Consent and all other Governmental Consents. The obligation of the Buyer to use such “reasonable best efforts” shall include, subject to limitations in clause (v) below, a commitment to take promptly any and all steps necessary to obtain or make, as applicable, all Governmental Consents, including the obligation to proffer and agree to (x) sell, lease, license, divest, discontinue, limit, or otherwise dispose of (and hold separate pending such disposition) (“Divest”), before, as of or after the Closing Date, any business or assets of Buyer, Buyer’s Affiliates, or the Transferred Companies, and/or (y) any restriction or affirmative obligation with respect to any business or assets of Buyer, Buyer’s Affiliates, or the Transferred Companies; it being understood that nothing in this Agreement (including a party’s obligations to use its “reasonable best efforts” or “commercially reasonable efforts”) shall require, or be construed to require, (i) Sellers or any of their Affiliates or Buyer or any of its Affiliates to make any payment in connection with fulfilling such conditions precedent (other than legal and accounting fees and disbursements and regular filing fees and costs), (ii) Sellers or any of their Affiliates to request any consent from any third party if (A) such consent is not material to the Transferred Business and Sellers reasonably believe that such request would adversely affect in any material respect Sellers’ relationship with such third party with respect to any of Sellers’ (or their Affiliates’) businesses other than the Transferred Business or (B) such third party requests an amendment or modification to any Contract in connection with obtaining such consent and such amendment or modification would adversely affect in any material respect Sellers’ (or their Affiliates’) business operations or prospects in respect of such businesses, or impose any financial obligation or Liability on any Seller or its Affiliates, (iii) Sellers or any of their Affiliates to take or refrain from taking any action, agree to any restriction or condition, incur or assume any additional Liabilities, or enter into any Contract with respect to any of their respective assets or operations; provided, however, that nothing herein shall prevent Sellers or any of their respective Affiliates from refusing to accept, providing alternative terms for, making alternative proposals regarding or otherwise negotiating the terms of, such restrictions, obligations and conditions, (iv) Sellers or any of their Affiliates to sell, hold, divest, discontinue or limit, before, as of or after the Closing Date, any assets, businesses or interests of any Seller or its Affiliates or (v) Buyer or any of its Affiliates to Divest any business or assets of Buyer, Buyer’s Affiliates, or the Transferred Companies, that generated aggregate 2018 revenues in excess of $20,000,000; provided, however, that nothing herein shall limit Buyer’s obligation to Divest fiber drops to commercial buildings in Puerto Rico of either (but not both) of Buyer’s Puerto Rico Affiliate or AT&T Mobility PR where there is overlap of fiber drops owned by both of such Affiliate and AT&T Mobility PR. Without limiting the generality of the foregoing, Buyer and Sellers will make all filings and submissions required by the U.S. Antitrust Laws, the FCC, including any necessary applications and notices required to seek the FCC Consent (collectively, the “FCC Applications”; each an “FCC Application”), and any Local Commission within twenty (20) Business Days after the date of this Agreement (provided that any failure to make such filings within twenty (20) Business Days after the date of this Agreement shall not constitute a breach of this Agreement so long as such filings are made as promptly as reasonably practicable thereafter) and promptly file any additional information requested as soon as reasonably practicable after receipt of such request therefor. In the event that any information in any FCC Application or any such supplemental information furnished in connection therewith is deemed confidential by Sellers or by Buyer, the parties shall use their reasonable best efforts to maintain the confidentiality of the same, and the parties shall seek FCC authorization to withhold such information from public view. Each of Buyer and Sellers shall be responsible for and pay its own filing fees, costs and expenses in connection with any notices, filings and submissions required by the U.S. Antitrust Laws, the FCC (including with respect to the FCC Consent and FCC Applications) and any Local Commission; provided that Buyer shall pay the filing fees in connection with any notification required to be filed pursuant to the HSR Act.

(b)    Without limiting the generality of the undertakings pursuant to this Section 6.3, but subject to Section 6.3(a), prior to the Closing or earlier termination of this Agreement in accordance with ARTICLE IX, Buyer and each Seller agrees to take or cause to be taken the following actions: (i) the prompt provision to each and every federal, state, or local Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws or state or federal communications Laws of non-privileged information and documents requested by any such Governmental Entity, provided that Buyer or Seller may negotiate with such Governmental Entity to limit the provision of such information and documents, or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including provision to the FCC of all information concerning such party reasonably required for inclusion in any FCC Application and any other application or filing to be made by it or the other parties in connection with transactions contemplated hereby; (ii) the prompt use of its reasonable best efforts to contest and avoid the entry of any permanent, preliminary or temporary injunction or other Order that would reasonably be likely to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person or entity, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and to have vacated, lifted, reversed or overturned any such injunction or Order that is entered or issued and delays, restrains, prevents, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement and the Ancillary Documents. Notwithstanding the foregoing, but without limitation thereof, Buyer shall, in all cases in good faith consultation with Sellers, (1) subject to Sellers’ consent, which shall not be unreasonably withheld, determine timing and strategy and be solely responsible for the final content of any substantive oral or written joint communications with any applicable Governmental Entity, and (2) lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity under the U.S. Antitrust Laws, the HSR Act, or the FCC Act; provided, further, that Buyer shall in good faith consider all views and input provided by Sellers.

(c)     Sellers and Buyer shall cooperate with each other and shall furnish to each other all information necessary or desirable in connection with making any filing under the HSR Act and for any application or other filing to be made pursuant to any state, territory, local or federal communications, franchising or competition Law, or in connection with resolving any investigation or other inquiry by any Governmental Entity or any consumer advocate which is, or may reasonably be expected to be, a party to a proceeding before a Governmental Entity (or any third-party consultant or advisor to any of the foregoing) under any state, territory, local or federal communications, franchising or competition Laws with respect to the transactions contemplated by this Agreement and the Ancillary Documents, including prompt delivery to the other party of all information concerning such party reasonably required for inclusion in any FCC Application and any other application or filing to be made by it or the other parties in connection with transactions contemplated hereby. Each of Buyer and each Seller shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity or any consumer advocate or third-party consultant or advisor to any of the foregoing regarding any such filings or any such transaction, including any notice or inquiry received by a party from the FCC with respect to any FCC Application. Buyer and Sellers shall cooperate in good faith with the other parties hereto in formulating a response to any such notice or inquiry received by a party from the FCC with respect to any FCC Application; and each of Buyer and Sellers shall promptly file with the FCC a response to any such notice or inquiry, which response shall be reasonably acceptable to the other party to this Agreement. Neither Buyer nor Sellers shall participate in any substantive meeting (in person or by telephone) with any Governmental Entity or any consumer advocate or third-party consultant or advisor to any of the foregoing in respect of any such filings, investigation or other inquiry without giving the other party prior notice of, and the opportunity to participate in, the meeting to the extent reasonably practicable. To the extent permitted by Law and reasonably practicable, the parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, Actions and proceedings under or relating to the HSR Act or other state, territory, local or federal communications, franchising or competition Laws (including, with respect to making a particular filing, by providing copies of all such documents to the non-filing party and their advisors prior to making such filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith). Each of Sellers or Buyer may, if it reasonably deems it necessary, designate any competitively sensitive material provided to the other under this Section 6.3 as “outside counsel only”. Such materials and information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to Representatives of the recipient, unless express written permission is obtained in advance from the source of the materials.

(d)     Sellers and Buyer shall cooperate with each other and shall furnish to each other or to the appropriate Governmental Entity all information reasonably necessary in connection with the filing of an application for, and securing of, authorization of transfer of control of any and all tax exemption grants issued to any of the Transferred Companies or the Transferred Business under the Commonwealth of Puerto Rico’s Act 73-2008, as amended. Without limiting the generality of the foregoing, Buyer and Sellers will make all filings and submissions required by the appropriate Governmental Entity, including any necessary applications required to seek said authorization, within twenty (20) Business Days after the date of this Agreement, but no later than thirty (30) days before the scheduled Closing Date, and promptly file any additional information requested as soon as reasonably practicable after receipt of such request therefor (provided that any failure to make such filings within twenty (20) Business Days after the date of this Agreement shall not constitute a breach of this Agreement so long as such filings are made as promptly as reasonably practicable thereafter).

6.4     Control of Business Pending the Closing. Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of any Seller or any of the Transferred Companies prior to the Closing.

6.5    Tax Matters.

(a)     Sellers Liability for Taxes. Each Seller hereby agrees that from and after the Closing it shall, on a joint and several basis with the other Sellers, indemnify, defend and hold harmless the Buyer Indemnified Parties from, against, and in respect of any Losses incurred or sustained by, or imposed upon, any such Buyer Indemnified Party based upon, arising out of, with respect to or by reason of: (i) Taxes imposed on any of the Transferred Companies or the Transferred Business with respect to a Pre-Closing Tax Period or as a result of any action taken pursuant to or described in Sections 6.14, 6.15, 6.16 or 6.17; (ii) any breach of or inaccuracy in any representation or warranty contained in Section 4.9, but only to the extent of Taxes attributable to a Pre-Closing Tax Period with respect to such representation or warranty; or (iii) any Transfer Taxes for which Sellers are responsible pursuant to Section 6.5(e). No Seller shall have any Liability to any Buyer Indemnified Party for any Losses resulting from the loss or reduction of any credit, loss or other Tax attribute of the Transferred Companies other than Taxes attributable to a Pre-Closing Tax Period. Notwithstanding anything in this Section 6.5(a) to the contrary, Sellers shall have no obligation to indemnify Buyer for any Taxes for a Pre-Closing Tax Period to the extent that such Taxes are included in Closing Working Capital or otherwise taken into account in determining the Purchase Price.

(b)     Buyer Liability for Taxes. Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless the Seller Indemnified Parties from, against, and in respect of any Losses incurred or sustained by, or imposed upon, any such Seller Indemnified Party based upon, arising out of, with respect to or by reason of: (i) Taxes imposed on any of the Transferred Companies with respect to a Post-Closing Tax Period; (ii) Transfer Taxes for which Buyer is responsible pursuant to Section 6.5(e); and (iii) Taxes arising from, related to or attributable to the breach or nonperformance of any covenant or agreement of Buyer or any of its Affiliates contained in this Agreement.

(c)    Proration of Taxes.

(i)     With respect to a Straddle Period, the Taxes that shall be treated as attributable to a Pre-Closing Tax Period shall be determined as follows: (a) to the extent such Tax is calculated on an annual basis, whether or not the lien date, or valuation date, begins within the taxable year, such as property Tax, such Tax shall be prorated based on the number of days in such taxable period up to and including the Closing Date, and (b) to the extent such Tax is measured by income or receipts or otherwise not described in (a), above, such Tax shall be allocated based on a closing of the books on the Closing Date with respect to the Transferred Companies.

(ii)     In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that shall be treated as attributable to a Post-Closing Tax Period shall be all such Taxes other than the Taxes attributable to a Pre-Closing Tax Period pursuant to Section 6.5(c)(i) hereof.

(iii)     To the extent permitted under applicable Law, the parties hereto shall use reasonable best efforts to terminate the taxable year of the Transferred Companies on the Closing Date.

(d)    Tax Returns.

(i)     Sellers shall have the sole and exclusive right to prepare and file all required Consolidated Tax Returns. Sellers shall timely pay or cause to be paid all Taxes shown to be due on any Consolidated Tax Returns to the extent attributable to the Transferred Companies or the Transferred Business.

(ii)     Sellers shall prepare, or cause to be prepared, and Sellers (before the Closing) or Buyer (after the Closing) shall timely file or cause to be timely filed all Tax Returns that are required to be filed by or with respect to all Transferred Companies or the Transferred Business for Pre-Closing Tax Periods not described in Section 6.5(d)(i). Such Tax Returns shall be prepared in a manner consistent with all positions taken, methods used, and elections made in prior periods in filing such Tax Returns except to the extent required otherwise by applicable Law; provided that: (A) before filing any such Tax Return, Sellers shall provide Buyer with a copy of such Tax Return at least thirty (30) days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof), (B) Sellers shall consider the reasonable comments of Buyer to such Tax Returns; (C) no such Tax Return shall be filed without the consent of Buyer, such consent not to be unreasonably withheld, conditioned, or delayed, and (D) Sellers shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Taxing authority.

(iii)     Buyer shall file, or cause to be filed, when due all Tax Returns that are required to be filed by or with respect to all Transferred Companies and the Transferred Business for Straddle Periods. Buyer shall prepare such Tax Returns, or shall cause such Tax Returns to be prepared, in a manner consistent with all positions taken, methods used, and elections made in prior periods in filing such Tax Returns and Transfer Taxes for which Sellers are responsible pursuant to Section 6.5(e) except to the extent required otherwise by applicable Law; provided that: (A) before filing any such Tax Return, Buyer shall provide Sellers with a copy of such Tax Return (or a pro forma Tax Return solely related to the Transferred Companies in the case of any consolidated, combined, affiliated or unitary Tax Return that includes Buyer or any of its Affiliates) at least thirty (30) days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) accompanied by a statement setting forth Sellers’ indemnification obligation, if any, pursuant to Section 6.5(a); (B) Buyer shall consider the reasonable comments of Sellers to such Tax Returns and shall not withhold incorporation of such comments to the extent doing so would not materially increase Buyer’s or any of its Affiliates’

Liability for Taxes; (C) Sellers shall pay to Buyer the amount of its indemnification obligation pursuant to Section 6.5(a) related to such Tax Returns prior to the due date for the filing of such Tax Returns; (D) no such Tax Return shall be filed without the consent of Sellers, such consent not to be unreasonably withheld, conditioned or delayed; (E) Buyer shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Taxing authority; and (F) Buyer and Sellers shall each bear one half of the reasonable cost of preparing such Tax Returns provided further that, notwithstanding the foregoing, Buyer shall have the sole and exclusive right to prepare and file all required consolidated Tax Returns of which the Transferred Companies become members on or after the Closing Date and shall have no obligation to provide such returns to Sellers.

(e)     Transfer Taxes. Buyer shall be responsible for one half, and Sellers shall be responsible for one half, of any and all Transfer Taxes related to the transactions contemplated in this Agreement. Buyer and Sellers will cooperate in the preparation and filing of any Tax Returns with respect to Transfer Taxes, and join in the execution of any such Tax Returns or other documentation, as applicable. (i) Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, (ii) such filing party will use its reasonable best efforts to provide such Tax Returns to the other party for review and comments at least ten (10) Business Days prior to the date such Tax Returns are due to be filed, (iii) such filing party will consider the reasonable comments of the other party to such Tax Returns; and (iv) such other party will promptly provide the filing party with such other party’s share of Transfer Taxes as set forth in this Section 6.5(e).

(f)    Contest Provisions.

(i)     Each of Buyer, on one hand, and each Seller, on the other hand, shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or such other party’s Affiliates) may be liable hereunder.

(ii)     Each Seller (at its sole cost and expense) shall have the right to control all applicable Tax proceedings and may make any decisions in connection with any applicable Tax proceeding related to a Pre-Closing Tax Period or a Consolidated Tax Return; provided that: (A) the Buyer Indemnified Parties may at their own expense participate in the proceedings related to such Tax proceeding, (B) such Seller shall keep the Buyer Indemnified Parties reasonably and timely informed with respect to the commencement, status and nature of such Tax proceeding, (C) such Seller shall consider any reasonable comments proposed by the Buyer Indemnified Parties that are related to the defense of such Tax proceeding, and (D) such Seller shall not settle, compromise or dispose of such Tax proceeding if such settlement, compromise or disposition would reasonably be expected to adversely affect the Tax Liability of the Buyer Indemnified Parties in a Post-Closing Tax Period without the prior written consent of the Buyer Indemnified Parties, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that with respect to Consolidated Tax Returns for any Pre-Closing Tax Period, none of clause (D) above shall apply.

(iii)     With respect to any Tax proceeding related to a Straddle Period (other than a Tax with respect to a Consolidated Tax Return), Buyer shall have the right to control all proceedings and may make any decisions in connection with any Tax proceeding related to such Straddle Period; provided, however, that, (A) each applicable Seller may at its own expense participate in the proceedings related to such Tax proceeding, (B) Buyer shall keep such Seller reasonably and timely informed with respect to the commencement, status and nature of such Tax proceeding, and (C) Buyer shall not settle, compromise or dispose of such Tax proceeding without the prior written consent of such Seller, such consent not to be unreasonably withheld, conditioned, or delayed.

(iv)     The Buyer Indemnified Parties shall have the right to control all proceedings and may make any decisions in connection with all Tax proceedings for Post-Closing Tax Periods that do not include a Straddle Period.

(g)     Refunds. If, after the Closing, Buyer or its Affiliates (A) receive any refund, or (B) utilize the benefit of any overpayment or prepayment of Taxes which, in either of cases (A) and (B), (x) relates to a Tax paid by any Seller or any of its Affiliates (including Tax paid by the Transferred Companies prior to Closing), or (y) relates to a Tax that is the subject of indemnification by any Seller hereunder or was included in the calculation of the Closing Working Capital, and (z) such refund was not included in the calculation of Closing Working Capital, Buyer shall promptly pay to such Seller an amount equal to the entire amount of the refund or overpayment (including interest) received or utilized by Buyer or its Affiliates, net of any Taxes or other costs incurred by Buyer or its Affiliates attributable to the receipt of such refund. Buyer agrees to notify such Seller promptly of both the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. Buyer agrees to use reasonable best efforts to claim any such refund or to utilize any such overpayment as soon as possible and to furnish to such Seller all information, records and assistance necessary to verify the amount of the refund or overpayment.

(h)     Assistance and Cooperation. From and after the Closing, each party shall cooperate fully, as and to the extent reasonably requested by any other party, in preparing for any audits of, or disputes with Taxing authorities regarding, and the preparation of, any Tax Returns involving the Transferred Companies or Transferred Business and payments in respect thereof. Such cooperation shall include, upon such other party’s request, the provision of records and information reasonably relevant to the Transferred Companies or Transferred Business and any related Tax Returns or Tax proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that no Seller shall have any obligation to provide Buyer copies of any Consolidated Tax Returns; provided, further, that each Seller shall make available to Buyer copies of all workpapers (draft and/or final), prepared in connection with any Consolidated Tax Returns, that relate to any of the Transferred Companies (and reasonable access to Sellers’ Tax advisors in connection therewith at Buyer’s sole expense) as reasonably requested by Buyer for purposes of Buyer’s timely preparation of Tax Returns. Each party shall (i) provide timely notice to the other parties in writing of any pending or proposed audits or assessments with respect to Taxes for which any such other party or any of its Affiliates may have a Liability under this Agreement and (ii) furnish the other parties with copies of all relevant correspondence received from any Taxing authority in connection with any audit or information request with respect to any Taxes referred to in clause (i) above.

(i)     Maintenance of Books and Records. Until the later of seven (7) years following the Closing and the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed covering the periods up to and including the Closing Date, Buyer and Sellers shall, and shall cause their respective Affiliates to, retain all Books and Records related to the Transferred Business and Transferred Companies and after the Closing Date will provide each other party access to such Books and Records for inspection and copying by Buyer or Sellers, as applicable, or their respective agents and Representatives upon reasonable request and upon reasonable notice. After the expiration of such period, no Books and Records referred to in the previous sentence shall be destroyed without first advising each other party in writing and giving such party a reasonable opportunity to obtain possession thereof, with any costs of transferring such Books and Records to be paid by the party requesting such Books and Records; provided, however, that Sellers shall have no obligation to provide Buyer copies of any Consolidated Tax Returns.

(j)     Tax Sharing Agreements. As of the Closing Date and, after the Closing Date, none of the Transferred Companies shall be bound by or have any Liability under any Tax sharing agreement with respect to or involving the Transferred Companies other than commercial agreements the primary purpose of which is not Taxes.

(k)     Survival. The representations and warranties contained in Section 4.9 and the indemnification obligations pursuant to this Section 6.5 shall survive the Closing until the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the applicable claims deadline and otherwise in conformity of the requirements set forth in this Agreement shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and the claim specified in such notice shall survive until finally resolved as provided in this ARTICLE VI.

(l)     Timing of Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Section 6.5 promptly following receipt from an Indemnified Party of a claim for a Loss that is the subject of indemnification hereunder, unless and for so long as the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than five (5) Business Days following any Final Determination of such Loss and the Indemnifying Party’s Liability therefor.

(m)     Characterization of Indemnification Payments.     Except as otherwise required by Law, all payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to this Section 6.5 hereof shall be treated as adjustments to the Purchase Price for Tax purposes.

(n)     Exclusivity.     All issues relating to indemnification for Tax matters, including a breach of the representations and warranties contained in Section 4.9 (Taxes), shall be governed by the provisions of this Section 6.5 and not Sections 8.2 or 8.3.

(o)    Tax Elections. AT&T Inc. shall not make an election under Code Section 336(e) with respect to the transactions contemplated by this Agreement without Buyer’s prior written consent.

(p)     Reporting Compliance. Sellers shall provide to Buyer as soon as practicable after the date hereof documentation evidencing Sellers’ and the Transferred Companies’ compliance with the reporting requirements of Puerto Rico’s Act 73-2008, as amended. Sellers shall provide evidence of subsequent compliance with such reporting requirements as soon as practicable after such filing.

6.6    Post-Closing Obligations to Transferred Company Employees.

(a)     Prior to the Closing Date, (i) the employment of certain employees of Sellers and their Affiliates who are engaged in the Transferred Business, but are not already employed by a Transferred Company, may (unless such person has ceased to be employed by any Seller or any of its Affiliates prior thereto) be transferred by the applicable employer to a Transferred Company and (ii) the employment of each Retained Employee who is employed by a Transferred Company as of the date of this Agreement shall (unless such person has ceased to be employed by a Transferred Company prior thereto) be transferred from, and each such employee shall cease to be an employee of, a Transferred Company. Notwithstanding any other provision of this Agreement, any (A) costs and liabilities for severance, acceleration or vesting of benefits, (B) U.S. federal, state, territory and local and all foreign or other excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other similar Taxes imposed with respect to Transferred Company Employees, including with respect to any Seller Benefit Plan, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, (C) amounts owed under any Seller Benefit Plan, including any acceleration of benefits, to the extent not already paid, together with the employer portion of any payroll, social security, unemployment or similar Taxes in connection with such payments and (D) sale, “stay- around,” retention or similar bonuses or payments to current or former directors, officers, employees, independent contractors or consultants of any Transferred Company promised to be paid by any member of the Seller Group as a result of or in connection with the transactions hereunder, in each case to the extent a Liability of any Transferred Company, incurred on or prior to the Closing as a result of the actions described in the preceding sentence shall be the sole responsibility of Sellers and not of Buyer or any Transferred Company. Without limiting the generality of the foregoing (and subject to the immediately preceding sentence), the parties acknowledge and agree that certain employees of Sellers and their Affiliates who are primarily engaged in the Transferred Business and who reside in the U.S. Virgin Islands are not currently employed by AT&T Mobility USVI, and immediately prior to the Closing, unless any such person has ceased to be employed by any Seller or any of its Affiliates prior thereto or is a Retained Employee, such individuals shall be transferred by the applicable employer to AT&T Mobility USVI. AT&T Mobility USVI shall accept any such transfer of employees, and Buyer shall honor and cause AT&T Mobility USVI to fulfill any obligations related to, any such transfer of employees provided that such obligations are consistent with past practice or Buyer has given its prior written consent thereto. All such employees of Sellers or their Affiliates transferred to the Transferred Companies pursuant to this Section 6.6 shall be deemed Transferred Company Employees for purposes of this Section 6.6.

(b)     Effective immediately after the Closing Date, the applicable Transferred Company shall assume the obligations of Sellers and their respective Affiliates under the Collective Bargaining Agreements. Following the Closing Date, Buyer shall provide, or shall cause the applicable Transferred Company to provide, Union Employees with compensation and benefits required by the Collective Bargaining Agreements; provided, however, that nothing in this Agreement is intended to limit or restrict the right of Buyer or any Transferred Company to renegotiate or terminate any of the Collective Bargaining Agreements in accordance with applicable Law. Effective immediately following the Closing Date, (i) Sellers or their Affiliates shall cause the Transferred Companies to terminate their participation in each of the Seller Benefit Plans that is sponsored or maintained by an entity other than one of the Transferred Companies, and (ii) except as provided below (for example, with respect to a retention program sponsored by Sellers or their Affiliates), no Transferred Company Employee shall be entitled to receive or accrue any benefits under any such Seller Benefit Plans with respect to services rendered or compensation paid after the Closing Date.

(c)     Buyer shall, or shall cause its applicable Affiliates (including, after the Closing, the Transferred Companies) to, give Transferred Company Employees full credit for purposes of eligibility, vesting and, except for pension plans, benefit level and accrual, in each case under the employee benefit plans, employee arrangements, policies and programs (including pension plans, savings plans, paid time off, severance, vacation, sick leave and health and welfare benefits) maintained by Buyer or its Affiliates, in which such Transferred Company Employees participate, for such Transferred Company Employees’ service with the applicable Seller or its Affiliates or predecessors to the same extent recognized by such Seller up to and including the Closing Date. With respect to any welfare benefit plans maintained by Buyer for the benefit of Transferred Company Employees after the Closing Date, Buyer shall (i) waive any eligibility and participation requirements or pre-existing condition limitations to the same extent previously met or waived under comparable plans of each applicable Seller and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Transferred Company Employees with respect to similar plans maintained by such Seller.

(d)     After the Closing, for the remainder of the calendar year in which the Closing occurs, and solely with respect to base compensation for the full calendar year thereafter (as applicable, the “Benefit Continuation Period”), Buyer shall provide Transferred Company Employees other than Union Employees with (i) base compensation and incentive opportunities (including commissions and annual incentive compensation) that are at least equal to the base compensation and incentive opportunities (including commissions and annual incentive compensation) provided to each Transferred Company Employee immediately prior to the Closing Date, (ii) paid time off in accordance with the policies that applied to Transferred Company Employees immediately prior to the Closing Date and (iii) employee benefits (other than paid time off) on the same terms as those provided under the employee benefit plans, agreements, programs, policies and arrangements of Buyer as of the date hereof (the “Buyer Plans”). With respect to those Transferred Company Employees who are eligible for annual Cash incentive awards, (A) Sellers shall make or cause to be made a prorated annual incentive payment to each such Transferred

Company Employee in respect of the period prior to and ending on the day immediately prior to the Closing Date equal to the product of (x) the amount of the incentive award that would be payable to such Transferred Company Employee under the terms of the applicable Seller Benefit Plan, multiplied by (y) a fraction, the numerator of which is the number of days in such pre-Closing period that elapsed prior to the Closing Date, and the denominator of which is the number of days in the applicable incentive award period and (B) Buyer and its Affiliates (including, after the Closing, the Transferred Companies) shall be required to provide such Transferred Company Employees the opportunity to earn such incentive award on the same terms as those provided under the applicable Seller Benefit Plan for the portion of the applicable incentive award period in which the Closing occurs that elapsed from and including the Closing Date through the end of such incentive award period. Buyer shall, for the duration of the Benefit Continuation Period, maintain a severance pay practice for the benefit of each Transferred Company Employee of AT&T Mobility USVI that is no less favorable than the severance pay practice provided by Sellers or any of its Affiliates to such Transferred Company Employee as of the date of this Agreement. Buyer shall, or shall cause the applicable Transferred Company to, assume all Liabilities and obligations to provide any applicable severance to any Transferred Company Employee (x) whose employment is terminated by Buyer or its Affiliates following the Closing Date or (y) for any other actions or inactions taken by Buyer or occurring following the Closing Date. No Seller or any of their respective Affiliates shall be obligated to pay any severance benefits to any Transferred Company Employee under any severance plan applicable to any Transferred Company Employee as a result of the transactions contemplated in this Agreement or as a result of any actions or inactions taken by Buyer or occurring following the Closing Date.

(e)     Each Transferred Company Employee shall be treated as terminated as of the Closing Date with respect to the Performance Shares, Restricted Stock, and Restricted Stock Units (each as defined under the AT&T Inc. 2006 Incentive Plan, or the AT&T Inc. 2011 Incentive Plan or the AT&T Inc. 2018 Incentive Plan, as applicable (collectively, the “Incentive Plans”)) granted to such Transferred Company Employee pursuant to the applicable Incentive Plan (collectively, the “Awards”). For each share of AT&T Inc. common stock (or cash equivalent) subject to that portion of an Award that is not forfeited by a Transferred Company Employee pursuant to and in accordance with the terms of the applicable Incentive Plan, Sellers shall retain all liability for payment with respect to the non-forfeited portion of such Award and Buyer shall have no liability or obligation with respect thereto. Each Transferred Company Employee who forfeits a portion of an Award will be eligible to participate in the Buyer’s equity program to the same degree as similarly situated employees of Buyer.

(f)    Prior to the Closing Date, Sellers shall make all necessary amendments to the AT&T Retirement Savings Plan and AT&T Puerto Rico Retirement Savings Plan (the “Individual Account Plans”), individual account plans and related trust agreement(s) to (i) fully vest the Transferred Company Employees’ Individual Account Plan account balances and (ii) permit rollovers of such account balances and associated outstanding loans to a Buyer Plan that is a 401(k) plan. Following the Closing Date, Sellers and Buyer shall cooperate to provide Transferred Company Employees the ability to rollover such account balances and outstanding loans to a Buyer Plan in accordance with applicable Law.

(g)    In respect of the Seller Benefit Plans, (i) Sellers shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each current or former employee of the Transferred Companies with respect to claims incurred by such employees or their covered dependents on or prior to the Closing Date and (ii) all such expenses and benefits with respect to claims incurred by Transferred Company Employees or their covered dependents after the Closing Date shall be the responsibility of Buyer. For purposes of this Section 6.6(g), a claim is deemed incurred in the case of medical, dental or vision coverage when the services are performed or goods provided that are the subject of the claim (except that, in the case of a hospital stay, a claim is incurred when the employee first enters the hospital); in the case of life insurance, when the death occurs; and in the case of short-term and long-term disability benefits, when the disability occurs.

(h)     Seller shall retain all Liability under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable Law relating to the provision of group health plan continuation, for all Transferred Company Employees with respect to “qualifying events” that have occurred prior to or on the Closing Date.

(i)     Sellers shall amend each Seller Pension Plan, as necessary, to provide that Transferred Company Employees shall cease to continue to accrue benefits under such plans as of the Closing Date and Sellers or any Affiliate of Sellers shall remain liable for the Seller Pension Plan benefits that accrue on or prior to the Closing Date (or that arise upon the partial termination, if any, of a Seller Pension Plan that occurs as a result of the consummation of the transactions contemplated by this Agreement), including benefits that become payable after the Closing Date that are attributable to participation in such plans prior to the Closing Date. Neither Buyer nor an Affiliate of Buyer shall be liable for any such benefits. With respect to Union Employees, Buyer or an Affiliate of Buyer shall establish a Buyer pension plan or plans to provide pension benefits in satisfaction of the applicable collective bargaining agreement, but solely with respect to service and compensation earned on or after the Closing Date. With respect to Transferred Company Employees (other than Retained Employees and Union Employees) who were accruing benefits under a Seller pension plan immediately prior to the Closing Date, Buyer or an Affiliate of Buyer shall not be obligated to establish a Buyer pension plan or plans, but will make employer contributions under a defined contribution retirement plan or establish a pension plan, in either case for the benefit of such Transferred Company Employees, with such contributions or benefits designed to provide benefits comparable in value to the benefits that such Transferred Company Employees would have accrued if they had continued to accrue benefits under the applicable Seller pension plan after the Closing Date, taking into consideration only service and compensation earned on or after the Closing Date.

(j)     With respect to any withdrawal liability asserted against or incurred by any Seller, or any ERISA Affiliate of any Seller, as a result of a complete withdrawal or partial withdrawal (as defined under Sections 4203 and 4205 of ERISA), neither Buyer nor any of its Affiliates will have any liability with respect thereto, and Sellers will be solely responsible for all withdrawal liability payments with respect thereto.

(k)     Except as otherwise expressly provided elsewhere in this Agreement, Buyer shall assume responsibility for all claims related to the employment of the Transferred Company Employees (including workers’ compensation obligations and discrimination, payroll and wage and hour claims), regardless of whether such claim was incurred prior to or after the Closing Date.

(l)     Following the Closing, Sellers or Seller Benefit Plans shall retain all Liabilities and continue to provide applicable benefits as required under the terms of the Seller Benefit Plans with respect to retiree medical benefits of the Transferred Company Employees, including Union Employees and non-Union Employees, who met the eligibility provisions under Seller Benefit Plans for such benefits as of the Closing pursuant to the provisions of such plans. For clarity, Sellers shall have no Liabilities with respect to any obligations or benefits set forth or established in benefit plans or programs established or sponsored by Buyer.

(m)     The provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and neither any labor union nor any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third-party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Seller Benefit Plan or employee benefit plan of Buyer or its Affiliates, (ii) alter or limit the ability of any Seller or any of its Affiliates to amend, modify or terminate any Seller Benefit Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 6.6, (iv) create, or shall be deemed to create, a guarantee or promise of continued employment to any individual, or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

6.7    Confidentiality.

(a)     For the period commencing on the Closing and expiring on the third anniversary of the Closing Date, each Seller shall, and shall cause its Affiliates to, hold in confidence any and all information, knowledge and data (or portions thereof) to the extent exclusively related to the Transferred Business. Thereafter, Sellers shall not intentionally disclose any such information, knowledge or data without Buyer’s written consent.

(b)     For the period commencing on the Closing and expiring on the third anniversary of the Closing Date, Buyer shall, and shall cause its Affiliates to, hold in confidence any and all information, knowledge and data (or portions thereof) relating to the businesses of Sellers and their respective Affiliates, other than to the extent it is related to the Transferred Business or the Transferred Companies, that becomes known to Buyer as a result of the transactions contemplated by this Agreement or the Ancillary Documents. Thereafter, Buyer shall not intentionally disclose any such information, knowledge or data without Sellers’ written consent.

(c)     Buyer and Sellers acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data (i) the disclosure of which is required by applicable Law or any applicable stock exchange rule or requirement, including in connection with filings, approvals and rulings to be obtained from any Governmental Entity, as necessary for the consummation of the transactions contemplated hereby or for any party hereto to enforce any of its rights hereunder or (ii) that is publicly available or becomes publicly available through no act or omission of the party owing a duty of confidentiality, or becomes available on a non-

confidential basis from a source other than the party owing a duty of confidentiality so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party.

(d)     In the event of a breach of the obligations hereunder by Buyer, on one hand, or Sellers, on the other hand, the other party, in addition to all other available remedies, will be entitled to seek injunctive relief to enforce the provisions of this Section 6.7 in any court of competent jurisdiction.

6.8     Release by Seller Release Parties. Sellers, on behalf of themselves and their respective Affiliates, successors and assigns (all such Persons, together with Sellers, the “Seller Release Parties”), hereby release and forever discharge, as of the Closing, Buyer, and its Affiliates, successors and assigns (all such Persons (including the Transferred Companies), together with Buyer, the “Buyer Release Parties”), from any and all Liabilities of the Buyer Release Parties which the Seller Release Parties may have or may have had, known or unknown, from the beginning of the world until the Closing arising out of or relating to the Transferred Companies, the Transferred Assets or the Transferred Business; provided that nothing herein constitutes a release from, waiver of, or otherwise applies to the terms of this Agreement (including any matters for which Buyer has indemnification or other obligations pursuant to the provisions of this Agreement), any Ancillary Document, any Post-Closing Contract, any Post-Signing Affiliate Arrangement, or the terms of the Confidentiality Agreement or any Contract or Liability set forth on Seller Disclosure Schedule 6.8 or any enforcement of any of the foregoing, and all such Contracts, Liabilities and obligations shall remain in full force and effect. Sellers, for themselves and the Seller Release Parties, hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding of any kind against any Buyer Release Party, based upon any matter purported to be released by this Section 6.8.

6.9     Release by Buyer Release Parties. Buyer, on behalf of itself and the Buyer Release Parties (including the Transferred Companies), as of the Closing, hereby releases and forever discharges all Seller Release Parties (excluding the Transferred Companies) from any and all claims for Liabilities of the Seller Release Parties (excluding the Transferred Companies) which the Buyer Release Parties and the Transferred Companies may have or may have had, known or unknown, from the beginning of the world until the Closing arising out of or relating to the Transferred Companies, the Transferred Assets or the Transferred Business; provided that nothing herein constitutes a release from, waiver of, or otherwise applies to the terms of this Agreement (including any matters for which Sellers have indemnification or other obligations pursuant to the provisions of this Agreement) or any Ancillary Document, any Post-Closing Contract, any Post- Signing Affiliate Arrangement or the terms of the Confidentiality Agreement or any enforcement of any of the foregoing, and all such Contracts, Liabilities and obligations shall remain in full force and effect. Buyer, for itself and the Buyer Release Parties, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding of any kind against any Seller Release Party, based upon any matter purported to be released hereby.

6.10    Financing.

(a)     Prior to the Closing or earlier termination of this Agreement in accordance with ARTICLE IX, Buyer shall use its reasonable best efforts (taking into account the anticipated timing of the Extension Period if any Natural Disaster Event occurs) to obtain the Financing and consummate all Financing transactions as promptly as possible, including using its reasonable best efforts (i) to maintain in effect the Commitment Letter (or following entry into definitive documents in respect thereof, such definitive documents), (ii) to satisfy or obtain a waiver of the conditions to funding applicable to Buyer in the Commitment Letter that are within the control of Buyer (or following entry into such definitive documents, such definitive documents), (iii) to enforce its rights under the Commitment Letter (or following entry into definitive documents, such definitive documents) to cause the Financing Sources to comply with their obligations under the Commitment Letter (or definitive documents, as applicable) and to fund the Financing (iv) to comply with its obligations under the Commitment Letter (or following entry into such definitive documents, such definitive documents) and (v) to negotiate and enter into any definitive documentation required by the terms of the Commitment Letter; provided that subject to the proviso below, Buyer may agree to or permit any amendment, replacement (with debt financing commitments or equity financing commitments), supplement or other modification of, or waive any of its rights under or terminate, the Commitment Letter (or following entry into such definitive documents, such definitive documents), including to add additional financing providers, lenders, arrangers and agents, in each case, without Sellers’ prior written consent; provided, further that notwithstanding the foregoing proviso, Buyer shall not permit any amendment, replacement, supplement or other modification of, or any waiver of any provision or remedy under, the Commitment Letter (or following entry into such definitive documents, such definitive documents) that (A) would reduce the amount of the Financing such that the aggregate funds that would be available to Buyer at the Closing, when taken together with other sources of funds available to Buyer, would not be sufficient to satisfy Buyer’s obligations to pay the Purchase Price in accordance with ARTICLE II, (B) imposes new or additional conditions (or otherwise expands any of the conditions to the Financing) to receipt of the Financing amounts which would reasonably be expected to prevent or materially delay the consummation of the Closing or the availability of the Financing at the Closing, or (C) otherwise would reasonably be expected to prevent or materially delay the consummation of the Closing. The foregoing restrictions shall not apply to the implementation of any “flex” provisions set forth in the Commitment Letter. Buyer shall promptly deliver to Sellers copies of any such amendment, modification, supplement or replacement of the Commitment Letter (or following entry into such definitive documents, such definitive documents). Without limiting the generality of the foregoing, prior to the Closing or earlier termination of this Agreement in accordance with ARTICLE IX, Buyer shall give Sellers prompt notice (x) of the receipt of any notice or other communication, in each case from the Financing Sources with respect to any actual or potential material breach, material default, termination or repudiation by any party to the Commitment Letter of any provisions of the Commitment Letter (or following entry into definitive documents, such definitive documents) and (y) if at any time for any reason Buyer believes that it will not be able to obtain any portion of the Financing, on the terms and conditions, in the manner or from the Financing Sources contemplated by the Commitment Letter (or following entry into such definitive documents, such definitive documents), required so that the aggregate funds that would be available to Buyer at the Closing, when taken together with other sources of funds available to Buyer, are sufficient to satisfy Buyer’s obligations to pay the Purchase Price in accordance with Section 2.2. If any portion of the

Financing becomes unavailable, regardless of the reason therefor (and such portion is required so that the aggregate funds that would be available to Buyer at the Closing, when taken together with other sources of funds available to Buyer, are sufficient to satisfy Buyer’s obligations to pay the Purchase Price in accordance with Section 2.2), Buyer shall use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing from the same or other sources in an amount sufficient, when taken together with other sources of funds available to Buyer, to satisfy Buyer’s obligations to pay the Purchase Price in accordance with Section 2.2 on terms that would not reasonably be expected to prevent or materially delay the consummation of the Closing. For the purposes of this Agreement, the terms “Financing” and “Commitment Letter” shall be deemed to include any alternative financing, and any financing commitment or definitive financing agreement with respect to any alternative financing, arranged in compliance herewith and any amendments, modifications, replacements or supplements thereto. Prior to the Closing or earlier termination of this Agreement in accordance with ARTICLE IX, Buyer shall promptly after execution thereof, provide copies of any such replacement or alternative financing documents to Sellers.

(b)     Prior to the Closing or earlier termination of this Agreement in accordance with ARTICLE IX, each Seller shall use, and shall cause each of the Transferred Companies to use, its commercially reasonable efforts to, and to cause its and their respective Representatives to, provide reasonable and customary cooperation requested by Buyer in connection with Buyer consummating the Financing at the sole cost and expense of Buyer, including the following:

(i)     providing Buyer (A) the financial statements and other financial information set forth in Section 4.7(a), (B) the financial statements and other financial information set forth in Section 6.12 and (C) the financial and other pertinent information, documents and materials regarding the Transferred Companies and the Transferred Business set forth in Section 6.1(a);

(ii)     assisting with the preparation of customary offering documents for the Financing (including pro forma financial statements and any customary information memorandum, private placement memorandum, prospectus or information memorandum) and reasonably cooperating with marketing efforts for the Financing, including participation by Key Employees in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing and providing due diligence materials and other information reasonably required by the lenders, underwriters, initial purchasers or investors in respect of any Financing, or their legal advisers, in connection with their due diligence investigation of the Transferred Companies and the Transferred Business in connection with the Financing;

(iii)     providing due diligence materials and other information reasonably required by the lenders, underwriters, initial purchasers or investors in respect of any Financing, or their legal advisers, in connection with their due diligence investigation of the Transferred Companies and the Transferred Business with respect to United States Office of Foreign Asset Control, sanctions Law, United States Foreign Corrupt Practices Act and cybersecurity matters;

(iv)     providing all documentation and other information about the Transferred Companies and the Transferred Business as is reasonably requested by the lenders,

underwriters, initial purchasers or investors in respect of any Financing with respect to applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act;

(v)     assisting in the preparation of one or more credit agreements, indentures or other customary agreements, as well as any pledge and security documents and intercreditor agreements, and other definitive financing documents, hedging documents, collateral filings or other certificates or documents as may be reasonably required by the lenders;

(vi)     complying with publicity guidelines with respect to the offering of any high yield debt securities by Buyer (or an Affiliate or related entity of Buyer), including refraining from public comment regarding any such offering without the prior consent of Buyer except as may be required by Law or stock exchange rule;

(vii)     obtaining the assistance of its accountants in issuing customary representation letters to auditors and obtaining consents and customary comfort letters of independent accountants (including “negative assurance” comfort);

(viii) causing the Transferred Companies to execute and deliver customary definitive financing agreements, documents and certificates to the extent reasonably requested by Buyer and otherwise facilitating the pledging of collateral reasonably necessary to secure the Financing; provided that the effectiveness of any definitive documentation executed by the Transferred Companies shall be subject to the occurrence of the Closing; and

(ix)     providing authorization letters from Sellers’ outside accounting firms to the Financing Sources authorizing the distribution of Financial Statement information to prospective Financing Sources.

Nothing in Section 6.10(b) shall require such cooperation to the extent it would (i) unreasonably disrupt the conduct of the business or operations of any Seller or any of its Affiliates, (ii) require any Seller or any of its Affiliates to pay any commitment or similar fee or incur any other cost or expense that is not reimbursed by Buyer or otherwise incur any liability or give any indemnities, in connection with the Financing; (iii) require any Seller or any of its Affiliates to take any action that would conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the certificate of incorporation or by-laws or other comparable organizational documents of such Seller or any of its Affiliates, any applicable Laws or any Contract; or (iv) require any Seller to agree to any amendment or modification to this Agreement or any Ancillary Document, Post-Closing Contract or Post-Signing Affiliate Arrangement. In addition, nothing herein shall require any Seller or any of its Affiliates or any of its Representatives to deliver legal opinions. In furtherance of and without limitation to the immediately preceding sentence, nothing herein shall require any Seller or any of its Affiliates (other than the Transferred Companies and then only if subject to the occurrence of the Closing) to enter into any agreement (or require their respective boards of directors or equivalent governing bodies to approve any such agreement) in connection with the Financing. Buyer shall promptly, upon request by Sellers, reimburse Sellers for all reasonable third party costs and expenses (including reasonable attorneys’ and accountant fees) incurred by Sellers or any of their respective Affiliates or their respective Representatives in connection with the cooperation in respect of the Financing required hereunder and shall indemnify and hold harmless Sellers, each of their respective Affiliates and each of their respective Representatives from and against any and all Losses suffered or incurred by any of them in connection with the Financing and any information used in connection therewith and any cooperation by Sellers hereunder, other than to the extent that any of the foregoing arises from the willful misconduct, Fraud or gross negligence or any of Sellers, their Affiliates or their respective Representatives.

(c)     Nothing in Section 6.10(a) or any other provisions of this Agreement shall require, and in no event shall the “reasonable best efforts” of Buyer be deemed or construed to require, Buyer to (i) seek equity financing from any source, (ii) seek or accept Financing on terms materially less favorable than those set forth in the Commitment Letter (including any related “flex” provisions) provided on the date of this Agreement, (iii) waive any material term or condition of this Agreement or (iv) take enforcement action to cause the Financing Sources to comply with their obligations under the Commitment Letter. If Buyer is required pursuant to Section 6.10(a) to provide any information that is subject to attorney-client or similar privilege, Buyer may withhold disclosure of such information.

(d)     Each of Sellers, for itself and on behalf of each of the Transferred Companies, hereby expressly authorizes the use of the Financial Statements and any other financial information provided by the Sellers or the Transferred Business under Sections 6.10 and 6.12 for purposes of the Financing.

6.11    Transition Team; Ancillary Documents.

(a)     Each of Buyer and Sellers agree that promptly following the date of this Agreement they shall organize a team of persons that collectively have practical knowledge and expertise in each area of the operations of the Transferred Business that relate to the mutual transitional and operational services to be provided following the Closing by or to Sellers or their Affiliates to or by Buyer as one or more of the Transferred Companies under the Transition Services Agreement to be entered into at Closing in substantially the form of Exhibit E (the “Transition Services Agreement” and such services, the “Transitional Services”), and are authorized to make decisions with respect to the Transitional Services (each a “Transition Team” and collectively, the “Transition Teams”), for the purposes of developing (i) a detailed plan for the Transitional Services to be provided following the Closing pursuant to the Transition Services Agreement and (ii) a schedule of services and service fees to be attached to the Transition Services Agreement.

(b)     Sellers and Buyer shall each have the right to substitute, add or remove any of its designees on its initial Transition Team upon prompt notice to the other parties. Sellers and Buyer shall each designate a member of their respective Transition Teams as team leader (the “Team Lead”) who shall have the primary responsibility and authority for making team assignments, assessing, monitoring and reporting progress related to the Transitional Services, and resolving any disputes between the Transition Team members or delays in performance under the Transition Services Agreement. The initial members of the Transition Teams and each of the designated Team Leads shall be identified, along with each person’s title, areas of expertise and relevant telecommunications and email information, in writing and submitted to the other parties prior to the initial joint meeting described in Section 6.11(c).

(c)     As soon as reasonably practicable after the date of this Agreement, the Transition Teams shall conduct an initial joint meeting or conference call for the purpose of defining roles, responsibilities, scope, and timelines and commencing the development of the schedule of Transitional Services. Thereafter the Team Leads shall convene meetings on a periodic basis as required. The parties hereto expect that the members of the Transition Teams will communicate directly with one another and work together directly with one another with respect to the Transitional Services. The Team Lead of Sellers’ Transition Team and the Team Lead of Buyer’s Transition Team shall meet regularly to discuss the status of the Transitional Services, as well as to answer questions, track down information, and resolve disputes that occur from time-to-time. These meetings may be face-to-face, video or telephonic meetings. Each party hereto shall bear its own costs of attending meetings between the Transition Teams both prior to Closing and following Closing, unless expressly provided otherwise in the schedule to the Transition Services Agreement or otherwise agreed upon in writing. If a Transition Team member or a Team Lead shall be unavailable to work on Transitional Services, then he or she shall appoint a temporary or permanent replacement.

(d)     As promptly as practicable after the date of this Agreement, Buyer and Sellers shall use their respective reasonable best efforts to finalize the forms of the Ancillary Documents attached hereto, complete any schedules, annexes or exhibits thereto. At the Closing, Buyer shall execute and deliver each Ancillary Document, and Sellers shall, and shall cause each of the Transferred Companies and Sellers’ Affiliates to, execute and deliver each Ancillary Document to which it is a party.

(e)     From and after Closing, Sellers shall, or shall cause their Affiliates, and Buyer shall or shall cause the Transferred Companies or their respective Affiliates to maintain all of the Post-Closing Contracts, the Post-Signing Affiliate Arrangements and the Ancillary Documents in full force and effect and perform all their respective obligations thereunder and in each case in accordance with their respective terms as may be amended or waived from time to time and in each case subject to the provisions of such Contracts in respect of termination.

(f)     Except as expressly provided in this Agreement, in any Ancillary Document or in connection with providing any service under any Ancillary Document, or as set forth in Seller Disclosure Schedule 6.11(f) (i) (A) all data processing, accounting, insurance, banking, personnel, legal, communications, sales and marketing and other services provided to any member of the Seller Group by any of the Transferred Companies, or provided to the Transferred Companies by any member of the Seller Group and (B) all Intellectual Property licenses granted by any member of the Seller Group to any of the Transferred Companies, including any agreements or understandings (written or oral) with respect thereto, will terminate as of the Closing and (ii) neither Buyer nor the Transferred Companies shall have any Liability with respect to the items set forth in the preceding clause (i).

(g)     The parties acknowledge and agree that prior to Closing the Transferred Companies will enter into the Post-Signing Affiliate Arrangements set forth on Seller Disclosure Schedule 6.11(g) with certain of the Sellers or their Affiliates. The execution, delivery or performance of any such Contract shall not constitute a breach of any representation, warranty or covenant contained in this Agreement and following Closing Buyer shall cause the Transferred Companies to maintain and perform all such Contracts in accordance with their respective terms as may be amended or waived from time to time and in each case subject to the provisions of such Contracts in respect of termination.

6.12    Financial Information. At Sellers’ sole cost and expense from the date of this Agreement until the Closing, Sellers shall deliver to Buyer as promptly as practicable but no later than (a) ninety (90) days after the end of each year commencing with the financial statements for the year ending December 31, 2019, audited combined financial statements of the Transferred Business as of and for such year and the report and opinion of Sellers’ independent public accountants thereon, prepared in accordance with GAAP consistently applied, and (b) ninety (90) days after the end of each quarter commencing with the financial statements for the quarter ending September 30, 2019, unaudited combined financial statements of the Transferred Business as of and for such quarter and the then elapsed portion of the year, prepared in accordance with the Transaction Accounting Principles and derived from the Books and Records of the Sellers related to the Transferred Business for the dates or periods covered thereby (which such Books and Records are maintained in accordance with GAAP) and reviewed by the Sellers’ independent public accountants as required for the Financing; provided, that in the case of clauses (a) and (b) solely to the extent Closing has not occurred prior to the end of each such annual or quarterly period.

6.13    Intellectual Property Matters.

(a)     Except (i) as expressly provided in this Agreement or any Ancillary Document or (ii) for the Intellectual Property owned by Buyer and the Transferred Companies as of the Closing, it is expressly agreed that neither Buyer nor any of its Affiliates (including, after the Closing, the Transferred Companies) is purchasing, acquiring, licensing or otherwise obtaining, and as of the Closing shall not have, any right, title or interest (whether express or implied) in, to or under (A) the Trademarks “AT&T Inc.”, “AT&T Mobility”, “AT&T Corp.,” “AT&T International Holdings, LLC” “SBC Telecom, Inc.”, the globe design, and any other Trademarks that are owned or controlled by any Seller or any of its Affiliates, or any derivation, variation, translation or adaptation thereof, or any Trademarks that are similar to, including or embodying any of the foregoing (collectively, the “Seller Trademarks”), or (B) any other Intellectual Property owned by or licensed to any Seller or any of its Affiliates or any other intellectual property or industrial property rights throughout the world, including confidential information, trade secrets, know-how and similar rights and properties, owned, leased, licensed or otherwise used or held by any member of the Seller Group (the foregoing, together with the Seller Trademarks, the “Seller IP”). Subject to the terms of this Agreement or any Ancillary Document, Buyer shall, and Buyer shall cause its Subsidiaries (including after the Closing, the Transferred Companies) to, cease and discontinue promptly as of the Closing any and all uses of any and all Seller IP. Without limiting the foregoing, Sellers shall cause each Transferred Company to assign any and all right, title and interest it has in or to any of the Seller IP, including any Seller Trademarks, and transfer any and all tangible embodiments thereof, to the applicable Seller or a designee specified by such Seller at or prior to the Closing pursuant to assignment documents in form and substance reasonably acceptable to Sellers.

(b)     Buyer, for itself and its Subsidiaries, acknowledges and agrees that, (i) as between the parties hereto, Sellers or their respective Affiliates own or have the exclusive right to use and display any and all of the Seller Trademarks and except as otherwise expressly provided in this Section 6.13 or in any Ancillary Document, neither Buyer nor any of its Affiliates (including after the Closing, any of the Transferred Companies) shall, as of the Closing, have any rights in or to the Seller Trademarks and (ii) neither Buyer nor any of its Affiliates (including after the Closing, any of the Transferred Companies) shall contest the ownership or validity of any rights of Sellers or their respective Affiliates in or to the Seller Trademarks or Seller IP.

(c)     Within ten (10) Business Days following the Closing, Buyer shall, and shall cause its Affiliates (including, after the Closing, the Transferred Companies) to, (i) file with the relevant Governmental Entity the necessary or required documents in order to amend or terminate any registration or certificate of assumed name, fictitious name, d/b/a filings, or other filings containing any Seller Trademark or otherwise in order to change any corporate names and other Trademarks of the Transferred Companies, and to eliminate all Seller Trademarks therefrom, and (ii) change any Corporate Identity of the Transferred Companies containing or referencing any Seller Trademarks to eliminate all Seller Trademarks, and otherwise comply with the provisions of the Transitional Trademark License Agreement. Nothing contained herein shall preclude any Seller from effecting such name changes prior to the Closing.

(d)     Except (i) as expressly provided in this Agreement or any Ancillary Document or (ii) for any IT Systems owned by the Transferred Companies as of the Closing Date (expressly excluding any IT Systems owned by Sellers, any of its Affiliates, or any third parties and utilized by the Transferred Companies), it is expressly agreed that neither Buyer nor any of its Affiliates (including, after the Closing, the Transferred Companies) is purchasing, acquiring, licensing or otherwise obtaining, and as of the Closing Date shall not have, any right, title or interest (whether express or implied) in or to any of the IT Systems or similar technology or Intellectual Property of Sellers or their Affiliates (regardless of whether such IT Systems or other technology or Intellectual Property is used in the Transferred Business). As part of the transitional services to be provided by Sellers or their respective Affiliates to the Transferred Companies following the Closing pursuant to the Transition Services Agreement, Sellers or their respective Affiliates will license certain IT Systems to Buyer and/or the Transferred Companies pursuant to the terms of the Transitional Technology License Agreement. Buyer agrees to comply, and to cause the Transferred Companies and the other Affiliates of Buyer to comply, with the provisions of the Transitional Technology License Agreement.

6.14    Intercompany Agreements and Accounts; Indebtedness. Prior to Closing, Sellers shall not cancel, forgive or assign the demand note evidencing the Transferred Intercompany Indebtedness or otherwise extinguish or eliminate the Transferred Intercompany Indebtedness, and as of the Closing shall have caused all additional intercompany Indebtedness, payables and receivables between any member of the Seller Group on the one hand and the Transferred Companies on the other hand other than such intercompany Indebtedness, payables and receivables identified on Seller Disclosure Schedule 6.14 and the Transferred Intercompany Indebtedness, to be eliminated (including by contribution of such Indebtedness and/or receivables to the Transferred Companies), and all intercompany agreements between any member of the Seller Group on the one hand and any of the Transferred Companies on the other hand, other than the Ancillary Documents, Post-Closing Contracts, Post-Signing Affiliate Arrangements, and those agreements identified on Seller Disclosure Schedule 6.14, to be terminated, without any further Liability or obligation on the part of the Transferred Companies thereunder.

6.15    Contribution of Assets and Liabilities.

(a)     Buyer and each Seller hereby acknowledge and agree that (i) prior to the date hereof, Sellers have conveyed, transferred or assigned or caused the conveyance, transfer or assignment of assets, Contracts, properties and rights to the Transferred Companies that were not previously owned by the Transferred Companies but are applicable to the Transferred Business (save for the Deferred Assets, Ancillary Documents and Affiliate Agreements) and (ii) during the period between the date hereof and the Closing, any Seller may convey, transfer or assign or cause the conveyance, transfer or assignment of additional assets, Contracts, properties and rights to the Transferred Companies which are applicable to the Transferred Business (collectively, the assets described in clauses (i) and (ii), the “Transferred Assets”).

(b)     From and after the date of this Agreement and until the Closing, subject to Section 6.3(a), each party hereto shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to obtain any local permits or any consent, authorization, approval or similar item from any non-governmental party other than a party hereto or any Governmental Entity that is required to transfer or assign any Transferred Assets to the Transferred Companies; provided that neither Sellers nor Buyer shall be required to make any payment or agree to anything that would alter any existing rights or obligations in order to obtain any such consent, authorization, approval or similar item. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any attempted or completed conveyance, transfer, assignment or delivery to the Transferred Companies of any Transferred Asset or any claim, right or benefit arising thereunder or resulting therefrom (and the subsequent acquisition of the Transferred Companies by Buyer) is prohibited by any applicable Law or would result in a violation or breach of any Contract, or would require any authorizations, approvals, consents or waivers from any Governmental Entity or other Person, and such authorizations, approvals, consents or waivers have not been obtained, or such violation or breach has not been cured, prior to the Closing (collectively, the “Deferred Assets”), the Closing shall proceed without the conveyance, transfer, assignment or delivery of such Deferred Asset and there shall be no adjustment to the Purchase Price therefor and no breach of any representation, warranty or covenant contained herein. With respect to the Deferred Assets other than Master Agreements and subject to Section 6.3(a), Sellers shall use their commercially reasonable efforts, and Sellers and Buyer shall cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers or cure any such violation or breach (collectively, the “Deferred Consents”); provided, however, that (x) none of the Sellers nor any of their respective Affiliates nor Buyer nor any of its Affiliates shall be required to pay any consideration therefor, other than filing, recordation or similar fees which shall be paid by Buyer and (y) no Seller shall, nor permit any of its Affiliates to, authorize or enter into any agreement or commitment with respect to obtaining any such Deferred Consent that would be binding on the Transferred Companies or Buyer or any of its Affiliates without Buyer’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Once any Deferred Consent is obtained, Sellers shall, or shall cause their applicable Affiliates to, convey, transfer and deliver such Deferred Asset to the Transferred Companies at no additional cost (other than any applicable Transfer Taxes for which Sellers shall be responsible in accordance with Section 6.5(e) hereof), and such Deferred Asset shall thereafter be deemed to be a Transferred Asset. In the case of Master Agreements that are Deferred Assets pending receipt of a Deferred Consent and subject to Section 6.3(a), Sellers, Buyer and their respective Affiliates will use commercially reasonable efforts to obtain prior to the Closing or, if not obtained, will use commercially reasonable efforts to obtain within eighteen (18) months following the Closing Date, from the counterparty to each Master Agreement any consent or amendment that is required to separate the portion of such Master Agreement that provides for the delivery of goods or services (including licensing or leasing arrangements) provided by or to the Transferred Business into a separate Contract and assign such Contract to the applicable Transferred Company, it being understood that (A) in no event shall those portions of any Master Agreement providing for the delivery of goods and services (including licensing or leasing arrangements) not exclusively provided by or to the Transferred Business be assigned to Buyer or the Transferred Companies and (B) no Seller shall have any liability for any failure to obtain any such consent or amendment nor shall any Seller be deemed to have breached any representation, warranty or covenant for any such failure.

(c)     To the extent that any such Deferred Asset cannot be transferred or the full benefits of use of any such Deferred Asset cannot be provided to the Transferred Companies pursuant to this Section 6.15, then at or as soon as reasonably practicable following the Closing the applicable Seller (or any of their respective Affiliates, as applicable) and one or more of the Transferred Companies, as appropriate, shall use commercially reasonable efforts to enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the Transferred Companies the economic and operational benefits of obtaining such authorization, approval, consent or waiver, and the performance by the Transferred Companies of the obligations thereunder and, except as contemplated in the Transition Services Agreement or in any Contract entered into in connection therewith, without any additional cost or expense to the Transferred Companies or Buyer or any of its Affiliates resulting from the fact that such benefits and obligations are provided by Sellers (as opposed to being obtained directly under such Deferred Assets) (collectively, the “Deferred Asset Arrangements”). Pursuant to the Deferred Asset Arrangements, from or after the Closing, the Transferred Companies shall be responsible for all costs, expenses and economic burdens of the Deferred Assets and shall to the extent possible receive all economic and operational benefits and use of such Deferred Assets without any additional cost or expense to the Transferred Companies or Buyer or any of its Affiliates resulting from the fact that such benefits and obligations are provided by Sellers (as opposed to being obtained directly under such Deferred Assets). From and after eighteen (18) months following the Closing, the parties shall have no future obligation, responsibility or liability to each other (for performance or otherwise) pursuant to this Section 6.15.

6.16    Assignment of Partitioned Portion of Specified Communications License. An Affiliate of Sellers has entered into License Purchase Agreements with the Transferred Companies, pursuant to which the Transferred Companies have agreed to acquire from such Affiliate of Sellers partitioned portions of the Communications License with the call sign WPZA237. In connection with such License Purchase Agreements, Sellers shall file, or shall cause to be filed, all necessary applications and notices with the FCC required to partition and assign such partitioned portions of that certain Communications License with the call sign WPZA237 covering the Puerto Rico and U.S. Virgin Islands markets to the Transferred Companies prior to the Closing in exchange for the purchase prices set forth therein; provided, that only the partitioned portions of such Communications License applicable to Puerto Rico and the U.S. Virgin Islands shall be assigned and sold to the Transferred Companies and no Transferred Company or Buyer shall have any right or claim to any other portion of such Communications License.

6.17    Distribution of Subsidiaries and Excluded Assets. Buyer hereby acknowledges and agrees that during the period between the date hereof and the Closing, the Transferred Companies may distribute, transfer or assign (or cause the distribution, transfer or assignment of) from the Transferred Companies to Sellers or their Affiliates (i) AT&T of Puerto Rico, Inc. and AT&T of the Virgin Islands, Inc. (each, a Subsidiary of Beach), (ii) any other assets, Contracts, properties or rights held by the Transferred Companies but that have not been used in any material way in, the Transferred Business, and (iii) with the prior written consent of Buyer, which consent shall not be unreasonably delayed, conditioned or withheld, any other assets, Contracts, properties or rights held by the Transferred Companies that have been used in, but not primarily used in, the Transferred Business.

6.18    Directors’ and Officers’ Indemnification.

(a)     From and after the Closing, Buyer shall cause the Transferred Companies to (i) indemnify and hold harmless all past and present directors, officers and employees of the Transferred Companies other than Retained Employees (collectively, the “D&O Indemnified Parties”) against any and all Losses incurred in connection with any Action arising out of or pertaining to acts or omissions of any such D&O Indemnified Party, who is or was a director, officer or employee of any Transferred Company or is or was serving at the request of any Seller or Transferred Company as a director, officer or employee of any other Person (other than any Seller or any Affiliate thereof), occurring at or prior to the Closing, whether asserted or claimed before, at or after the Closing (including such acts or omissions occurring in connection with this Agreement, the Ancillary Documents and the consummation of the Closing), and provide promptly advancement of reasonable expenses to the D&O Indemnified Parties (after receipt by the Transferred Companies from a D&O Indemnified Party of a proper request therefor including an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified), in all such cases to the greatest extent that the D&O Indemnified Parties have the right to be indemnified or have expenses advanced by any Transferred Company pursuant to its organizational documents in existence on the date hereof and indemnification agreements, if any, in existence on the date hereof and listed on Seller Disclosure Schedule 6.18(a), and (ii) without limitation of clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect the provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors, officers and employees equivalent to those contained in the organizational documents of any Transferred Company in existence on the date hereof.

(b)     For a period of at least six (6) years following the Closing Date, Sellers or their Affiliates shall maintain directors and officers insurance policies in place that continue to cover the D&O Indemnified Parties for claims arising out of or pertaining to events occurring at or prior to Closing with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the D&O Indemnified Parties than the existing policies of Sellers or their Affiliates, as applicable, with respect to claims arising out of or pertaining to events occurring at or prior to the Closing.

(c)     The obligations of Sellers and their Affiliates, Buyer and the Transferred Companies under this Section 6.18 shall not be terminated, amended or modified in any manner so as to adversely affect any D&O Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 6.18 applies without the written consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.18 applies shall be third party beneficiaries of this Section 6.18, and this Section 6.18 shall be enforceable by such D&O Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Sellers and their Affiliates, Buyer and the Transferred Companies).

(d)     If Sellers or any of their Affiliates, Buyer or, following the Closing, the Transferred Companies, or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Sellers or any of their Affiliates, Buyer or the Transferred Companies, or any of their respective successors or assigns, as the case may be, shall assume all of the obligations of their respective predecessor and assignor set forth in this Section 6.18.

(e)     The rights of the D&O Indemnified Parties under this Section 6.18 shall be in addition to any rights such D&O Indemnified Parties may have under the organizational documents of the Transferred Companies, or under any applicable Contracts or Laws or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Transferred Companies or their officers, directors and employees.

6.19    FCC Auctions and the Anti-Collusion Rules.

(a)     Sellers and Buyer hereby acknowledge that this Agreement is not intended, and shall not be interpreted, to restrict the ability of either Sellers and their Affiliates, or Buyer and its Affiliates, from participating in any FCC auction for which the period described in 47 C.F.R. §§ 1.2105(c)(1), 1.21002(b), whichever is applicable, overlaps, in whole or in part, with the period from the execution of this Agreement to the Closing. Sellers and Buyer further acknowledge that this Agreement is not intended, and shall not be interpreted, as a joint bidding arrangement described in 47 C.F.R. §§ 1.2105(a)(2)(viii)-(ix), 1.21001(b)(3)-(4), whichever is applicable, with respect to any such auction.

(b)     In connection with FCC Auction 103 (Upper 37 GHz, 39 GHz, 47 GHz), (i) the parties acknowledge that, since July 15, 2019, Sellers and their Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, have not discussed or entered into any agreements related to bids, bidding strategies, or post-auction market structure related to the licenses being auctioned in FCC Auction 103 (collectively, “Auction 103 Prohibited Communications”) and (ii) promptly after the Agreement is executed, Sellers and their Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, shall implement reasonable and appropriate safeguards mutually agreed upon by the parties intended to prevent Auction 103 Prohibited Communications between the parties or their respective Affiliates.

(c)    In connection with any such auction other than FCC Auction 103 (Upper 37 GHz, 39 GHz, 47 GHz), which is addressed in Section 6.19(b), (i) Sellers and their Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, shall not discuss or enter into any agreements related to bids, bidding strategies, or post-auction market structure related to licenses, or bids or bidding strategies related to universal support, being auctioned by the FCC (collectively, “Prohibited Communications”) and (ii) not later than thirty (30) days in advance of the applicable initial auction application deadline, Sellers and their Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, shall implement reasonable and appropriate safeguards mutually agreed upon by the parties intended to prevent Prohibited Communications between the parties or their respective Affiliates.

6.20     Disclosure Schedule Updates. Sellers shall have the right (but not the obligation) from time to time prior to the Closing to supplement or amend the Seller Disclosure Schedules with respect to any matter hereafter arising which if existing or known at the date of this Agreement would have been required to be set forth or described in such Seller Disclosure Schedules. Any such supplemental or amended disclosure shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnification provided for in ARTICLE VIII hereof or for purposes of determining whether or not the conditions set forth in ARTICLE VII have been satisfied or for purposes of the termination rights provided for in ARTICLE IX. Nothing in this Section 6.20 shall be deemed to imply that any Seller is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date (or such other dates as expressly referenced in ARTICLE IV or the Seller Disclosure Schedules). The representations, warranties and covenants of Sellers, and the Buyer’s right set forth in Sections 8.3 and 9.1, shall not be affected or deemed waived by reason of any such supplemental or amended disclosure made by or on behalf of Sellers.

6.21     No Other Discussions. Between the date hereof and the Closing or termination of this Agreement in accordance with ARTICLE IX, each Seller shall not, and shall cause its Affiliates and its and its Affiliates’ officers and directors not to, and shall instruct and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (a) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to or that could reasonably be expected to lead to, or the making or submission of, any proposal (whether or not it constitutes an agreement or understanding, whether oral or written) for the direct or indirect acquisition, exchange, refinancing of, or similar transaction involving any substantial portion of the Transferred Assets or Transferred Business, whether by merger, stock purchase, asset sale or otherwise, but excluding sales of inventory and obsolete assets in the Ordinary Course consistent with past practice (an “Acquisition Proposal”), (b) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating or with respect to, any Acquisition Proposal, or in response to any inquiries or proposals that could reasonably be expected to lead to any Acquisition Proposal, (c) engage in negotiations with any Person with respect to any Acquisition Proposal or (d) enter into any letter of intent or similar document or any agreement or commitment providing for, any Acquisition Proposal.

6.22    Non-Competition.

(a)    For a period of three (3) years and six (6) months commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (1) own or operate (A) a mobile wireless network in the Territory or (B) AT&T branded retail stores primarily selling consumer mobile wireless services in the Territory, in each case other than through the Transferred Companies or the Buyer, or (2) engage in targeted advertising (including through Affiliates or through any bundling of Sellers’ or their Affiliates’ services with any mobile wireless service in the Territory) directed at Persons residing within the Territory for the provision of mobile wireless voice or mobile wireless data communications services to such Persons (excluding all national or global advertising campaigns not specifically targeting Persons in the Territory) (“Restricted Activities”); provided that the restrictions in this Section 6.22 shall not apply to any of the following:

(i)    investments directly or indirectly in the “beneficial ownership” of capital stock or other equity or voting interests within the meaning of Rule 13d-3 under the Exchange Act of 1934, as amended, of any Person engaged in Restricted Activities in the Territory representing up to fifteen percent (15%) of the voting power of all outstanding capital stock of or other equity or voting interests of such Person;

(ii)     engaging directly or indirectly in any transaction or series of related transactions resulting in an acquisition (of assets, equity or other securities), merger, consolidation or other reorganization (“Strategic Transaction”) with or with respect to any Person or business engaging in any activities in the Territory that would otherwise constitute Restricted Activities but where such activities in the Territory represent ten percent (10%) or less of the overall value of the Strategic Transaction as determined by the purchase price or similar consideration reasonably allocated to such activities of such Person or business in the Territory;

(iii)     any goods or services sold to any Governmental Entity, any instrumentality thereof or prime contractor to the foregoing in connection with global services provided by Sellers and their Affiliates;

(iv)     all or any portion of the FirstNet services or global services provided by Sellers and their Affiliates or any global or FirstNet account or business of Sellers or their Affiliates;

(v)     all or any portion of the DirecTV line of business of Sellers or their Affiliates (provided, however, that this clause shall not be interpreted to permit Sellers or any of their Affiliates to violate clause (2) above);

(vi)     any activities of Sellers or their Affiliates in support of their internal operations and/or activities that are not Restricted Activities; and

(vii)     obtaining numbering resources to serve (1) customers of mobile wireless voice and mobile wireless data communications services with billing addresses outside Puerto Rico and USVI but with phone numbers having a Numbering Plan Area (i.e., area code) assigned to Puerto Rico or USVI or (2) global or FirstNet accounts or customers located in Puerto Rico or USVI.

(b)     Sellers acknowledge that the restrictions contained in this Section 6.22 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.22 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court of competent jurisdiction is expressly empowered and requested to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.22 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.23     Natural Disaster Event. If between the date hereof and the Closing or termination of this Agreement in accordance with ARTICLE IX a hurricane or other severe natural disaster occurs in the Territory and causes damage to any asset or property owned, leased or used by any Transferred Company such that Sellers’ representations and warranties in the second sentence of Section 4.17 (Assets) (as qualified by the third sentence of Section 4.17) would not be true and correct in all respects if the Closing were to occur on such date (any such natural disaster, a “Natural Disaster Event”), Sellers shall (at their sole cost and expense) repair or replace, or cause to be repaired to replaced, such assets and properties necessary for the continued operation of the Transferred Business in each case in a manner consistent with the past practices of Sellers and their Affiliates following prior Natural Disaster Events (“Repairs”). Sellers shall report to and consult with Buyer on a monthly basis and as may be requested by Buyer from time to time regarding the progress of and material decisions relating to such Repairs and shall inform Buyer promptly in the event that it becomes reasonably apparent to Sellers that such Repairs cannot be completed prior to the date six (6) months after such Natural Disaster Event (or, if sooner, the End Date). If Sellers have not completed the Repairs as contemplated in this Section 6.23 within six (6) months after such Natural Disaster Event (or, if sooner, the End Date), but elect in accordance with Section 3.1(a) to proceed with the Closing, then Sellers shall (at their sole cost and expense) continue to be responsible for the completion of such Repairs as promptly as practicable after Closing, subject to Buyer’s increased involvement, cooperation, coordination and assistance as the new owner of the Transferred Companies.

ARTICLE VII

CONDITIONS TO CLOSING

7.1     Conditions to the Obligations of Buyer and Sellers. The respective obligations of each party hereto to effect the Closing are subject to the satisfaction (or written waiver) prior to the Closing of the following conditions:

(a)     HSR Act. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated.

(b)     No Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order after the date of this Agreement that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement.

(c)    Governmental Consents. The FCC Consent and the other Governmental Consents set forth in Seller Disclosure Schedule 7.1(c) shall have been obtained.

7.2    Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is also subject to the satisfaction (or written waiver by Buyer) prior to the Closing of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of Sellers set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Capital Structure), Section 4.3 (Corporate Authorization), Section 4.6 (Binding Effect) and Section 4.20 (Finders’ Fees) (collectively, the “Specified Representations”) shall be true and correct in all respects, in each case as of the date hereof and Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) the representations and warranties of Sellers set forth in ARTICLE IV of this Agreement (other than the Specified Representations) shall be true and correct as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), and in the case of clause (ii), (A) disregarding any materiality and Seller Material Adverse Effect qualifications contained therein and (B) excluding any such failures to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b)     No Seller Material Adverse Effect. Since December 31, 2018, there shall not have occurred and be continuing any event, occurrence, development, state of facts, effect, condition or change that, individually or in the aggregate, has had, or is reasonably likely to have, a Seller Material Adverse Effect.

(c)     Covenants. The covenants and agreements of Sellers to be performed on or prior to the Closing shall have been duly performed in all material respects.

(d)     Certificate. Buyer shall have received a certificate, signed by a duly authorized officer of each Seller and dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(c) have been satisfied.

(e)     Tax. The Puerto Rico Office of Industrial Tax Exemption shall have authorized the transfer of control, in accordance with this Agreement, of any and all tax grants held by any of the Transferred Companies.

7.3    Conditions to the Obligations of Sellers. The obligation of Sellers to effect the Closing is also subject to the satisfaction (or written waiver by Sellers) prior to the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Buyer contained in ARTICLE V of this Agreement shall be true and correct in all material respects as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date);

(b)    Covenants. The covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects; and

(c)     Certificate. Sellers shall have received a certificate, signed by a duly authorized officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

7.4    Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this ARTICLE VII that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

8.1    Survival. The representations and warranties of Sellers and Buyer contained in this Agreement and all claims with respect thereto shall survive the Closing for the periods set forth in this Section 8.1. All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of fifteen (15) months after the Closing Date (the “General Survival Period End Date”), except that (i) the representations and warranties contained in Section 4.1 (Organization and Qualification), Section 4.2 (Capital Structure), Section 4.3 (Corporate Authorization), Section 4.6 (Binding Effect), Section 4.20 (Finders’ Fees), Section 5.1 (Organization and Qualification), Section 5.2 (Corporate Authorization) and Section 5.7 (Finders’ Fees) shall survive for a period of six (6) years after the Closing Date, (ii) the representations and warranties contained in Section 4.9 (Taxes) and the related indemnification obligations contained in Section 6.5 (Tax Matters) shall survive as provided for in Section 6.5(k), and (iii) the representations and warranties contained in Section 4.13 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations (in each case after giving effect to any extensions or waivers). Any claim for breach of representation or warranty must be delivered prior to the expiration of the applicable survival term set forth in this Section 8.1. Any covenants contained in this Agreement shall survive in accordance with their terms until fully performed and shall not be subject to the Deductible or other limitation in Section 8.3(b) or the Indemnification Cap. Any claim for Losses in respect of a breach of a covenant for which this Agreement contemplated performance prior to Closing must be delivered prior to the General Survival Period End Date, and any remaining claim for Losses in respect of a breach of any other covenant hereunder shall survive for a period of six (6) years after the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the applicable claims deadline and otherwise in conformity of the requirements set forth in this Agreement shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and the claim specified in such notice shall survive until finally resolved as provided in this ARTICLE VIII.

8.2    Indemnification by Buyer. Subject to the limitations set forth in this ARTICLE VIII, Buyer agrees that from and after the Closing it shall indemnify, defend and hold harmless Sellers, each of their respective Affiliates, and each of their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any claims, damages, losses, charges, Liabilities, judgments, settlements, fines, interest, penalties, and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) actually incurred or suffered by any of the Seller Indemnified Parties, arising out of or resulting from (i) subject to Section 4.25, any breach of any representation or warranty made by Buyer in ARTICLE V of this Agreement (including as if such representations and warranties were made as of the Closing (except for such representations and warranties that are made as of a specific date)) for the period such representation or warranty survives, and then only for Losses up to an aggregate amount equal to the Purchase Price and (ii) any breach of a covenant or agreement of Buyer or Buyer Parent contained in this Agreement.

8.3    Indemnification by Sellers.

(a)     Subject to the limitations set forth in this ARTICLE VIII, Sellers hereby agree that from and after the Closing they shall jointly and severally indemnify, defend and hold harmless Buyer, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees (other than the Transferred Company Employees) and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties” and, collectively with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses actually incurred or suffered by any of the Buyer Indemnified Parties, arising out of or resulting from (i) subject to Sections 8.3(b) and Section 5.11, any breach of any representation or warranty made by Sellers in ARTICLE IV of this Agreement (including as if such representations and warranties were made as of the Closing (except for such representations and warranties that are made as of a specific date)) for the period such representation or warranty survives and (ii) any breach of a covenant or agreement of Sellers contained in this Agreement. For the purposes of this ARTICLE VIII, in determining whether there has been a breach of any representation or warranty of Sellers in this Agreement and the amount of any Losses in respect of such breach, any qualification or limitation as to materiality (whether by reference to Seller Material Adverse Effect or otherwise) contained in such representation or warranty (but not in any defined term, other than “Seller Material Adverse Effect,” used in any such representation or warranty) shall be disregarded.

(b)     Sellers shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 8.3(a)(i) until the Losses therefrom exceed an aggregate amount equal to fifteen million dollars ($15,000,000) (the “Deductible”), and then only for Losses in excess of that amount and only up to an aggregate amount equal to $195,000,000 (the “Indemnification Cap”). Sellers shall not be liable to the Buyer Indemnified Parties in respect of any individual claim or series of claims arising out of a similar occurrence or set of facts for indemnification under Section 8.3(a)(i) involving Losses of less than fifty thousand dollars ($50,000) (nor shall any such claim or claims be applied to or considered for purposes of calculating the aggregate amount of the Deductible). Notwithstanding the foregoing, the Deductible, the Indemnification Cap and the other limitations set forth in the preceding sentence of this Section 8.3(b) shall not apply to any claims for Losses resulting from or arising out of Fraud, any breach of any of the Specified Representations or any breach of any representation or warranty made by Sellers in Sections 4.9 (Taxes).

8.4    Indemnification Procedures.

(a)     In the event that any claim, demand or complaint for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (other than a claim by a Taxing authority for Taxes) (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party’s receipt of a Third- Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto, the Sections of this Agreement that are alleged to be breached (if any), and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely and completely give a Claim Notice shall not affect the rights of an Indemnified Party hereunder unless and only to the extent that such failure results in a forfeiture by the Indemnifying Party of material rights otherwise available to the Indemnifying Party with respect to such Third-Party Claim or otherwise materially prejudices the Indemnifying Party. The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party if it desires to defend the Indemnified Party against such Third-Party Claim.

(b)     In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the power to direct and control such defense; provided, however, that such power shall not apply to liabilities exceeding the Indemnification Cap, or any claim arising out of or related to criminal claims or claims for injunctive relief. All costs and expenses incurred by the Indemnifying Party in defending such action shall be counted in calculating the amounts set forth in Section 8.3(b) if the Third-Party Claim relates to a matter to which Section 8.3(b) applies. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense. If the Indemnified Party shall participate in any such defense, it shall participate at its sole cost and expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate, due to a non-waivable conflict, in which case the Indemnifying Party shall be liable for the reasonable fees and expenses of one separate counsel (in addition to any necessary local counsel) to the extent such Third-Party Claim is subject to indemnification or reimbursement under Section 8.2 or Section 8.3. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) the imposition of a consent Order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party, (iii) a finding or admission that would have an adverse effect on other interests of, or claims made or threatened against, the Indemnified Party or (iv) except to the extent within the amounts set forth in Section 8.3(b) if applicable, any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party.

(c)     If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) is not entitled to defend the Third-Party Claim as a result of the Indemnified Party’s election to defend the Third-Party Claim as provided in Section 8.4(b) hereof, the Indemnified Party shall have the right but not the obligation to provide its own defense and shall consult with the Indemnifying Party regarding the strategy for defense of such claim, including with respect to the Indemnified Party’s choice of legal counsel; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by whether it assumes the defense of such Third-Party Claim. The Indemnified Party shall have no liability with respect to a Third-Party Claim settled without its consent, which consent shall not be unreasonably delayed, conditioned or withheld.

(d)     The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents, and employees (including, if necessary, availability for depositions and testifying); it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall be considered Losses. The Indemnified Party and the Indemnifying Party shall keep each other fully informed with respect to the status of such Third-Party Claim. The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges (if applicable).

(e)     In the event an Indemnified Party becomes aware that it may have a right to indemnification pursuant hereto that is not based on a Third-Party Claim (a “Direct Claim”), such Indemnified Party shall promptly send a Claim Notice in respect of such Direct Claim to the Indemnifying Party. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 8.4(e); provided that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Direct Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in a material forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Direct Claim or otherwise materially prejudices the Indemnifying Party. In the event the Indemnifying Party disputes its liability with respect to such Direct Claim, such Indemnifying Party and the Indemnified Party shall establish the merits and amount of such Direct Claim (by mutual agreement or an Action). If the Indemnifying Party fails to give notice to the Indemnified Party that it accepts or disputes its liability as to all or any portion of any such Direct Claim within thirty (30) days of receipt of the notice of such Direct Claim, the Indemnifying Party shall be deemed to reject such Direct Claim.

(f)    Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of either of the Transferred Companies (including any such claim in respect of a breach of the representations and warranties in Section 4.9 (Taxes) hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Section 6.5) shall be governed in accordance with Section 6.5.

8.5    Damages Limitation. Notwithstanding anything to the contrary contained in this Agreement and except in the case of Fraud, no Person shall be liable under this ARTICLE VIII or otherwise under this Agreement for any consequential, punitive, special, incidental, exemplary, or indirect damages, regardless of the form of Action, whether in contract, tort, strict liability or otherwise, and whether or not such damages were foreseen or unforeseen, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim finally resolved in accordance with the terms of this Agreement; provided, however, that such limitation shall not limit the right of Sellers or Buyer, as applicable, to recover Contract damages from the other party in connection with such other party’s failure to Close in breach or violation of this Agreement.

8.6    Adjustments to Losses.

(a)     Insurance.    In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case, in respect of such Loss, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, and deductibles paid and any increase in the premiums as a result of any such claim, recovery, settlement or payment, shall be deducted, except to the extent that the deduction itself would excuse, exclude or limit the coverage of all or part of such Loss.

(b)     Taxes. In calculating the amount of any Loss, such Loss shall be reduced by an amount equal to any Tax Benefit recognized by the party claiming such Loss for the taxable year in which such Loss was incurred or the next succeeding taxable year and increased by an amount equal to any Tax imposed on the receipt of the corresponding indemnity payment by the party claiming such Loss. For this purpose, a party shall be deemed to recognize a tax benefit (a “Tax Benefit”) with respect to a taxable year if, and to the extent that, such party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Losses from all taxable years, exceeds such party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Losses for all taxable years (to the extent permitted by relevant Tax law).

(c)     Reimbursement. If Buyer Indemnified Parties recover any amount (net of actual costs of obtaining such amount) over $50,000 in respect of Losses pursuant to the provisions of this ARTICLE VIII from any third party within two (2) years of the date upon which Sellers paid all or a portion of such Losses to Buyer Indemnified Parties pursuant to the provisions of this ARTICLE VIII, Buyer shall, or shall cause such Buyer Indemnified Parties to, promptly (and in any event no later than five (5) Business Days after receipt) pay over to Sellers the net amount so received.

(d)     Other Limitations. Sellers shall not be liable for, and no Indemnified Party shall be entitled to make a claim for indemnification under this Agreement with respect to, the portion of any Losses to the extent that such portion suffered by any Buyer Indemnified Party (i) is caused by the operation of the Transferred Companies or the Transferred Business after the Closing, except for operations constituting the management, administration, remediation, or mitigation of Third Party Claims, all of which shall be conducted in accordance with Section 8.9 or (ii) is caused by (A) any action that any Seller or Transferred Company is required to take pursuant to Section 6.2 upon the written request of Buyer or (B) any commercially reasonable or Ordinary Course action prohibited by Section 6.2 that any Seller or Transferred Company, having sought Buyer’s consent pursuant to Section 6.2, does not take as a result of Buyer having withheld, conditioned or delayed in any material respect the requested consent. In calculating the amount of any Loss for which either party is entitled to indemnification hereunder, to the extent such Loss is otherwise recovered by a party pursuant to other terms of this Agreement or any Ancillary Document, such amount actually recovered shall be deducted from the amount owed for such Loss, so that the same amount shall not be paid more than once.

8.7    Payments. The Indemnifying Party shall pay all amounts payable pursuant to this ARTICLE VIII promptly following receipt from an Indemnified Party of a claim for a Loss that is the subject of indemnification hereunder, unless and for so long as the Indemnifying Party in good faith disputes the Loss in which event it shall so notify the Indemnified Party. The Indemnified Party agrees to provide reasonable supplementary documentation for all claims they make under this ARTICLE VIII. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than five (5) Business Days following any Final Determination of such Loss and the Indemnifying Party’s liability therefor.

8.8    Characterization of Indemnification Payments Except as otherwise required by Law, all payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 8.2 or 8.3 hereof shall be treated as adjustments to the Purchase Price for Tax purposes.

8.9    Mitigation. Each Indemnified Party shall, and shall cause its Affiliates and Representatives to, use its reasonable best efforts to mitigate any indemnifiable Loss upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to any indemnifiable Loss. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss resulting from such failure to mitigate.

8.10    Remedies. Except as otherwise expressly specified in this Agreement, the rights and remedies of Sellers and Buyer under Section 6.5 and this ARTICLE VIII are exclusive following the Closing and in lieu of any and all other rights and remedies which Sellers and Buyer may have under this Agreement or otherwise for monetary relief with respect to the subject matter hereof. The parties covenant not to sue, assert any arbitration claim or otherwise threaten any claim other than those described in Section 6.5 and this ARTICLE VIII as being available under the particular circumstances described in Section 6.5 and this ARTICLE VIII. Nothing in this Section 8.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

8.11    Specific Performance. The parties acknowledge and agree that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. The parties accordingly agree that, in addition to any other rights or remedies it may have at Law or in equity, the other party shall be entitled to (x) enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and (y) seek specific performance against any breach or threatened breach of this Agreement. Neither party will contest an Action by the other party for an Order of specific performance on the basis that there is an adequate remedy at Law, or that an award of specific performance is not an appropriate remedy for any reason, at Law or in equity. The parties agree to not seek and agree to waive any requirement for the securing or posting of a bond in connection with a party seeking or obtaining any relief pursuant to this Section 8.11.

8.12    No Recourse against Financing Sources. Subject to the rights of the parties to the Commitment Letter under the terms thereof, (a) none of the parties hereto, nor any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Financing Sources or any Affiliates thereof, solely in their respective capacities as providers or arrangers of the Financing, including for any and all losses, claims, expenses, liabilities or damages suffered or incurred in connection with this Agreement, the Financing (and the termination thereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis of such termination, (b) none of the Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement or the Financing or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination upon payment of such amount and (c) the Financing Sources, solely in their respective capacities as providers or arrangers of financing, shall not have any rights or claims against any party hereto or any Affiliate of such party, or equity owner, director, partner, member, manager, officer, or employee of any such party or Affiliate, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise.

ARTICLE IX

TERMINATION

9.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual agreement of Buyer and Sellers;

(b)    by Buyer, by giving written notice of such termination to Sellers, if the satisfaction of any of the conditions set forth in Sections 7.1 and 7.2 has not occurred by October 9, 2020 (as extended pursuant to this Section 9.1, the “Termination Date”); provided, however, that (i) in the event that, as of such date, the conditions set forth in Section 7.1 have not been satisfied or waived, the Termination Date may be extended from time to time by Buyer or Sellers one or more times to a date not beyond the End Date; (ii) if Closing is delayed pursuant to Section 3.1 and such delay would cause the Closing Date to occur after the Termination Date, then the Termination Date (as such Termination Date may be extended pursuant to the preceding clause (i)) shall automatically be extended for the duration of such delay through the new date on which the parties are required to consummate the Closing pursuant to Section 3.1; and (iii) Buyer shall not be entitled to terminate this Agreement in accordance with this Section 9.1(b) if the failure to satisfy the conditions is due to Buyer’s failure to perform or comply with any pre-Closing covenant, agreement or condition in this Agreement;

(c)     by Sellers, by giving written notice of such termination to the Buyer, if the satisfaction of any of the conditions set forth in Sections 7.1 and 7.3 has not occurred by the Termination Date; provided, however, that (i) in the event that, as of such date, the conditions set forth in Section 7.1 have not been satisfied or waived, the Termination Date may be extended from time to time by Sellers or Buyer one or more times to a date not beyond the End Date; (ii) if Closing is delayed pursuant to Section 3.1 and such delay would cause the Closing Date to occur after the Termination Date, then the Termination Date (as such Termination Date may be extended pursuant to the preceding clause (i)) shall automatically be extended for the duration of such delay through the new date on which the parties are required to consummate the Closing pursuant to Section 3.1; and (iii) Sellers shall not be entitled to terminate this Agreement in accordance with this Section 9.1(c) if the failure to satisfy the conditions is due to Sellers’ failure to perform or comply with any pre-Closing covenant, agreement or condition in this Agreement;

(d)     by either Buyer, on one hand, or Sellers on the other hand, by giving written notice of such termination to the other party, if any Order prohibiting the Closing shall become final and non-appealable;

(e)     by Buyer, if (i) Buyer is not in material breach of any term or condition of this Agreement, (ii) there has been a breach of any representation, warranty, covenant or agreement made by Sellers in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in either case such that Section 7.2(a) or (c) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(e)) and (iii) such breach or condition is not curable or, if curable, is not cured within the earlier of (x) sixty (60) days after written notice thereof is given by Buyer to Sellers and (y) the Termination Date;

(f)     by Sellers, if (i) Sellers are not in material breach of any term or condition of this Agreement; (ii) there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in either case such that Section 7.3(a) or (b) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(f)) and (iii) such breach or condition is not curable or, if curable, is not cured within the earlier of (x) sixty (60) days after written notice thereof is given by Sellers to Buyer and (y) the Termination Date;

(g)     by Sellers, upon written notice to Buyer following the occurrence of any event or circumstance described in the third sentence of Section 6.10(a), but only if Buyer fails to comply in all material respects with its obligations described in the fourth sentence of Section 6.10(a).

9.2    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no further effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 9.2 (Effect of Termination), Section 6.7 (Confidentiality), Section 10.1 (Notices), Section 10.2 (Amendment; Waiver), Section 10.3 (No Assignment or Benefit to Third Parties; Change of Control), Section 10.4 (Entire Agreement), Section 10.6 (Public Disclosure), Section 10.7 (Expenses), Section 10.9 (Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Jury Trial), Section 10.12 (Severability) and Section 10.13 (Construction) hereof (and any related definitional provisions set forth in ARTICLE I), and except that nothing in this Section 9.2 shall relieve any party from liability for any willful breach of any covenant or agreement contained in this Agreement that arose prior to such termination. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement or any Ancillary Document, to the extent practicable, shall be withdrawn from the Governmental Entity or other Person to which they were made.

ARTICLE X

MISCELLANEOUS

10.1    Notices. Any notice, request, instruction or other communication (other than invoices) required or which may be given hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered personally to the intended recipient, (b) on the date sent by email of a PDF document (with either confirmation of transmission or with a copy sent by overnight delivery via a national courier service within forty-eight (48) hours of transmission), and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party or such other address as may be designated in writing hereafter, in the same manner, by such party:

To Buyer:

Leo Cable LP

c/o LiLAC Communications Inc.

1550 Wewatta Street, Suite 710

Denver, CO 80202

Attn: John M. Winter, Senior Vice President

Email:

With a copy to:

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, CO 80202

Attn: Paul Thompson and Troy Braegger

Email:

To Buyer Parent:

Liberty Latin America Ltd.

c/o LiLAC Communications Inc.

1550 Wewatta Street, Suite 710

Denver, CO 80202

Attn: John M. Winter, Senior Vice President

Email:

With a copy to:

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, CO 80202

Attn: Paul Thompson and Troy Braegger

Email:

To Sellers:

AT&T Corp., AT&T International Holdings, LLC and SBC Telecom, Inc.

c/o AT&T Services, Inc.

208 S. Akard Street

Dallas, Texas 75202

Attn: Andrew Gillard, Managing Director – Corporate

Email:

With a copy to:

AT&T Services, Inc.

675 West Peachtree Street, Room 4208

Atlanta, GA 30308

Attention: Charles M. Nalbone – AVP, Senior Legal Counsel

Email:

and

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street NE, Suite 2800

Atlanta, Georgia 30309

Attention: S. Joel Cartee

Email:

10.2    Amendment; Waiver. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that Section 8.12, this sentence, Section 10.9(b) and the last sentence of Section 10.3(a) shall not be amended or waived in a manner adverse to the Financing Sources without the prior written consent of the Financing Sources. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3    No Assignment or Benefit to Third Parties; Change of Control.

(a)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its duties or obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties hereto; provided that (i) any Seller may assign, by written notice to Buyer, all or any part of its rights under this Agreement, including the right to receive all or any portion of the Purchase Price, to any other Person (but no such assignment shall relieve such Seller of any of its duties or obligations hereunder) and (ii) Buyer may, by written notice to Sellers, assign all or any portion of its rights under this Agreement to one or more Subsidiaries of Buyer Parent (but no such assignment shall relieve Buyer of any of its duties or obligations hereunder or delay the Closing without the prior written consent of Sellers). Except as contemplated in Section 6.18, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Sellers, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, each of the Financing Sources shall be third party beneficiaries of Sections 8.12, 10.2 and 10.9(b) and each of such Sections shall inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections, in each case only to the extent that such provisions relate to the interests of the Financing Sources.

(b)     Buyer shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and Buyer shall not permit any Person to consolidate with or merge into Buyer or convey, transfer or lease its properties and assets substantially as an entirety to Buyer, unless the Person formed by such consolidation or into which Buyer is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of Buyer substantially as an entirety shall expressly assume, by an agreement in writing, executed and delivered to Sellers, in form satisfactory to Sellers, the due and punctual payment of any amounts due from Buyer hereunder and the performance or observance of every covenant of this Agreement on the part of Buyer to be performed or observed.

10.4     Entire Agreement. This Agreement (including the Confidentiality Agreement, and all Disclosure Schedules and Exhibits hereto) and the Ancillary Documents contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

10.5    Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

10.6    Public Disclosure. Unless otherwise required by any Law, Order, or any listing agreement with or rule or requirement of any securities exchange or association and except with respect to customary communications related to the Financing and communications with employees of Sellers and their Affiliates or any union representatives in connection with any Collective Bargaining Agreement, neither Buyer nor Sellers shall, and each shall cause their respective Affiliates to not, make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Sellers in the case of a public announcement of Buyer or any of its Affiliates and without the prior written consent of Buyer in the case of such a public announcement of any Seller or any of its Affiliates (which consents shall not be unreasonably withheld, conditioned or delayed). In the case any Seller or Buyer determines it is required to make a public announcement or public disclosure regarding this Agreement or the transactions contemplated hereby, that party shall give the other party hereto as much prior notice as is reasonably practicable and shall consult with the other party hereto about the text of such announcement and such other party may provide comments to the announcement. The foregoing shall not restrict or prohibit any Seller or Buyer after the Closing Date from making subsequent public announcements about the consummation of the transactions contemplated hereby or customary communications in connection with the Financing. To the extent Buyer (or any of its Affiliates or Representatives) or any Seller (or any of its Affiliates or Representatives) is obligated to file this Agreement or any Ancillary Document publicly with any Governmental Entity, such party shall consult with the other party with respect to the scope of any redactions and requests for confidential treatment of the terms hereof, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or association, and except any consultation that would not be reasonably practicable as a result of requirements of Law.

10.7    Expenses. Except as otherwise expressly provided in this Agreement or the Ancillary Documents, whether or not the transactions contemplated by this Agreement and the Ancillary Documents are consummated, all costs and expenses incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby shall be borne by the party incurring such expenses.

10.8    Further Assurances.

(a)     From time to time after the Closing Date, Sellers shall, and shall cause their Affiliates to, promptly execute, acknowledge and deliver any other documents reasonably requested by Buyer and necessary for Buyer or the Transferred Companies to satisfy its or their respective obligations hereunder or under the Ancillary Documents, as applicable.

(b)     From time to time after the Closing Date, Buyer shall, and shall cause its Affiliates and the Transferred Companies to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Sellers and necessary for Sellers to satisfy any of their obligations hereunder or under the Ancillary Documents.

(c)     If after the Closing Date, Sellers, on the one hand, or Buyer, on the other hand (the “Receiving Party”), receives any funds in connection with the transactions contemplated by this Agreement which belong to the other party (the “Entitlement Party”), the Receiving Party shall hold such funds in trust for, and immediately pay over such funds to, the Entitlement Party.

(d)     In the event it is determined following the Closing that (i) any asset, Contract, property or right that should have been transferred to the Transferred Companies because it was primarily used in the Transferred Business but was not so transferred, such asset, Contract, property or right shall be promptly transferred (and Sellers shall cause such asset, Contract, property or right to be so transferred), without the payment of additional consideration by Buyer or the Transferred Companies, to the applicable Transferred Company, and shall upon such transfer constitute a Transferred Asset and (ii) any Liability of the Transferred Business that should have been assumed by the Transferred Companies but was not assumed pursuant to an instrument of assumption, such Liability shall be promptly assumed by the applicable Transferred Company (and Buyer shall cause the applicable Transferred Company to assume such Liability), without the payment of additional consideration by any Seller, pursuant to an instrument of assumption.

(e)     In the event it is determined following the Closing that (i) any asset, Contract, property or right that is not primarily related to the Transferred Business and should not have been transferred to the Transferred Companies but was transferred, such asset, Contract, property or right shall be promptly transferred (and Buyer shall cause the applicable Transferred Company to transfer such asset, Contract, property or right), without the payment of consideration by any Seller, to any Seller, and shall upon such transfer not constitute a Transferred Asset or (ii) any Liability that should not have been assumed by the Transferred Companies but was assumed pursuant to an instrument of assumption, such Liability shall be promptly assumed by Sellers, without the payment of additional consideration by Buyer, pursuant to an instrument of assumption.

(f)    The obligations of Buyer and Sellers under Subsections (a), (b), (d) and (e) of this Section 10.8 shall terminate on the date that is two (2) years following the Closing Date.

10.9    Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Jury Trial; Forum for Financing Sources.

(a)     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each party hereto agrees that it shall bring any Action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Documents, exclusively in courts of the State of New York located in the Borough of Manhattan or Federal courts of the United States of America located in the Southern District of New York (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Documents (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such Action or proceeding shall be effective if notice is given in accordance with Section 10.1 of this Agreement. Sellers and Buyer each irrevocably designate CT Corporation as their agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and Sellers and Buyer each stipulate that such consent and appointment is irrevocable and coupled with an interest. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)     Notwithstanding anything in Section 10.9(a) to the contrary, (i) all issues and questions concerning the construction, validity, interpretation and enforceability of the Commitment Letter, or any of the transactions contemplated thereby (except to the extent explicitly provided for in the Commitment Letter), including any claim, controversy or dispute arising out of or relating in any way to the Financing (whether based in contract, tort or otherwise) or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York and (ii) each party hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Financing or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Chosen Courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMMITMENT LETTER, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE THEREOF.

10.10     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by (a) fax or (b) email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party hereto shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

10.11    Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

10.12    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.13     Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.14    Payments. No party hereto shall be entitled to payment under any provision of this Agreement for any amount to the extent payment with respect to the same matter is recovered by such Person or its Affiliates or such amount is otherwise included or taken into consideration under any other provision of this Agreement or any Ancillary Document such that such party would be unfairly enriched.

10.15    Provisions Regarding Legal Representation; Privilege.

(a)     Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Transferred Companies), hereby irrevocably (a) agrees that, notwithstanding any current or prior representation of the Transferred Companies, if any, by Kilpatrick Townsend & Stockton LLP, Arnold & Porter Kaye Scholer LLP and Wiley Rein LLP (collectively, the “Seller Law Firms”; each, a “Seller Law Firm”), each of the Seller Law Firms shall be allowed to represent Sellers and each of their respective Affiliates in any matters (including any matters and disputes adverse to Buyer and/or any Transferred Company that either are existing on the date of this Agreement or arise in the future and also including all matters that relate to this Agreement and the transactions contemplated hereby) and waives and consents to the communication and disclosure by any of the Seller Law Firms to Sellers and such Affiliates in connection with any such representation of any fact known to, or document in the possession of, any Seller Law Firm arising by reason of such Seller Law Firm’s prior representation of any Transferred Company; (b) waives any claim that Buyer or any Transferred Company has or may have that any Seller Law Firm has a conflict of interest or is otherwise prohibited from engaging in such representation; (c) agrees that, if a dispute arises after the Closing between Buyer and/or any Transferred Company, on the one hand, and Sellers or any of their respective Affiliates, on the other hand, then each Seller Law Firm may represent Sellers or any such Affiliate in such dispute even though the interests of Sellers or any such Affiliate may be directly adverse to Buyer or any Transferred Company and even though any Seller Law Firm may have represented any Transferred Company in a matter substantially related to such dispute or may be handling ongoing matters for Buyer and/or any Transferred Company; and (d) agrees that no communications (including email or other written communications) subject to attorney-client privilege among any Seller Law Firm and any Transferred Company, Sellers and/or any of their respective Affiliates or Representatives that relate in any way to the transactions contemplated by this Agreement shall be subject to disclosure, directly or indirectly, to Buyer or any Person acting on behalf of Buyer, and the Transferred Companies shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to Sellers the attorney-client privilege and the expectation of client confidence with respect to all such communications, and the same shall be controlled by Sellers and shall not be claimed by Buyer or any Transferred Company. Nothing in this section is intended to or shall be deemed to operate as a waiver of any applicable privilege or protection that could be asserted to prevent disclosure of any confidential communications by any Seller Law Firm to any third Person.

(b)     In connection with the foregoing, Buyer irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with any Seller Law Firm’s representation of any Transferred Company prior to the Closing and Sellers or their respective Affiliates after the Closing.

(c)     Buyer further agrees that all communications in any form or format whatsoever between or among any of the Seller Law Firms, any of the Transferred Companies, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement and the Ancillary Documents or any dispute or other disagreement relating to this Agreement or the Ancillary Documents or the transactions contemplated hereby and thereby (collectively, the “Deal Communications”) shall be deemed to be retained, owned and controlled collectively by Sellers and shall not pass to or be claimed by Buyer or any of its Affiliates (including any Transferred Company following the Closing). All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to, and be controlled solely by, Sellers and shall not pass to or be claimed by Buyer or any of its Affiliates (including the Transferred Companies following the Closing).

(d)     In the event that a dispute or disagreement arises between Buyer or any of its Affiliates (including any Transferred Company following the Closing) on the one hand, and a third party on the other hand, Buyer shall cause its Affiliates to assert on Sellers’ behalf the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided that while Sellers may cause the waiver and/or disclosure of any such Privileged Deal Communications, neither Buyer nor any of its Affiliates (including any Transferred Company following the Closing) will cause the waiver of such privilege unless requested to do so by Sellers. In the event that Buyer or any of its Affiliates (including any Transferred Company following the Closing) is legally required by Order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Buyer shall immediately (and, in any event, within two (2) Business Days but in all events prior to accessing or obtaining a copy of all or a portion of the Deal Communications) notify Sellers in writing (including by making specific reference to this Section) so that Sellers can seek a protective Order, and Buyer agrees to, and to cause its Affiliates (including any Transferred Company following the Closing) to, use all reasonable best efforts to assist therewith.

(e)     To the extent that files or other materials maintained by any Seller Law Firm constitute property of its clients, only Sellers shall hold such property rights and such Seller Law Firm shall have no duty to reveal or disclose any such files or other materials or any Deal Communications by reason of any attorney-client relationship between such Seller Law Firm, on the one hand, and Buyer or any of its Affiliates (including any Transferred Company following the Closing), on the other hand.

(f)     Except as otherwise provided in this Section 10.15, Buyer agrees that it will not (i) access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Sellers or any Indemnifying Party waive the attorney-client or other privilege, or by otherwise asserting that Buyer or any of its Affiliates (including any Transferred Company following the Closing) has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from any Seller Law Firm. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if, prior to the Closing, any Seller or Transferred Company or any of their respective Representatives take any action to protect from access or remove from the assets any Deal Communications, including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications (any such action, a “Permitted Removal”). In the event that, notwithstanding any good-faith attempts by any Seller or Transferred Company or any of their respective Representatives to achieve a Permitted Removal of any Deal Communication, any copy, backup, image, or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by Buyer (each, a “Residual Communication”), Buyer agrees that it will not, and that it will cause its Affiliates and Representatives not to, intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose.

(g)    Buyer further acknowledges and agrees that, with respect to any Action, dispute or other disagreement between any Seller or one of its Affiliates, on the one hand, and Buyer or one of its Affiliates, on the other hand, only Sellers may waive any evidentiary privilege that may attach to a pre-Closing communication that is determined by a court of competent jurisdiction to be subject to attorney-client privilege.

***

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

SELLERS:

AT&T CORP.

By:	/s/ Stephen A. McGaw
	Name:	Stephen A. McGaw
	Title:	Senior Vice President—Corporate Strategy and Development

AT&T INTERNATIONAL HOLDINGS, LLC

By:	/s/ Stephen A. McGaw
	Name:	Stephen A. McGaw
	Title:	Senior Vice President—Corporate Strategy and Development

SBC TELECOM, INC.

By:	/s/ Stephen A. McGaw
	Name:	Stephen A. McGaw
	Title:	Senior Vice President—Corporate Strategy and Development

[Signature pages continue on next page]

[Signature page of Sellers to Stock Purchase Agreement]

BUYER:

LEO CABLE LP
By:	Leo Cable LLC, its General Partner

By:	/s/ John Winter
	Name:	John Winter
	Title:	Senior Vice President and Chief Legal Officer

BUYER PARENT
(solely for purposes of Section 2.6):

LIBERTY LATIN AMERICA LTD.

By:	/s/ John Winter
	Name:	John Winter
	Title:	Senior Vice President and Chief Legal Officer

[Signature page of Buyer to Stock Purchase Agreement]